Exhibit 10.1

STRICTLY CONFIDENTIAL

Execution Version

PUBLISHED DEAL CUSIP NO. 11134NAA3

PUBLISHED TERM A-3 FACILITY CUSIP NO. 11134NAC9

PUBLISHED TERM A-5 FACILITY CUSIP NO. 11134NAD7

PUBLISHED REVOLVING FACILITY CUSIP NO. 11134NAB1

CREDIT AGREEMENT

DATED AS OF NOVEMBER 5, 2018

AMONG

BROADCOM INC.,

AS

THE BORROWER,

The Guarantors Referred to Herein,

BANK OF AMERICA, N.A.,

AS ADMINISTRATIVE AGENT,

AND

THE OTHER LENDERS AND L/C ISSUERS PARTY HERETO,

AND

DEUTSCHE BANK AG NEW YORK BRANCH,

AS

SYNDICATION AGENT,

AND

BANK OF AMERICA, N.A.,

DEUTSCHE BANK SECURITIES INC.,

BMO CAPITAL MARKETS CORP.,

BARCLAYS BANK PLC,

BNP PARIBAS SECURITIES CORP.,

CITIBANK, N.A.,

HSBC SECURITIES (USA) INC.,

JPMORGAN CHASE BANK, N.A.,

MIZUHO BANK, LTD.,

MUFG BANK, LTD.,

RBC CAPITAL MARKETS1,

THE BANK OF NOVA SCOTIA,

SG AMERICAS SECURITIES, LLC,

SUMITOMO MITSUI BANKING CORPORATION, AND

WELLS FARGO SECURITIES, LLC,

AS

JOINT LEAD ARRANGERS AND JOINT BOOKRUNNERS

1	RBC Capital Markets is a brand name for the capital markets businesses of Royal Bank of Canada and its affiliates.

AND

BMO CAPITAL MARKETS CORP.,

BARCLAYS BANK PLC,

BNP PARIBAS,

CITIBANK, N.A.,

HSBC SECURITIES (USA) INC.,

JPMORGAN CHASE BANK, N.A.,

MIZUHO BANK, LTD.,

MUFG BANK, LTD.,

RBC CAPITAL MARKETS,

THE BANK OF NOVA SCOTIA,

SG AMERICAS SECURITIES, LLC,

SUMITOMO MITSUI BANKING CORPORATION, AND

WELLS FARGO BANK, NATIONAL ASSOCIATION,

AS

CO-DOCUMENTATION AGENTS,

AND

AUSTRALIA AND NEW ZEALAND BANKING GROUP LIMITED,

COMMERZBANK AG, NEW YORK BRANCH,

DBS BANK LTD.,

SUNTRUST ROBINSON HUMPHREY, INC., AND

TD BANK, N.A.,

AS

SENIOR MANAGING AGENTS

i

ARTICLE V. REPRESENTATIONS AND WARRANTIES		87
5.01	Existence, Qualification and Power	87
5.02	Authorization; No Contravention	87
5.03	Governmental Authorization; Other Consents	87
5.04	Binding Effect	87
5.05	Financial Statements; No Material Adverse Effect	88
5.06	Litigation	88
5.07	Taxes	88
5.08	ERISA Compliance	89
5.09	Margin Regulations; Investment Company Act	89
5.10	Compliance with Laws	89
5.11	Sanctions; Anti-Corruption Laws.	90
5.12	Disclosure	90
5.13	Solvency	90

ARTICLE VI. AFFIRMATIVE COVENANTS		90
6.01	Financial Statements	91
6.02	Certificates; Other Information	92
6.03	Notices	93
6.04	Payment of Taxes	93
6.05	Preservation of Existence, Etc	93
6.06	Compliance with Laws	94
6.07	Books and Records	94
6.08	Use of Proceeds	94
6.09	Inspection Rights	94

ARTICLE VII. NEGATIVE COVENANTS		94
7.01	Liens	95
7.02	Fundamental Changes	96
7.03	Consolidated Interest Coverage Ratio	97
7.04	Use of Proceeds	97

ARTICLE VIII. EVENTS OF DEFAULT AND REMEDIES		97
8.01	Events of Default	97
8.02	Remedies Upon Event of Default	100
8.03	Application of Funds	100

ARTICLE IX. ADMINISTRATIVE AGENT		101
9.01	Appointment and Authority	101
9.02	Rights as a Lender	101
9.03	Exculpatory Provisions	102
9.04	Reliance by Administrative Agent	103
9.05	Delegation of Duties	103
9.06	Resignation of Administrative Agent	103
9.07	Non-Reliance on Administrative Agent, Arrangers, Bookrunners, and Other Lenders	105
9.08	No Other Duties, Etc	105
9.09	Administrative Agent May File Proofs of Claim	105

ARTICLE X. MISCELLANEOUS		106
10.01	Amendments, Etc	106
10.02	Notices; Effectiveness; Electronic Communication	108
10.03	No Waiver; Cumulative Remedies; Enforcement	110
10.04	Expenses; Indemnity; Damage Waiver	111
10.05	Payments Set Aside	113
10.06	Successors and Assigns	114
10.07	Treatment of Certain Information; Confidentiality	121
10.08	Right of Setoff	122
10.09	Interest Rate Limitation	123
10.10	Counterparts; Integration; Effectiveness	123
10.11	Survival of Representations and Warranties	124
10.12	Severability	124
10.13	Replacement of Lenders	124
10.14	Governing Law; Jurisdiction; Etc	125
10.15	Waiver of Jury Trial	126
10.16	No Advisory or Fiduciary Responsibility	126
10.17	Electronic Execution of Assignments and Certain Other Documents	127
10.18	USA PATRIOT Act	128
10.19	Judgment Currency	128
10.20	ENTIRE AGREEMENT	128
10.21	Lender ERISA Representation	129
10.22	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	130
10.23	California Judicial Reference	131

ARTICLE XI. GUARANTEE		131
11.01	Guarantors	131
11.02	Guarantee	131
11.03	Guaranty Absolute	132
11.04	Waivers	132
11.05	Continuing Guaranty	133
11.06	Release of Guarantors	133

SCHEDULES

1.01	Letter of Credit Commitments

2.01	Commitments

7.01	Existing Liens

10.02	Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS

A	Form of Loan Notice

B	Solvency Certificate

C	Form of Note

D-1	Form of Assignment and Assumption

D-2	Form of Affiliated Lender Assignment and Assumption

E-1	Form of U.S. Tax Compliance Certificate (For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

E-2	Form of U.S. Tax Compliance Certificate (For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

E-3	Form of U.S. Tax Compliance Certificate (For Non-U.S. Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

E-4	Form of U.S. Tax Compliance Certificate (For Non-U.S. Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

F	Form of Administrative Questionnaire

CREDIT AGREEMENT

This CREDIT AGREEMENT (this “Agreement”) is entered into as of November 5, 2018, among Broadcom Inc., a Delaware corporation (the “Borrower”), the Guarantors referred to herein, each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), each L/C Issuer from time to time party hereto and Bank of America, N.A., as Administrative Agent.

WHEREAS, the Borrower has requested (a) the Term A-3 Lenders to extend Term Loans in the form of $9,000,000,000 aggregate principal amount of Term A-3 Loans, (b) the Term A-5 Lenders to extend Term Loans in the form of $9,000,000,000 aggregate principal amount of Term A-5 Loans, (c) the Revolving Lenders to provide Revolving Loans, subject to the Revolving Commitment, which shall be in an aggregate principal amount of $5,000,000,000, to the Borrower at any time during the Availability Period and (d) the L/C Issuers to issue Letters of Credit at any time during the Availability Period, in an aggregate amount at any time outstanding not in excess of $500,000,000.

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I.

DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Accepting Lenders” has the meaning specified in Section 2.16(a).

“Acquisition” means the acquisition of Target and its subsidiaries pursuant to the Acquisition Agreement.

“Acquisition Agreement” means the Agreement and Plan of Merger, dated as of the Acquisition Signing Date, among the Borrower, Merger Sub and Target, as amended, restated or otherwise modified from time to time.

“Acquisition Signing Date” means July 11, 2018.

“Administrative Agent” means Bank of America, N.A. in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit F or any other form approved by the Administrative Agent.

“Affected Facility” has the meaning specified in Section 2.16(a).

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Affiliated Debt Fund” means an Affiliated Lender that is a bona fide debt fund primarily engaged in, or that advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds or similar extensions of credit or securities in the ordinary course and the investment decisions of which are not controlled, directly or indirectly, by the Borrower or any Subsidiary thereof or by the private equity business of any Affiliate of the Borrower.

“Affiliated Lender” means, at any time, any Lender that is an Affiliate of the Borrower (other than any of the Subsidiaries) at such time.

“Affiliated Lender Cap” has the meaning assigned to such term in Section 10.06(f)(iii).

“Agent Parties” has the meaning specified in Section 10.2(c).

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreement” means this Credit Agreement.

“Agreement Currency” has the meaning specified in Section 10.19.

“Alternative Currency” means, with respect to each L/C Issuer, (i) each currency (other than Dollars) specified on Schedule 1.01 opposite the name of such L/C Issuer and (ii) each currency (other than Dollars and currencies set forth in the preceding clause (i)) that is approved by such L/C Issuer in accordance with Section 1.06; provided that from and after the date that is ten (10) Business Days after the Borrower shall have received written notice from an L/C Issuer or the Administrative Agent that any such currency (other than Dollars) is not a lawful currency that is readily available and freely transferable and convertible into Dollars in the London interbank market, no L/C Issuer shall make any L/C Credit Extension in respect of a Letter of Credit denominated or to be denominated in such currency (unless such currency subsequently becomes an Alternative Currency in accordance with Section 1.06).

“Anti-Corruption Laws” has the meaning specified in Section 5.11(b).

“Applicable Percentage” means, collectively or individually as context requires (a) in respect of the Term A-3 Facility, with respect to any Term A-3 Lender at any time, the percentage (carried out to the ninth decimal place) of the Term A-3 Facility represented by (i) on or prior to the Closing Date, such Term A-3 Lender’s Term A-3 Commitment at such time, subject to adjustment as provided in Section 2.15, and (ii) thereafter, the principal amount of such Term A-3 Lender’s Term A-3 Loans at such time, (b) in respect of the Term A-5 Facility, with respect to any Term A-5 Lender at any time, the percentage (carried out to the ninth decimal place) of the Term A-5 Facility represented by (i) on or prior to the Closing Date, such Term A-5 Lender’s Term A-5 Commitment at such time, subject to adjustment as provided in Section 2.15, and (ii) thereafter, the principal amount of such Term A-5 Lender’s Term A-5 Loans at such time, and (c) in respect of the Revolving Facility, with respect to any Revolving Lender at any time, the percentage (carried out to the ninth decimal place) of the Revolving Facility represented by such Revolving Lender’s Revolving Commitment at such time, subject to adjustment as provided in Section 2.15. If the commitment of each Lender to make Loans and the obligation of the L/C Issuers to make L/C Credit Extensions have been terminated pursuant to Section 8.02 or if the Aggregate Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender with respect to each Facility is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means, from time to time, the following percentages per annum, based upon the Debt Ratings as set forth below:

Pricing Level	Debt Ratings S&P /Moody’s /Fitch	Term A-3 Facility		Term A-5 Facility & Revolving Facility		Commitment Fee
		Eurocurrency Rate	Base Rate	Eurocurrency Rate	Base Rate
1	≥ A-/A3/A-	0.75%	0.00%	0.875%	0.00%	0.075%
2	BBB+ /Baa1 /BBB+	0.875%	0.00%	1.00%	0.00%	0.10%
3	BBB /Baa2 /BBB	1.00%	0.00%	1.125%	0.125%	0.125%
4	BBB-/Baa3 /BBB-	1.125%	0.125%	1.25%	0.25%	0.15%
5	≤ BB+ /Ba1/BB+	1.25%	0.25%	1.375%	0.375%	0.20%

As used in this definition, “Debt Rating” means, as of any date of determination, the rating as determined by either S&P, Moody’s or Fitch of the Borrower’s non-credit-enhanced, senior unsecured long-term debt, or, if no such rating exists for such Rating Agency on such date of determination, the corporate rating of the Borrower (collectively, the “Debt Ratings”); provided that (i) as to any Rating Agency, if neither of the foregoing ratings with respect to the Borrower are available as of any date of determination, the Debt Rating for such Rating Agency shall be, if available, the rating of Broadcom Cayman’s non-credit-enhanced, senior unsecured long-term debt, or, if no such rating for such Rating Agency exists on such date of determination, the corporate rating of Broadcom Cayman and (ii) the foregoing clause (i) shall be applicable only to the extent that Broadcom Cayman is a Guarantor as of such date of determination.

For purposes of the foregoing, (a) in the event that Debt Ratings are provided by each of Moody’s, Fitch and S&P, and such Debt Ratings fall within different pricing levels (i) if any two Debt Ratings are at the same pricing level, the Applicable Rate shall be based upon such pricing level and (ii) if no two Debt Ratings are at the same pricing level, the Applicable Rate shall be based upon the pricing level which is in the middle of the distribution of the three Debt Ratings, (b) in the event that Debt Ratings are provided by any two of Moody’s, Fitch and S&P, (i) if such Debt Ratings fall within the same pricing level, the Applicable Rate shall be based upon such pricing level, and (ii) if such Debt Ratings fall within different pricing levels, the Applicable Rate shall be based on the higher of the two levels unless one of the two Debt Ratings is two or more pricing levels lower than the other, in which case the Applicable Rate shall be determined by reference to the pricing level immediately below the pricing level of the higher of the two Debt Ratings, and (c) in the event that a Debt Rating is provided only by one of Moody’s, Fitch and S&P, the Applicable Rate shall be based on such pricing level.

Each change in the Applicable Rate resulting from a publicly announced change in the Debt Rating shall be effective during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change.

“Applicable Time” means, with respect to any L/C Credit Extensions and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as determined by the applicable L/C Issuer to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment. In advance of the initial issuance of a Letter of Credit in any Alternative Currency, the applicable L/C Issuer shall provide the Borrower and the Revolving Lenders with written notice of the Applicable Time for any L/C Credit Extensions and payments in such Alternative Currency; provided, such L/C Issuer may, upon written notice to the Borrower and the Revolving Lenders delivered at least one Business Day in advance of the effectiveness of any update, update the Applicable Time for L/C Credit Extensions and payments in such Alternative Currency. In the event no such notice is delivered by the applicable L/C Issuer, the Applicable Time with respect to such L/C Credit Extensions or the applicable payments shall be the time specified herein for L/C Credit Extensions and payments in Dollars.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity that administers or manages a Lender (or any Affiliate of such entity).

“Arrangers” means Bank of America, N.A., Deutsche Bank Securities Inc., and each other institution listed as a joint lead arranger on the cover hereto, each in their capacity as joint lead arrangers.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit D-1 or Exhibit D-2, as applicable, or any other form (including electronic documentation generated by use of an electronic platform) approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP as in effect on January 1, 2018, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP as in effect on January 1, 2018 if such lease were accounted for as a capital lease.

“Audited Financial Statements” means audited consolidated balance sheets of the Borrower (or its predecessor for SEC reporting purposes, the Former Parent) and its consolidated subsidiaries as of the end of, and related statements of income and cash flows of the Borrower (or its predecessor for SEC reporting purposes, the Former Parent) and its consolidated subsidiaries for, the three most recently completed fiscal years ended at least 90 days prior to the Closing Date; provided that the filing with the SEC of such Exchange Act reports or filings containing such financial statements by the Borrower (or its predecessor for SEC reporting purposes, the Former Parent) with respect to the relevant period shall satisfy the foregoing requirements. The Arrangers hereby acknowledge receipt of the audited financial statements required pursuant to this definition for the 2015, 2016 and 2017 fiscal years.

“Auto-Extension Letter of Credit” has the meaning specified in Section 2.03(b)(iii).

“Availability Period” means the period from and including the Closing Date to the earliest of (a) the Revolving Commitments Maturity Date, (b) the date of termination in whole of the Revolving Commitments pursuant to Section 2.06, and (c) the date of termination in whole of the commitments of all Revolving Lenders to make Revolving Loans and of the obligation of all L/C Issuers to make L/C Credit Extensions pursuant to Section 8.02.

“Bail-In Action” means, as to any EEA Financial Institution, the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of such EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by the Administrative Agent as its “prime rate,” and (c) the Eurocurrency Rate plus 1.00%; and if Base Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement. The “prime rate” is a rate set by the Administrative Agent based upon various factors including the Administrative Agent’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by the Administrative Agent shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Board of Directors” means:

(a) with respect to a corporation or exempted company, the board of directors of the corporation or exempted company or any committee thereof duly authorized to act on behalf of such board;

(b) with respect to a partnership, the board of directors of the general partner of the partnership;

(c) with respect to a limited liability company, the manager, managing member or members or any controlling committee of managing members thereof; and

(d) with respect to any other Person, the board or committee of such Person serving a similar function.

“Bookrunner” means Bank of America, N.A., Deutsche Bank Securities Inc., and each other institution listed as a joint bookrunner on the cover hereto, each in their capacity as joint bookrunner.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowing” means a borrowing consisting of simultaneous Loans of the same Type under the same Facility made, converted or continued on the same date and, in the case of Eurocurrency Rate Loans, having the same Interest Period.

“Broadcom U.S.” Broadcom Corporation, a California corporation.

“Broadcom Cayman” Broadcom Cayman Finance Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands.

“Business Day” means (a) any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office with respect to Obligations denominated in Dollars is located and (b) if such day relates to a Eurocurrency Rate Loan, means any such day that is also a London Banking Day.

“Capital Leases” means all leases that have been or should be, in accordance with GAAP, as in effect on January 1, 2018, recorded as capitalized leases.

“Capitalized Software Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by the Borrower and the Subsidiaries during such period in respect of purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of the Borrower and the Subsidiaries.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the L/C Issuers or Revolving Lenders, as collateral for L/C Obligations or obligations of Revolving Lenders to fund participations in respect of L/C Obligations, cash or deposit account balances or, if the Administrative Agent and the applicable L/C Issuer shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the applicable L/C Issuer. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Certain Funds Period” has the meaning set forth in Section 4.04.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued, but only to the extent such rules, regulations, or published interpretations or directives are applied to the Borrower and the Subsidiaries by the Administrative Agent or any Lender in substantially the same manner as applied to other similarly situated borrowers under comparable syndicated credit facilities, including, without limitation, for purposes of Section 3.04.

“Change of Control” means the occurrence of any of the following:

(a) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more series of related transactions, of all or substantially all of the assets of the Borrower and the assets of its Subsidiaries taken as a whole to any “person” (as that term is defined in Section 13(d)(3) of the Exchange Act) (other than to the Borrower or its Subsidiaries); or

(b) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” of related persons (as such terms are defined in Section 13(d)(3) of the Exchange Act) other than (i) the Borrower or one of its Subsidiaries or (ii) any employee benefit plan of the Borrower or its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the Borrower’s Voting Stock or other Voting Stock into which its Voting Stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares.

Notwithstanding the foregoing or any provision of Section 13d-3 of the Exchange Act, (i) a transaction will not be deemed to involve a Change of Control pursuant to clauses (a) or (b) above solely because the Borrower becomes a direct or indirect wholly-owned subsidiary of another Person if immediately following that transaction no Person or group (other than a Person satisfying the requirements of this sentence and its subsidiaries) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such Person, measured by voting power rather than number of shares, (ii) a Person or group shall not be deemed to beneficially own Voting Stock subject to a stock or asset purchase agreement, merger agreement, option agreement, warrant agreement or similar agreement (or voting or option or similar agreement related thereto) until the consummation of the acquisition of the Voting Stock in connection with the transactions contemplated by such agreement and (iii) a Person or group will not be deemed to beneficially own the Voting Stock of a Person (the “Subject Person”) held by a parent of such Subject Person unless it owns more than 50% of the Voting Stock of such parent, measured by voting power rather than number of shares.

“Closing Date” means the first date all the conditions precedent in Section 4.02 are satisfied (or waived in accordance with Section 10.01).

“Closing Date Guarantors” means, as of the Effective Date, the Former Parent, Broadcom U.S. and Broadcom Cayman; provided that upon the release or discharge of any Closing Date Guarantor from its Guarantee in accordance with the terms of this Agreement, such Person shall cease to be a Closing Date Guarantor.

“Co-Documentation Agents” means each institution listed as a co-documentation agent on the cover hereto, each in their capacity as co-documentation agents.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Commitment” means a Term A-3 Commitment, a Term A-5 Commitment or a Revolving Commitment, as the context may require.

“Commitment Fee” has the meaning specified in Section 2.09(a).

“Competitor” has the meaning specified in Section 10.06(b)(vi).

“Consolidated EBITDA” means, for any period, the Consolidated Net Income for such period, plus:

(a) without duplication and to the extent already deducted (and not added back) in arriving at such Consolidated Net Income, the sum of the following amounts for such period:

(i) total interest expense and, to the extent not reflected in such total interest expense, any losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of interest income and gains on such hedging obligations or such derivative instruments, and bank and letter of credit fees and costs of surety bonds in connection with financing activities,

(ii) provision for taxes based on income, profits, revenue or capital, including federal, foreign and state income, franchise, and similar taxes based on income, profits, revenue or capital and foreign withholding taxes paid or accrued during such period (including in respect of repatriated funds) including penalties and interest related to such taxes or arising from any tax examinations,

(iii) depreciation and amortization (including amortization of Capitalized Software Expenditures and amortization of deferred financing fees or costs),

(iv) other non-cash charges and/or losses (other than any accrual in respect of bonuses) (provided, in each case, that if any non-cash charges and/or losses represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period),

(v) the amount of any non-controlling interest consisting of income attributable to non-controlling interests of third parties in any non-wholly-owned subsidiary deducted (and not added back in such period to Consolidated Net Income) excluding cash distributions in respect thereof,

(vi) the amount of payments made to option holders, stock holders or restricted stock unit holders of the Borrower or any of its direct or indirect parent companies in connection with, or as a result of, any distribution being made to shareholders of such person or its direct or indirect parent companies, which payments are being made to compensate such option holders as though they were shareholders at the time of, and entitled to share in, such distribution,

(vii) losses or discounts on sales of receivables and related assets in connection with any receivables financings (provided, in each case, that if there are any collections in respect of such losses or discounts in any future period, the collections in respect thereof shall be subtracted from Consolidated EBITDA),

(viii) any net pension or other post-employment benefit costs representing amortization of unrecognized prior service costs, actuarial losses, including amortization of such amounts arising in prior periods, amortization of the unrecognized net obligation (and loss or cost) existing at the date of initial application of FASB Accounting Standards Codification 715, and any other items of a similar nature,

(ix) Transaction Costs (including any charges associated with the rollover, acceleration or payout of Equity Interests by management of the Borrower, Target or any of their respective direct or indirect parents in connection with the Transactions),

(x) any impairment charge or asset write-off or write-down (including related to intangible assets (including goodwill), long-lived assets, and investments in debt and equity securities), and

(xi) any non-cash expense or costs that result from the issuance of stock-based awards, partnership interest-based awards and similar incentive-based compensation awards or arrangements.

plus

(b) without duplication and to the extent not included in arriving at such Consolidated Net Income, the amount of “run rate” cost savings, operating expense reductions and synergies related to the Transactions or any other Specified Transaction, any restructuring, cost saving initiative or other initiative projected by the Borrower in good faith to be realized as a result of actions that have been taken or initiated or are expected to be taken (in the good faith determination of the Borrower), including any cost savings, expenses and charges (including restructuring and integration charges) in connection with, or incurred by or on behalf of, any joint venture of the Borrower or any of the Subsidiaries (whether accounted for on the financial statements of any such joint venture or the Borrower) (i) with respect to the Transactions, on or prior to the date that is 24 months after the Closing Date (including actions initiated prior to the Closing Date) and (ii) with respect to any other Specified Transaction, any restructuring, cost saving initiative or other initiative, within 24 months after such Specified Transaction, restructuring, cost saving initiative or other initiative (which cost savings shall be added to Consolidated EBITDA until fully realized and calculated on a pro forma basis as though such cost savings had been realized on the first day of the relevant period), net of the amount of actual benefits realized from such actions; provided that (A) such cost savings are reasonably quantifiable and factually supportable, (B) no cost savings, operating expense reductions or synergies shall be added pursuant to this clause (b) to the extent duplicative of any expenses or charges relating to such cost savings, operating expense reductions or synergies that are included in clause (a) above (it being understood and agreed that “run rate” shall mean the full recurring benefit that is associated with any action taken), and (C) the share of any such cost savings, expenses and charges with respect to a joint venture that are to be allocated to the Borrower or any of the Subsidiaries in any period shall not exceed the total amount thereof for any such joint venture multiplied by the percentage of income of such venture expected to be included in Consolidated EBITDA for such period, in each case, at any date of determination, for the most recently completed of four consecutive fiscal quarters ending on or prior to such date for which financial statements have been (or were required to have been) delivered pursuant to Section 6.01(a) or Section 6.01(b) (without giving effect to any adjustments pursuant to this clause (b)), less

(c) without duplication and to the extent included in arriving at such Consolidated Net Income, the sum of the following amounts for such period:

(i) non-cash gains (excluding any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Consolidated Net Income or Consolidated EBITDA in any prior period),

(ii) the amount of any non-controlling interest consisting of loss attributable to non-controlling interests of third parties in any non-wholly-owned subsidiary added (and not deducted in such period from Consolidated Net Income), in each case, as determined on a consolidated basis for the Borrower and the Subsidiaries in accordance with GAAP.

“Consolidated Interest Charges” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, the sum of (a) all cash interest expense of the Borrower and the Subsidiaries with respect to all outstanding Indebtedness thereof described in clause (a) of the definition of Indebtedness or attributable to Capital Leases (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under hedging agreements), net of cash interest income of the Borrower and the Subsidiaries, in each case determined in accordance with GAAP, plus (b) non-cash interest expense resulting solely from the amortization of original issue discount from the issuance of Indebtedness of the Borrower and the Subsidiaries (excluding Indebtedness borrowed in connection with the Transactions (and any refinancing thereof)) at less than par, but excluding, for the avoidance of doubt, (i) amortization of deferred financing costs, debt issuance costs, commissions, fees and expenses and any other amounts of non-cash interest other than specifically referred to in clause (b) above (including as a result of the effects of acquisition method accounting or pushdown accounting), (ii) non-cash interest expense attributable to the movement of the mark-to-market valuation of obligations under hedging agreements or other derivative instruments pursuant to FASB Accounting Standards Codification No. 815-Derivatives and Hedging, (iii) any one-time cash costs associated with breakage in respect of hedging agreements for interest rates, (iv) commissions, discounts, yield and other fees and charges (including any interest expense) incurred in connection with any receivables financing, (v) all non-recurring cash interest expense or “additional interest” for failure to timely comply with registration rights obligations, (vi) any interest expense attributable to the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect to the Transactions or any other investment, all as calculated on a consolidated basis in accordance with GAAP, (vii) any payments with respect to make-whole premiums or other breakage costs of any Indebtedness, including, without limitation, any Indebtedness issued, prepaid, redeemed or otherwise retired in connection with the Transactions, (viii) penalties and interest relating to taxes, (ix) accretion or accrual of discounted liabilities not constituting Indebtedness, and (x) any expense resulting from the discounting of Indebtedness in connection with the application of recapitalization or purchase accounting.

“Consolidated Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA for the period of the four prior fiscal quarters ending on such date to (b) Consolidated Interest Charges for such period.

“Consolidated Net Income” means, for any period, the net income (loss) of the Borrower and the Subsidiaries for such period determined on a consolidated basis in accordance with GAAP. There shall be excluded from Consolidated Net Income for any period the effects from applying acquisition method accounting, including applying acquisition method accounting to inventory, property and equipment, loans and leases, software and other intangible assets and deferred revenue (including deferred costs related thereto and deferred rent) required or permitted by GAAP and related authoritative pronouncements (including the effects of such adjustments pushed down to the Borrower and the Subsidiaries), as a result of the Transactions, any acquisition consummated prior to, or after, the Closing Date or the amortization or write-off of any amounts thereof; provided that the following shall not be taken into account when calculating Consolidated Net Income for any period, without duplication:

(I) the net income for such period of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting; provided that Consolidated Net Income shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash or cash equivalents (or to the extent converted into cash or cash equivalents) by such Person to the Borrower or a Subsidiary during such period,

(II) accruals and reserves that are established or adjusted as a result of the Transactions in accordance with GAAP (including any adjustment of estimated payouts on earn-outs) or changes as a result of the adoption or modification of accounting policies during such period,

(III) extraordinary, non-recurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses (including any unusual or non-recurring operating expenses directly attributable to the implementation of cost saving initiatives and any accruals or reserves in respect of any extraordinary, non-recurring or unusual items), severance, relocation costs, integration and facilities’ opening costs and other business optimization expenses (including related to new product introductions and other strategic or cost saving initiatives), restructuring charges, accruals or reserves (including restructuring and integration costs related to acquisitions prior to or after the Closing Date and adjustments to existing reserves), whether or not classified as restructuring expense on the consolidated financial statements, signing costs, retention or completion bonuses, other executive recruiting or retention costs, transition costs, costs related to closure/consolidation of facilities and curtailments or modifications to pension and post-retirement employee benefit plans (including any settlement of pension liabilities and charges resulting from changes in estimates, valuations and judgments thereof),

(IV) the cumulative effect of a change in accounting principles during such period to the extent included in Consolidated Net Income,

(V) any income (loss) for such period attributable to the early extinguishment of Indebtedness, hedging agreements or other derivative instruments,

(VI) any income (loss) from investments recorded using the equity method of accounting (but including any cash dividends or distributions actually received by the Borrower or any Subsidiary in respect of such investment),

(VII) any gain (loss) on asset sales, disposals or abandonments (other than asset sales, disposals or abandonments in the ordinary course of business) or income (loss) from discontinued operations (but if such operations are classified as discontinued due to the fact that they are subject to an agreement to dispose of such operations only when and to the extent such operations are actually disposed of),

(VIII) any non-cash gain (loss) attributable to the mark-to-market movement in the valuation of hedging obligations or other derivative instruments pursuant to FASB Accounting Standards Codification 815-Derivatives and Hedging or mark-to-market movement of other financial instruments pursuant to FASB Accounting Standards Codification 825-Financial Instruments; provided that any cash payments or receipts relating to transactions realized in a given period shall be taken into account in such period,

(IX) any non-cash gain (loss) related to currency remeasurements of Indebtedness, the net loss or gain resulting from hedging agreements for currency exchange risk, revaluations of intercompany balances and other balance sheet items, and

(X) any fees and expenses (including any transaction or retention bonus or similar payment, any earnout, contingent consideration, obligation or purchase price adjustment) incurred during such period, or any amortization thereof for such period, in connection with any acquisition, investment, asset disposition, issuance or repayment of debt, issuance of equity securities, refinancing transaction or amendment or other modification of any debt instrument (in each case, including any such transaction consummated prior to the Closing Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction, in each case whether or not successful (including, for the avoidance of doubt, the effects of expensing all transaction-related expenses in accordance with FASB Accounting Standards Codification 805 and gains or losses associated with FASB Accounting Standards Codification 460).

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Debt Rating” has the meaning specified in the definition of Applicable Rate.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, Sections 210 to 212 (both inclusive), Part VIIIA and Part X of the Companies Act, Chapter 50 of Singapore, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, compromise, judicial management, scheme of arrangement, or similar debtor relief Laws of the United States, Singapore or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Term A-3 Loans, Term A-5 Loans or Revolving Loans, as applicable, that are Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to Term A-3 Loans, Term A-5 Loans or Revolving Loans, as applicable, that are Eurocurrency Rate Loans, the Default Rate shall be an interest rate equal to the interest rate (including the Applicable Rate) otherwise applicable to such Loan plus 2% per annum, and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate applicable to Revolving Loans that are Eurocurrency Rate Loans plus 2% per annum.

“Defaulting Lender” means, subject to Section 2.15(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any L/C Issuer or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent or any L/C Issuer, as applicable, in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of (A) a proceeding under any Debtor Relief Law or (B) a Bail-In Action, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent in consultation with the Borrower that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.15(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower, the L/C Issuers and each other Lender promptly following such determination.

“Designated Jurisdiction” means, at any time, a country or territory which is itself the subject or target of any comprehensive Sanctions (which as of the Effective Date are Cuba, Iran, North Korea, Syria, and the Crimea region of Ukraine).

“disposition” or “dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction or by means of a “plan of division” under the Delaware Limited Liability Company Act or any comparable transaction under any similar law) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Lender” has the meaning specified in Section 10.06(b)(vi).

“Dollar” and “$” mean lawful money of the United States.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in Dollars as determined by the applicable L/C Issuer at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Alternative Currency.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States, any state thereof or the District of Columbia.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the first date all the conditions precedent in Section 4.01 are satisfied (or waived in accordance with Section 10.01).

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.06(b)(iv) and (v) (subject to such consents, if any, as may be required under Section 10.06(b)(iv)).

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person (other than, prior to the date of conversion, Indebtedness that is convertible into Equity Interests) or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 4001(a)(14) of ERISA or Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Sections 414(m) and (o) of the Code.

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is insolvent, within the meaning of Title IV of ERISA; (d) the filing of a notice of intent to terminate any Pension Plan or the treatment of a Pension Plan or Multiemployer Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan or Multiemployer Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430 or 432 of the Code or Sections 303 or 305 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Euro” and “€” mean the single currency of the Participating Member States.

“Eurocurrency Rate” means:

(a) for any Interest Period with respect to a Eurocurrency Rate Loan, subject to Section 3.08, the rate per annum equal to the London Interbank Offered Rate (“LIBOR”) published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent in consultation with the Borrower from time to time) (the “LIBOR Screen Rate”) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period and if the Eurocurrency Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement; and

(b) for any rate calculation with respect to a Base Rate Loan on any date, the rate per annum equal to LIBOR, at or about 11:00 a.m., London time determined two Business Days prior to such date for Dollar deposits with a term of one month commencing that day;

provided that to the extent a successor rate is established pursuant to Section 3.08, such rate shall be applied in a manner consistent with market practice; provided, further, that to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent in consultation with the Borrower.

“Eurocurrency Rate Loan” means a Loan that bears interest at a rate based on clause (a) of the definition of “Eurocurrency Rate.”

“Event of Default” has the meaning specified in Section 8.01.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended from time to time (with respect to the definition of “Change of Control” only, as in effect on January 1, 2018).

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any L/C Issuer or any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of an L/C Issuer or a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Recipient with respect to an applicable interest in a Loan, Letter of Credit Commitment or Commitment pursuant to a law in effect on the date on which (i) such L/C Issuer or Lender acquires such interest in the Letter of Credit Commitment or Commitment, as applicable (or, to the extent such L/C Issuer or Lender, as applicable, did not issue a Letter of Credit or fund an applicable Loan pursuant to a prior Letter of Credit Commitment or Commitment, as applicable, on the date on which such L/C Issuer or Lender, as applicable, acquires its interest in such Letter of Credit or Loan, as applicable), other than pursuant to an assignment request by the Borrower under Section 3.06(b) or (ii) such L/C Issuer or Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.01(a) or (c), amounts with respect to such Taxes were payable either to such L/C Issuer’s or Lender’s assignor immediately before such L/C Issuer or Lender, as applicable, acquired the applicable interest in such Letter of Credit, Loan or Commitment or to such L/C Issuer or Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(e) and (d) any Taxes imposed under FATCA. For purposes of clause (b)(i) of this definition, a participation acquired pursuant to Section 2.13 shall be treated as having been acquired on the earliest date(s) on which the applicable L/C Issuer or Lender acquired the applicable interests in the Letter of Credit Commitments, Commitments or Loans to which such participation relates.

“Facility” means the Term A-3 Facility, the Term A-5 Facility or the Revolving Facility, as the context may require. The term “Facility” shall include any new classes of term loans or revolving credit commitments having different terms and conditions than an existing Facility implemented pursuant to a Permitted Amendment or an Incremental Facility Amendment.

“Fair Market Value” means with respect to any asset or group of assets on any date of determination, the value of the consideration obtainable in a sale of such asset at such date of determination assuming a sale by a willing seller to a willing purchaser dealing at arm’s length and arranged in an orderly manner over a reasonable period of time having regard to the nature and characteristics of such asset. Except as otherwise expressly set forth herein, such value shall be determined in good faith by the Borrower.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, as of the date of this Agreement (or any amended or successor version described above), and any fiscal or regulatory legislation, rules, guidance notes or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities implementing the foregoing.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means that certain second amended and restated fee letter, dated as of October 12, 2018, as it may be further amended, restated, amended and restated, supplemented or otherwise modified from time to time, by and among the Borrower, the Administrative Agent and the other parties party thereto.

“Financial Officer” means, with respect to any Person, the chief financial officer, principal accounting officer, treasurer, director of treasury, controller or other similar officer of such Person or, in the absence of the foregoing, a director, manager or similar officer of such Person.

“Fitch” means Fitch Ratings, a business segment of Fitch Group, Inc. and its successors.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Foreign Subsidiary” means any Subsidiary other than a Domestic Subsidiary.

“Former Parent” means Broadcom Pte. Ltd. (formerly known as Broadcom Limited), a private company limited by shares incorporated under the laws of Singapore.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to any L/C Issuer, such Defaulting Lender’s Applicable Percentage of the Outstanding Amount of all outstanding L/C Obligations relating to such L/C Issuer other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Revolving Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness; provided that the term guarantee shall not include endorsements for collection or deposit in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Effective Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined in good faith by a Financial Officer of the Borrower. The term “guarantee” as a verb has a corresponding meaning.

“Guarantee” has the meaning specified in Section 11.02.

“Guaranteed Obligations” has the meaning specified in Section 11.02.

“Guarantors” means (a) as of the Effective Date, the Closing Date Guarantors and (b) any other Subsidiary that becomes a Guarantor pursuant to Section 11.01; provided that upon the release or discharge of any Subsidiary from its Guarantee in accordance with the terms of this Agreement, such Person shall cease to be a Guarantor.

“Honor Date” has the meaning specified in Section 2.03(c)(i).

“Impacted Loans” has the meaning specified in Section 3.03.

“Increase Effective Date” has the meaning specified in Section 2.17(d).

“Incremental Arranger” has the meaning specified in Section 2.17(b).

“Incremental Facility Amendment” has the meaning specified in Section 2.17(f).

“Incremental Term Loans” has the meaning specified in Section 2.17(a).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c) net obligations of such Person under any Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of property or services (excluding (i) trade accounts payable in the ordinary course of business, (ii) monetary obligations arising under supply or consignment agreements, in each case of clause (i) and this clause (ii), not overdue by more than 90 days or are being contested in good faith by appropriate proceedings and for which reasonable reserves are being maintained and (iii) any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and if not paid after being due and payable);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) capital leases and Synthetic Lease Obligations; and

(g) all guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any capital lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date. The amount of Indebtedness of any Person for purposes of clause (e) above shall (unless such Indebtedness has been assumed by such Person) be deemed to be equal to the lesser of (A) the aggregate unpaid amount of such Indebtedness and (B) the Fair Market Value of the property encumbered thereby as determined by such Person in good faith. For all purposes hereof, the Indebtedness of the Borrower and the Subsidiaries shall exclude intercompany liabilities arising from their cash management, tax, and accounting operations and intercompany loans, advances or Indebtedness having a term not exceeding 364 days (inclusive of any rollover or extensions of terms) and made in the ordinary course of business. Notwithstanding the foregoing, the term “Indebtedness” shall not include (i) deferred or prepaid revenue, (ii) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the seller and (iii) Indebtedness of any direct or indirect parent of the Borrower appearing on the balance sheet of the Borrower solely by reason of push down accounting under GAAP.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitees” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 10.07.

“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the applicable Maturity Date with respect to such Loan; provided, however, that if any Interest Period for a Eurocurrency Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the fifteenth day of each March, June, September and December and the applicable Maturity Date with respect to such Loan.

“Interest Period” means as to each Eurocurrency Rate Loan, the period commencing on the date such Eurocurrency Rate Loan is disbursed or converted to or continued as a Eurocurrency Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the Borrower in its Loan Notice, or such other period that is twelve months or less requested by the Borrower and consented to by all the applicable Lenders; provided that:

(i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of a Eurocurrency Rate Loan, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii) any Interest Period pertaining to a Eurocurrency Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii) no Interest Period shall extend beyond the latest Maturity Date then in effect with respect to the applicable Facility.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance of such Letter of Credit).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the applicable L/C Issuer and the Borrower (or any Subsidiary) or in favor of the applicable L/C Issuer and relating to such Letter of Credit.

“Judgment Currency” has the meaning specified in Section 10.19.

“L/C Advance” means, with respect to each Revolving Lender, such Revolving Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage in respect of the Revolving Facility. All L/C Advances shall be denominated in Dollars.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed or refinanced as a Revolving Credit Borrowing, in each case, on the date required pursuant to Section 2.03(c). All L/C Borrowings shall be denominated in Dollars.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuers” means (a) each Revolving Lender identified on Schedule 1.01 and (b) each Revolving Lender that shall have become an L/C Issuer hereunder as provided in Section 2.03(l) (other than any Person that shall have ceased to be an L/C Issuer as provided in Section 2.03(m)), each in its capacity as an issuer of Letters of Credit hereunder; provided that each L/C Issuer may perform its obligations hereunder through one or more of its Affiliates.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.09. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP or the exclusion of Article 36 of the UCP, as applicable, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Latest Maturity Date” means, at any date of determination, the latest maturity or expiration date applicable to any Loan or Commitment hereunder at such time, in each case as extended in accordance with this Agreement from time to time.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender” has the meaning specified in the introductory paragraph hereto and, unless the context requires otherwise, includes the Term A-3 Lenders, the Term A-5 Lenders and the Revolving Lenders.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent, which office may include any Affiliate of such Lender or any domestic or foreign branch of such Lender or such Affiliate. Unless the context otherwise requires each reference to a Lender shall include its applicable Lending Office.

“Letter of Credit” means any standby letter of credit issued hereunder providing for the payment of cash upon the honoring of a presentation thereunder. Letters of Credit may be issued, at the option of the Borrower, in Dollars or in an Alternative Currency.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the applicable L/C Issuer.

“Letter of Credit Commitment” means, as to any L/C Issuer, the obligation of such L/C Issuer to issue Letters of Credit for the account of the Borrower or one or more of its Subsidiaries from time to time in an aggregate amount equal to the Dollar amount of the Letter of Credit Sublimit set forth opposite such L/C Issuer’s name on Schedule 1.01, or, for any L/C Issuer becoming an L/C Issuer after the Effective Date, such amount as is separately agreed to in a written agreement between the Borrower and such L/C Issuer (which such agreement shall be promptly delivered to the Administrative Agent following execution); provided that, for the avoidance of doubt, no such Letter of Credit Commitments of Persons becoming L/C Issuers after the Effective Date shall have the effect of increasing the Letter of Credit Sublimit.

“Letter of Credit Expiration Date” means the day that is five days prior to the latest Revolving Commitments Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.03(h).

“Letter of Credit Sublimit” means an amount equal to the lesser of (x) $500,000,000 and (y) the aggregate Revolving Commitments of all L/C Issuers. The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Commitments.

“Liabilities” means the recorded liabilities (including contingent liabilities that would be recorded in accordance with GAAP) of the Borrower and the Subsidiaries taken as a whole, as of the Closing Date after giving effect to the consummation of the Transactions, determined in accordance with GAAP consistently applied.

“LIBOR” has the meaning specified in the definition of Eurocurrency Rate.

“LIBOR Successor Rate” has the meaning specified in Section 3.08.

“LIBOR Successor Rate Conforming Changes” means, with respect to any proposed LIBOR Successor Rate, any conforming changes to the definition of Base Rate, Interest Period, timing and frequency of determining rates and making payments of interest and other administrative matters as may be appropriate, in the reasonable discretion of the Administrative Agent in consultation with the Borrower, to reflect the adoption of such LIBOR Successor Rate and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such LIBOR Successor Rate exists, in such other manner of administration as the Administrative Agent reasonably determines in consultation with the Borrower).

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means the Term A-3 Loans, the Term A-5 Loans, the Revolving Loans and any other extension of credit by a Lender to the Borrower under Article II.

“Loan Documents” means this Agreement, each Note and each Issuer Document.

“Loan Modification Agreement” means a Loan Modification Agreement, in form reasonably satisfactory to the Administrative Agent, among the Borrower, the Administrative Agent and one or more Accepting Lenders, effecting one or more Permitted Amendments and such other amendments hereto and to the other Loan Documents as are contemplated by Section 2.16.

“Loan Modification Offer” has the meaning specified in Section 2.16(a).

“Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurocurrency Rate Loans, pursuant to Section 2.02(a), which shall be substantially in the form of Exhibit A or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.

“Loan Parties” means the Borrower and the Guarantors.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Master Agreement” has the meaning specified in the definition of “Swap Contract.”

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the financial condition of the Borrower and the Subsidiaries, taken as a whole or (b) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Material Subsidiary” means any Subsidiary (or group of Subsidiaries as to which a specified condition applies) that would be a “significant subsidiary” under Rule 1-02(w) of Regulation S-X.

“Maturity Date” means (a) with respect to the Term A-3 Loans, the Term A-3 Loans Maturity Date, (b) with respect to the Term A-5 Loans, the Term A-5 Loans Maturity Date and (c) with respect to the Revolving Loans and Revolving Commitments, the Revolving Commitments Maturity Date.

“Maximum Rate” has the meaning specified in Section 10.09.

“Maximum Secured Debt Limit” means, as of any date of computation thereof, an amount equal to the greater of (a) $12,166,000,000 and (b) 100% of Consolidated EBITDA, determined as of the last day of the most recently completed four consecutive fiscal quarters of the Borrower prior to such date of computation for which financial statements have been delivered pursuant to Section 6.01.

“Merger Sub” means Collie Acquisition Corp., a newly formed subsidiary of the Borrower organized under the laws of Delaware.

“Minimum Collateral Amount” means, at any time, (a) with respect to Cash Collateral consisting of cash or deposit account balances provided to reduce or eliminate Fronting Exposure during the existence of a Defaulting Lender, an amount equal to 101%, or, in the case of Letters of Credit denominated in an Alternative Currency, 103%, of the Fronting Exposure of the L/C Issuers with respect to Letters of Credit issued and outstanding at such time, (b) with respect to Cash Collateral consisting of cash or deposit account balances provided in accordance with the provisions of Section 2.14(a)(i), (a)(ii) or (a)(iii), an amount equal to 101%, or, in the case of Letters of Credit denominated in an Alternative Currency, 103%, of the Outstanding Amount of all L/C Obligations, and (c) otherwise, an amount reasonably determined by the Administrative Agent and the L/C Issuers in their sole discretion (which amount may be 0%).

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any “multiemployer plan,” as defined in Section 3(37) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Non-Accepting Lender” has the meaning specified in Section 2.16(c).

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 10.01 and (ii) has been approved by the Required Lenders or Required Revolving Lenders, as applicable.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Extension Notice Date” has the meaning specified in Section 2.03(b)(iii).

“Note” means a promissory note made by the Borrower in favor of a Lender evidencing Loans made by such Lender to the Borrower, substantially in the form of Exhibit C.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate of formation or organization, limited liability company agreement or operating agreement or other applicable governing agreement (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, exempted limited partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction).

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.06(b)).

“Outstanding Amount” means (a) with respect to Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Loans occurring on such date, and (b) with respect to any L/C Obligations on any date, the Dollar Equivalent amount of the aggregate outstanding amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed Amounts.

“Overnight Rate” means, for any day, the greater of (a) the Federal Funds Rate and (b) an overnight rate determined by the Administrative Agent or the applicable L/C Issuer, as the case may be, in accordance with banking industry rules on interbank compensation.

“Participant” has the meaning specified in Section 10.06(d).

“Participant Register” has the meaning specified in Section 10.06(d).

“Participating Member State” means any member state of the European Union that has the Euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“PATRIOT Act” has the meaning specified in Section 10.18.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in Section 412 and 430 of the Code and Sections 302 and 303 of ERISA.

“Pension Plan” means any employee pension benefit plan (within the meaning of Section 3(2) of ERISA), other than a Multiemployer Plan, that is maintained or is contributed to by the Borrower or any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Permitted Amendment” means an amendment to this Agreement and, if applicable, the other Loan Documents effected in connection with a Loan Modification Offer pursuant to Section 2.16, applicable to all, or any portion of, the Loans and/or Commitments of any Facility of the Accepting Lenders providing for (a) an extension of a maturity date with respect to the Loans and/or Commitments of the Accepting Lenders, (b) a change in the Applicable Rate with respect to the Loans and/or Commitments of the Accepting Lenders and/or (c) a change in the fees payable to, or the inclusion of new fees to be payable to, the Accepting Lenders, (d) any change to the call protection with respect to the Loans and/or Commitments of the Accepting Lenders, and/or (e) additional covenants or other provisions applicable only to periods after the Latest Maturity Date at the time of such Loan Modification Offer or also added for the benefit of any Loans and/or Commitments of any Facility remaining outstanding after the issuance or incurrence of such Loans and/or Commitments (it being understood that no consent shall be required by the Administrative Agent or any of the Lenders to provide for such additional covenants or other provisions).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee benefit plan, within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained by the Borrower or, solely with respect to any such plan that is subject to Section 302 of ERISA or Title IV of ERISA or Section 412 of the Code, any ERISA Affiliate or to which the Borrower or, solely with respect to any such plan that is subject to Section 302 of ERISA or Title IV of ERISA or Section 412 of the Code, any ERISA Affiliate is required to contribute on behalf of any of their respective employees.

“Platform” has the meaning specified in Section 6.02.

“Present Fair Saleable Value” means the amount that could be obtained by an independent willing seller from an independent willing buyer if the assets of the Borrower and the Subsidiaries taken as a whole are sold with reasonable promptness in an arm’s-length transaction under present conditions for the sale of comparable business enterprises insofar as such conditions can be reasonably evaluated.

“Public Lender” has the meaning specified in Section 6.02.

“Rating Agency” means each of S&P, Moody’s and Fitch.

“Ratings Event” means the Borrower has obtained a rating (or an advisory or prospective rating) from any two of the three of S&P, Moody’s and Fitch that, after giving effect to the proposed release of any Guarantor from its Guarantee and the substantially simultaneous release of such Guarantor’s guarantee of any Indebtedness described under clause (a) of the definition thereof of the Borrower in aggregate outstanding principal amount equal to or greater than the Threshold Amount, reflect ratings corresponding to pricing level II or better in the pricing grid in the definition of “Applicable Rate” (i) for the corporate rating of the Borrower and (ii) with respect to each Facility then outstanding.

“Recipient” means the Administrative Agent, any Lender, any L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document.

“Refinancing” has the meaning specified in the definition of “Transactions”.

“Register” has the meaning specified in Section 10.06(c).

“Related Indemnified Person” of an Indemnitee means (i) any Controlling Person or any Affiliate of such Indemnitee, (ii) the respective directors, officers, or employees of such Indemnitee or any of its Controlling Persons or any of its Affiliates and (iii) the respective agents, advisors and representatives of such Indemnitee or any of its Controlling Persons or any of its Affiliates, in the case of this clause (iii), acting at the instructions of such Indemnitee, Controlling Person or such Affiliate (it being understood and agreed that any agent, advisor or representative of such Indemnitee or any of its Controlling Persons or any of its Affiliates engaged to represent or otherwise advise such Indemnitee, Controlling Person or Affiliate in connection with the Transactions is to be deemed to be acting at the instruction of such Person).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the directors, officers, employees, agents, Controlling Persons, advisors and representatives of such Person and of such Person’s Affiliates.

“Removal Effective Date” has the meaning specified in Section 9.06(b).

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, other than events for which the 30 day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Loans, a Loan Notice, and (b) with respect to an L/C Credit Extension, a Letter of Credit Application.

“Required Lenders” means, at any time, Lenders having Total Credit Exposures representing more than 50% of the Total Credit Exposures of all Lenders at such time. The Total Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Required Revolving Lenders” means, at any time, Revolving Lenders having Revolving Credit Exposures and unused Revolving Commitments representing more than 50% of the aggregate Revolving Credit Exposures and unused Revolving Commitments of all Revolving Lenders at such time. The Revolving Credit Exposure and unused Revolving Commitment of any Defaulting Lender shall be disregarded in determining Required Revolving Lenders at any time.

“Resignation Effective Date” has the meaning specified in Section 9.06(a).

“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, treasurer, assistant treasurer, director of treasury, secretary, controller or other similar officer, manager or a director of a Loan Party, including any individual designated by any of the foregoing officers or directors pursuant to a power of attorney, and with respect to certain limited liability companies or partnerships that do not have officers, any director, manager, sole member, managing member or general partner thereof, and solely for purposes of the delivery of certificates pursuant to Section 4.01(a)(iii), the secretary or any assistant secretary of the applicable Loan Party and, solely for purposes of notices given pursuant to Article II, any other officer or employee of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of the applicable Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Revaluation Date” means, with respect to any Letter of Credit issued in an Alternative Currency, each of the following: (i) the date of issuance of such Letter of Credit, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof, (iii) each date of drawing thereunder, (iv) the last Business Day of every calendar month after the date of issuance thereof while such Letter of Credit is outstanding and (v) such additional dates as any L/C Issuer shall reasonably determine or the Required Revolving Lenders shall reasonably require.

“Revolving Commitment” means, as to each Revolving Lender, its obligation to (a) make Revolving Loans to the Borrower pursuant to Section 2.01(c) and (b) purchase participations in L/C Obligations, in an aggregate principal amount at any one time outstanding not to exceed the Dollar amount set forth opposite such Lender’s name on Schedule 2.01(c) or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. On the Effective Date, the initial aggregate amount of Revolving Commitments was $5,000,000,000.

“Revolving Commitment Increases” has the meaning specified in Section 2.17(a).

“Revolving Commitments Maturity Date” means the later of (a) the date that is five (5) years after the Closing Date and (b) if the maturity of the Revolving Facility is extended pursuant to Section 2.16, such extended maturity date with respect to the applicable Accepting Lenders as determined pursuant to such Section; provided that if such date is not a Business Day, the Revolving Commitments Maturity Date shall be the next preceding Business Day.

“Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Loans of the same Type and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by each of the Revolving Lenders pursuant to Section 2.01(c).

“Revolving Credit Exposure” means, as to any Revolving Lender at any time, the aggregate Outstanding Amount at such time of its Revolving Loans and the aggregate Outstanding Amount of such Lender’s L/C Obligations (net of all participations therein purchased by other Revolving Lenders pursuant to Section 2.03(b)(ii)) and participations in L/C Obligations at such time.

“Revolving Facility” means the Revolving Commitments, the Revolving Loans and the L/C Obligations.

“Revolving Lender” means any Lender listed on Schedule 2.01(c) with a Revolving Commitment, any other Person that shall become a party hereto pursuant to an Assignment and Assumption that holds a Revolving Commitment or a Revolving Loan and any other Person that shall have become a party hereto pursuant to an Incremental Facility Amendment in accordance with Section 2.17 with respect to the Revolving Facility, in each case other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Revolving Loan” has the meaning specified in Section 2.01(c).

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global Inc. and any successor thereto.

“Sanction(s)” means any economic sanction administered or enforced by the United States government (including without limitation, OFAC), the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom or other applicable sanctions authority.

“Sanctioned Person” means an individual or entity that is or is owned or controlled by any individuals or entities that are (a) the subject or target of any Sanctions, (b) included on OFAC’s List of Specially Designated Nationals or (c) located, organized or resident in a Designated Jurisdiction.

“Scheduled Unavailability Date” has the meaning specified in Section 3.08.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Senior Managing Agents” means each institution listed as a senior managing agent on the cover hereto, each in their capacity as senior managing agents.

“Signing Date Lenders” means each of Bank of America, N.A. and Deutsche Bank AG New York Branch.

“Singapore” means the Republic of Singapore.

“Solvent” means (a) the Fair Market Value of the assets of the Borrower and the Subsidiaries on a consolidated basis taken as a whole exceeds their Liabilities, (b) the Present Fair Saleable Value of the assets of the Borrower and the Subsidiaries on a consolidated basis taken as a whole exceeds their Liabilities, (c) the Borrower and the Subsidiaries on a consolidated basis taken as a whole after consummation of the Transactions is a going concern and has sufficient capital to reasonably ensure that it will continue to be a going concern for the period from the date hereof through the Latest Maturity Date taking into account the nature of, and the needs and anticipated needs for capital of, the particular business or businesses conducted or to be conducted by the Borrower and the Subsidiaries on a consolidated basis as reflected in the projected financial statements and in light of the anticipated credit capacity and (d) for the period from the date hereof through the Latest Maturity Date, the Borrower and the Subsidiaries on a consolidated basis taken as a whole will have sufficient assets and cash flow to pay their Liabilities as those liabilities mature or (in the case of contingent Liabilities) otherwise become payable, in light of business conducted or anticipated to be conducted by the Borrower and the Subsidiaries as reflected in the projected financial statements and in light of the anticipated credit capacity.

“Specified Acquisition Agreement Representations” such of the representations and warranties made by Target with respect to Target and its subsidiaries in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that the Borrower (or its Affiliate) has the right (taking into account any applicable cure provisions) to terminate the Borrower’s (and/or its) obligations under the Acquisition Agreement or the right to decline to consummate the Acquisition (in each case, in accordance with the terms thereof) as a result of a breach of such representations and warranties in the Acquisition Agreement.

“Specified Representations” means the representations and warranties with respect to Borrower and the Closing Date Guarantors set forth in Section 5.01(a), in Section 5.01(b)(ii)(A), Section 5.02(a) and Section 5.04, in each case related to the entering into, borrowing under, guaranteeing under and performance of the Loan Documents, and in Section 5.09, Section 5.11(c) and Section 5.13.

“Specified Transaction” means, with respect to any period, any investment, acquisition (including the Acquisition), sale or other disposition or transfer or assets, equity issuance, incurrence or repayment of Indebtedness, dividend or other distribution with respect to any Equity Interests or purchase, redemption, or termination of any Equity Interests that by the terms of the Loan Documents requires “pro forma compliance” with a test or covenant hereunder or requires such test or covenant to be calculated on a “pro forma basis.”

“Spot Rate” for a currency means the rate determined by the applicable L/C Issuer to be the rate quoted as the spot rate for the purchase by such Person acting in such capacity of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the applicable L/C Issuer may obtain such spot rate from another financial institution designated by such L/C Issuer if it does not have as of the date of determination a spot buying rate for any such currency; and provided further that such L/C Issuer may use such spot rate quoted on the date as of which the foreign exchange computation is made.

“Subject Person” has the meaning specified in the definition of “Change of Control”.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, exempted or limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as any other corporation, limited liability company, partnership, association or other entity (i) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (ii) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Borrower.

“Successor Borrower” has the meaning specified in Section 7.02.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Syndication Agent” means Deutsche Bank AG New York Branch, in its capacity as syndication agent.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Target” means CA, Inc., a Delaware corporation.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other similar charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term A-3 Commitments” means, as to each Term A-3 Lender, the commitment of such Term A-3 Lender to make a Term A-3 Loan hereunder on the Closing Date, expressed as an amount representing the maximum principal amount of the Term A-3 Loan to be made by such Term A-3 Lender hereunder as set forth on Schedule 2.01(a). On the Effective Date, the initial aggregate amount of initial Term A-3 Commitments with respect to the Term A-3 Loans was $9,000,000,000.

“Term A-3 Facility” means the Term A-3 Commitments and the Term A-3 Loans.

“Term A-3 Lender” means any Lender listed on Schedule 2.01(a) with a Term A-3 Commitment, any other Person that shall become a party hereto pursuant to an Assignment and Assumption that holds a Term A-3 Commitment or a Term A-3 Loan and any other Person that shall have become a party hereto pursuant to an Incremental Facility Amendment in accordance with Section 2.17 with respect to the Term A-3 Facility, in each case other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Term A-3 Loan” means a Loan made by a Term A-3 Lender pursuant to Section 2.01(a).

“Term A-3 Loans Maturity Date” means the later of (a) the date that is three (3) years after the Closing Date and (b) if maturity is extended pursuant to Section 2.16, such extended maturity date as determined pursuant to such Section; provided that if such date is not a Business Day, the Term A-3 Loans Maturity Date shall be the next preceding Business Day.

“Term A-5 Commitments” means, as to each Term A-5 Lender, the commitment of such Term A-5 Lender to make a Term A-5 Loan hereunder on the Closing Date, expressed as an amount representing the maximum principal amount of the Term A-5 Loan to be made by such Term A-5 Lender hereunder as set forth on Schedule 2.01(b). On the Effective Date, the initial aggregate amount of initial Term A-5 Commitments with respect to the Term A-5 Loans was $9,000,000,000.

“Term A-5 Facility” means the Term A-5 Commitments and the Term A-5 Loans.

“Term A-5 Lender” means any Lender listed on Schedule 2.01(b) with a Term A-5 Commitment, any other Person that shall become a party hereto pursuant to an Assignment and Assumption that holds a Term A-5 Commitment or a Term A-5 Loan and any other Person that shall have become a party hereto pursuant to an Incremental Facility Amendment in accordance with Section 2.17 with respect to the Term A-5 Facility, in each case other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Term A-5 Loan” means a Loan made by a Term A-5 Lender pursuant to Section 2.01(b).

“Term A-5 Loans Maturity Date” means the later of (a) the date that is five (5) years after the Closing Date and (b) if maturity is extended pursuant to Section 2.16, such extended maturity date as determined pursuant to such Section; provided that if such date is not a Business Day, the Term A-5 Loans Maturity Date shall be the next preceding Business Day.

“Term Loans” means the Term A-3 Loans and the Term A-5 Loans.

“Termination Date” means the earliest of (A) 11:59:59 p.m. on the date that is five Business Days following the date that is six months after the Acquisition Signing Date, which shall be extended to 11:59:59 p.m. on the date that is five Business Days following the date that is eight months after the Acquisition Signing Date if the “Outside Date” (as defined in the Acquisition Agreement as in effect on the Acquisition Signing Date) is extended pursuant Section 9.1(d) of the Acquisition Agreement (as in effect on the Acquisition Signing Date), (B) the date of consummation of the Acquisition without the funding of any Loans, (C) the date of the termination of the Acquisition Agreement by the Borrower in a signed writing in accordance with its terms, and (D) the termination of the Commitments in full pursuant to Section 2.06.

“Threshold Amount” means $1,500,000,000.

“Total Credit Exposure” means, as to any Lender at any time, (a) prior to the Closing Date, the aggregate outstanding amount of Commitments of such Lender at such time and (b) from and after the Closing Date, the sum of unused Commitments of such Lender, the Revolving Credit Exposure of such Lender and the aggregate outstanding principal amount of Term Loans of such Lender at such time.

“Transaction Costs” has the meaning specified in the definition of “Transactions.”

“Transactions” means, collectively, (a) the Acquisition, (b) the funding of the Loans on the Closing Date and the consummation of the other transactions contemplated by this Agreement, (c) the repayment or refinancing of all principal, accrued and unpaid interest, and fees outstanding on the Closing Date, and the termination of all outstanding commitments, under the Target’s (i) Amended and Restated Credit Agreement dated June 27, 2017 among the Target, the other parties from time to time party thereto, and Citibank, N.A., as administrative agent, and (ii) Amended and Restated Term Loan Agreement dated April 20, 2018 among the Target, the other parties from time to time party thereto, and Bank of America, N.A., as administrative agent (such repayment or refinancing and termination pursuant to this clause (c), the “Refinancing”), (d) the consummation of any other transactions in connection with the foregoing, including the repayment or refinancing of certain other indebtedness of the Borrower or its Subsidiaries and/or the Target or its subsidiaries and (e) the payment of the fees and expenses incurred in connection with any of the foregoing (the “Transaction Costs”).

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurocurrency Rate Loan.

“UCP” means, with respect to any Letter of Credit, the 2007 version of the “Uniform Customs and Practice for Documentary Credits” of the International Chamber of Commerce, Publication No. 600 (or such later version thereof as may be in effect at the time of issuance of such Letter of Credit).

“Unaudited Financial Statements” means an unaudited consolidated balance sheet of the Borrower (or its predecessor for SEC reporting purposes, the Former Parent) and its consolidated subsidiaries as at the end of, and related statements of income and cash flows of the Borrower (or its predecessor for SEC reporting purposes, the Former Parent) and its consolidated subsidiaries for, each fiscal quarter (other than the fourth fiscal quarter of a fiscal year) of the Borrower (or its predecessor for SEC reporting purposes, the Former Parent) and its consolidated subsidiaries, subsequent to the last fiscal year reflected in the Audited Financial Statements and ended at least 45 days before the Closing Date together with the consolidated balance sheet and related statements of income and cash flows for the corresponding portion of the previous year (subject, in each case, to normal year-end adjustments and the absence of footnotes); provided that the filing with the SEC of such Exchange Act reports or filings containing such financial statements by the Borrower (or its predecessor for SEC reporting purposes, the Former Parent) with respect to the relevant period shall satisfy the foregoing requirements. The Arrangers hereby acknowledge receipt of the unaudited financial statements required pursuant to this definition for the fiscal quarters ended February 4, 2018, May 6, 2018 and August 5, 2018.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(e)(ii)(B)(III).

“Voting Stock” of any specified Person as of any date means the capital stock of such Person that is at the time entitled to vote generally in the election of the Board of Directors or managers of such Person (or, if such Person is a partnership, the Board of Directors or other governing body of the general partner of such Person).

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03 Accounting Terms.

(a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower and the Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded. For purposes of determining compliance with the covenant set forth in Section 7.03 or availability of any basket contained in this Agreement, the Consolidated Interest Coverage Ratio and/or Consolidated EBITDA shall be calculated on a pro forma basis to give effect to all Specified Transactions that have been made during the applicable period of measurement or (other than actual compliance with the financial covenant set forth in Section 7.03) subsequent to such period and prior to or simultaneously with the event for which the calculation is made, including any acquisition or disposition outside the ordinary course of business, including any discontinued operations outside the ordinary course (provided that if such operations are classified as discontinued due to the fact that they are subject to an agreement to dispose of such operations only when and to the extent such operations are actually disposed of).

(b) Changes in GAAP. If at any time any change in GAAP or the application thereof would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Required Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (A) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (B) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Without limiting the foregoing, leases shall continue to be classified and accounted for on a basis consistent with that reflected in the Audited Financial Statements for all purposes of this Agreement, notwithstanding any change in GAAP relating thereto, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes, as provided for above.

(c) Consolidation of Variable Interest Entities. All references herein to consolidated financial statements of the Borrower and the Subsidiaries or to the determination of any amount for the Borrower and the Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that the Borrower is required to consolidate pursuant to FASB ASC 810 as if such variable interest entity were a Subsidiary as defined herein.

1.04 Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05 Exchange Rates; Currency Equivalents.

(a) The applicable L/C Issuer shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of L/C Credit Extensions and Outstanding Amounts of L/C Obligations denominated in Alternative Currencies. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur.

(b) Wherever in this Agreement in connection with the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the applicable L/C Issuer on the basis of the Spot Rate as of the most recent Revaluation Date.

(c) The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “Eurocurrency Rate” or with respect to any comparable or successor rate thereto.

(d) Notwithstanding anything to the contrary set forth herein, no Default or Event of Default shall arise as a result of any limitation or threshold set forth in this Agreement being exceeded solely as a result of changes in currency exchange rates.

(e) The applicable L/C Issuer shall provide written notice to the Borrower of each applicable Spot Rate on, and the occurrence of, each Revaluation Date.

1.06 Additional Alternative Currencies.

(a) The Borrower may from time to time request that Letters of Credit be issued in a currency other than Dollars or any Alternative Currency described in clause (i) of the definition thereof; provided that such requested currency is a lawful currency that is readily available and freely transferable and convertible into Dollars in the London interbank market. Any such request shall be subject to the approval of the Administrative Agent and the applicable L/C Issuer.

(b) Any such request shall be made to the Administrative Agent not later than 11:00 a.m., ten (10) Business Days prior to the date of the desired L/C Credit Extension (or such other time or date as may be agreed by the Administrative Agent and the applicable L/C Issuer, in their sole discretion). The Administrative Agent shall promptly notify the applicable L/C Issuer of any such request. The applicable L/C Issuer shall notify the Administrative Agent, not later than 11:00 a.m., five (5) Business Days after receipt of such request (or such other time or date as may be agreed by the Borrower and the Administrative Agent, in their sole discretion) whether it consents, in its sole discretion, to the issuance of Letters of Credit in such requested currency.

(c) Any failure by an L/C Issuer to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such L/C Issuer to permit Letters of Credit issued by it to be issued in such requested currency. If the Administrative Agent and the applicable L/C Issuer consents to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify the Borrower and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Letter of Credit issuances by such L/C Issuer. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.06, the Administrative Agent shall promptly so notify the Borrower.

(d) In order to implement any Alternative Currency approved in accordance with this Section 1.06, the Administrative Agent and the Borrower may make any technical or operational changes to this Agreement as necessary without any further consent from any Lender or L/C Issuer.

1.07 Change of Currency.

(a) Each obligation of the Borrower to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro in accordance with the legislation of the European Union relating to Economic and Monetary Union as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption, provided that if and to the extent that such legislation or member state provides that any such obligation may be paid by debtors in either Euro or the currency of such member state, then the Borrower shall be permitted to repay such amount either in Euro or such other currency. If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency.

(b) Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

(c) Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.

1.08 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Pacific time (daylight or standard, as applicable).

1.09 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Equivalent of the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time (as such amount may be reduced by (a) any permanent reduction of the maximum stated amount of such Letter of Credit or (b) any amount which is drawn, reimbursed and no longer available under such Letter of Credit).

1.10 Timing of Payment or Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance, except as otherwise specified herein, shall extend to the immediately succeeding Business Day.

ARTICLE II.

THE COMMITMENTS AND CREDIT EXTENSIONS

2.01 Loans.

(a) Subject solely to the occurrence of the Closing Date, each Term A-3 Lender severally agrees to make a loan to the Borrower in Dollars in a single drawing on the Closing Date, in an aggregate amount (i) in accordance with its Applicable Percentage of the Term A-3 Facility and (ii) not to exceed such Lender’s Term A-3 Commitment. Amounts borrowed under this Section 2.01(a) and paid or prepaid may not be reborrowed. The Term A-3 Commitment of each Term A-3 Lender to lend to the Borrower shall automatically terminate on the Closing Date (but only after giving effect to the Loans made pursuant to this Section 2.01(a) on such date).

(b) Subject solely to the occurrence of the Closing Date, each Term A-5 Lender severally agrees to make a loan to the Borrower in Dollars in a single drawing on the Closing Date, in an aggregate amount (i) in accordance with its Applicable Percentage of the Term A-5 Facility and (ii) not to exceed such Lender’s Term A-5 Commitment. Amounts borrowed under this Section 2.01(b) and paid or prepaid may not be reborrowed. The Term A-5 Commitment of each Term A-5 Lender to lend to the Borrower shall automatically terminate on the Closing Date (but only after giving effect to the Loans made pursuant to this Section 2.01(b) on such date).

(c) Subject to the terms and conditions set forth herein (which conditions, in the case of Revolving Loans made on the Closing Date, shall be limited to the occurrence of the Closing Date), each Revolving Lender severally agrees to make loans (each such loan, a “Revolving Loan”) to the Borrower in Dollars from time to time, on any Business Day during the Availability Period in an aggregate amount (i) in accordance with its Applicable Percentage of the Revolving Facility and (ii) not to exceed at any time outstanding the amount of such Lender’s Revolving Commitment; provided, however, that after giving effect to any Revolving Credit Borrowing, (i) the total Revolving Credit Exposure of all Revolving Lenders with respect to the Revolving Facility shall not exceed the Aggregate Commitments under the Revolving Facility and (ii) the Revolving Credit Exposure of any Revolving Lender shall not exceed such

Revolving Lender’s Revolving Commitment; provided, further, that the aggregate principal amount of the Revolving Loans extended on the Closing Date shall not exceed $1,000,000,000. Within the limits of each Revolving Lender’s Revolving Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01(c), prepay under Section 2.05, and reborrow under this Section 2.01(c).

(d) Loans may be Base Rate Loans or Eurocurrency Rate Loans, as further provided herein.

2.02 Borrowings, Conversions and Continuations of Loans.

(a) Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurocurrency Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by (A) telephone or (B) a Loan Notice; provided that any telephonic notice must be confirmed promptly by delivery to the Administrative Agent of a Loan Notice; provided, further, that any Loan Notice delivered in connection with a Borrowing to be made on the Closing Date may be subject to and conditioned upon the occurrence of the Closing Date. Each such Loan Notice must be received by the Administrative Agent not later than (i) 11:00 a.m. three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurocurrency Rate Loans or of any conversion of Eurocurrency Rate Loans to Base Rate Loans; provided that, with respect to an initial request for Borrowings of Eurocurrency Rate Loans to be funded on the Closing Date, the Loan Notice shall be delivered not later than 7:00 a.m., two Business Days prior to the Closing Date and (ii) 10:00 a.m. on the requested date of any Borrowing of Base Rate Loans; provided, however, that if the Borrower wishes to request Eurocurrency Rate Loans having an Interest Period other than one, two, three or six months in duration as provided in the definition of “Interest Period,” the applicable notice must be received by the Administrative Agent not later than 11:00 a.m. four Business Days prior to the requested date of such Borrowing, conversion or continuation of Eurocurrency Rate Loans, whereupon the Administrative Agent shall give prompt notice to the Lenders of such request and determine whether the requested Interest Period is acceptable to all of them. Not later than 11:00 a.m., three Business Days before the requested date of such Borrowing, conversion or continuation of Eurocurrency Rate Loans, the Administrative Agent shall notify the Borrower (which notice may be by telephone) whether or not such other requested Interest Period has been consented to by all the Lenders. Each Borrowing of, conversion to or continuation of Eurocurrency Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof. Except as provided in Section 2.03(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Loan Notice shall specify (i) whether the Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Eurocurrency Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Loan in a Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans. Any automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest

Period then in effect with respect to the applicable Eurocurrency Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurocurrency Rate Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b) Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each relevant Lender of the amount of its Applicable Percentage under the applicable Facility of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in the preceding subsection. In the case of a Borrowing, each relevant Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office on the Business Day specified in the applicable Loan Notice not later than (i) in the case of Eurocurrency Rate Loans, 11:00 a.m., and (ii) in the case of Base Rate Loans, 12:00 p.m. Upon satisfaction or waiver of the applicable conditions set forth (i) in the case of any Credit Extension to be made on the Closing Date, Section 4.02 or (ii) in the case of any Credit Extension to be made after the Closing Date, Section 4.03, the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either, at the Borrower’s option, by (i) crediting the account of the Borrower on the books of the Administrative Agent with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided, however, that if, on the date any such Borrowing is to be made, there are L/C Borrowings outstanding pursuant to Section 2.03(c)(iii), then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and, second, shall be made available to the Borrower as provided above.

(c) Except as otherwise provided herein, a Eurocurrency Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurocurrency Rate Loan. During the existence of a Default, no Loans may be requested as, converted to or continued as Eurocurrency Rate Loans without the consent of the Required Lenders.

(d) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurocurrency Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in the Administrative Agent’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e) After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than twenty Interest Periods (or such greater number as may be agreed to by the Administrative Agent) in effect with respect to Loans.

(f) Notwithstanding anything to the contrary in this Agreement, any Lender may exchange, continue or rollover all of the portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrower, the Administrative Agent, and such Lender.

2.03 Letters of Credit.

(a) The Letter of Credit Commitment.

(i) Subject to the terms and conditions set forth herein, (A) each L/C Issuer agrees, in reliance upon the agreements of the Revolving Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from and including the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit denominated in Dollars (or in one or more Alternative Currencies) for the account of the Borrower or any Subsidiary (as specified by the Borrower in the request for such Letter of Credit), and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit; and (B) the Revolving Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower or any Subsidiary and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (w) the Outstanding Amount of L/C Obligations under Letters of Credit issued by any such L/C Issuer shall not exceed such L/C Issuer’s Letter of Credit Commitment, (x) the total Revolving Credit Exposure of all Revolving Lenders under the Revolving Facility shall not exceed the Aggregate Commitments under the Revolving Facility, (y) the Revolving Credit Exposure of any Revolving Lender shall not exceed such Revolving Lender’s Revolving Commitment, and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit. Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii) An L/C Issuer shall not issue any Letter of Credit, if:

(A) subject to Section 2.03(b)(iii), the expiry date of the requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless (1) the Required Revolving Lenders have approved such expiry date or (2) the Borrower shall have provided Cash Collateral reasonably acceptable to such L/C Issuer; or

(B) the expiry date of the requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless (1) all the Revolving Lenders have approved such expiry date, (2) the Borrower shall have provided Cash Collateral reasonably acceptable to such L/C Issuer or

(3) the applicable L/C Issuer consents (it being understood that, with respect to clauses (2) and (3) above, the Revolving Lenders shall automatically be released from their participation obligations with respect to any such Letter of Credit and their obligations to make Loans or L/C Advances to reimburse the applicable L/C Issuer for amounts drawn under any such Letter of Credit pursuant to Section 2.03(c), in each case, from and after the Letter of Credit Expiration Date).

(iii) An L/C Issuer shall not be under any obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing the Letter of Credit, or any Law applicable to such L/C Issuer or any request or directive (whether or not having the force of Law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or request that such L/C Issuer refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon such L/C Issuer with respect to the Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which such L/C Issuer in good faith deems material to it;

(B) except as otherwise agreed by the Administrative Agent and such L/C Issuer, the Letter of Credit is in an initial stated amount less than $100,000;

(C) except as otherwise agreed by the Administrative Agent and such L/C Issuer, the Letter of Credit is to be denominated in a currency other than Dollars or an Alternative Currency; or

(D) any Revolving Lender is at that time a Defaulting Lender, unless such L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, reasonably satisfactory to such L/C Issuer with the Borrower or such Revolving Lender to eliminate such L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.15(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued and/or other L/C Obligations as to which such L/C Issuer has actual or potential Fronting Exposure.

(iv) An L/C Issuer shall not amend any Letter of Credit if such L/C Issuer would not be permitted at such time to issue the Letter of Credit in its amended form under the terms hereof.

(v) An L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) such L/C Issuer would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of the Letter of Credit does not accept the proposed amendment to the Letter of Credit.

(vi) Each L/C Issuer shall act on behalf of the Revolving Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each L/C Issuer shall have all of the benefits and immunities as provided herein with respect to such L/C Issuer.

(b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the applicable L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such Letter of Credit Application may be sent by facsimile, by United States mail, by overnight courier, by electronic transmission using the system provided by such L/C Issuer, by personal delivery or by any other means acceptable to such L/C Issuer. Such Letter of Credit Application must be received by such L/C Issuer and the Administrative Agent not later than 10:00 a.m. at least two Business Days (or such later date and time as the Administrative Agent and such L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the applicable L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount and currency thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder, (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder and (G) the purpose and nature of the requested Letter of Credit. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the applicable L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); and (C) the nature of the proposed amendment. Additionally, the Borrower shall furnish to the applicable L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as such L/C Issuer or the Administrative Agent may reasonably require.

(ii) Promptly after receipt of any Letter of Credit Application, each applicable L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, such L/C Issuer will provide the Administrative Agent with a copy thereof. Subject to the terms and conditions hereof, such L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower (or the applicable Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with such L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from such L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Revolving Lender’s Applicable Percentage in respect of the Revolving Facility times the amount of such Letter of Credit.

(iii) If the Borrower so requests in any applicable Letter of Credit Application, the applicable L/C Issuer may, in its sole discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit such L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance or amendment, as applicable, of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued or amended, as applicable. Unless otherwise directed by the applicable L/C Issuer, the Borrower shall not be required to make a specific request to such L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Revolving Lenders shall be deemed to have authorized (but may not require) the applicable L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date (or, subject to Section 2.03(a)(ii)(B), to any later time as such L/C Issuer may consent); provided, however, that each applicable L/C Issuer shall not permit any such extension if such L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise).

(iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursements; Funding of Participations.

(i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the applicable L/C Issuer shall notify the Borrower and the Administrative Agent thereof. The Borrower shall reimburse the applicable L/C Issuer in the currency in which the relevant Letter of Credit is denominated, unless, in the case of Letters of Credit denominated in any

Alternative Currency, (A) such L/C Issuer (at its option) shall have specified in such notice that it will require reimbursement in Dollars, or (B) the Borrower shall have notified such L/C Issuer promptly following receipt of such notice that the Borrower (at its option) will provide such reimbursement in Dollars. In the case of any such reimbursement in Dollars of a drawing under a Letter of Credit denominated in an Alternative Currency, the applicable L/C Issuer shall notify the Borrower of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof. Not later than (x) in the case of Letters of Credit to be reimbursed in Dollars, (1) 4:00 p.m. on the date of any drawing under a Letter of Credit issued by an L/C Issuer or (2) if the notice described in the first sentence of this Section 2.03(c)(i) with respect to such drawing is not received by the Borrower from the applicable L/C Issuer on or prior to 11:00 a.m. on such date of drawing, 11:00 a.m. on the next succeeding Business Day after receipt by the Borrower of such notice and (y) in the case of a Letter of Credit to be reimbursed in an Alternative Currency, the Applicable Time with respect to the applicable L/C Issuer on the next succeeding Business Day after receipt by the Borrower of the notice described in the first sentence of this Section 2.03(c)(i) with respect to the drawing of such Letter of Credit (each such date, an “Honor Date”), the Borrower shall reimburse such L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing in Dollars (or the applicable Alternative Currency, as applicable). In the event that (A) a drawing denominated in an Alternative Currency is to be reimbursed in Dollars pursuant to the second sentence in this Section 2.03(c)(i) and (B) the Dollar amount paid by the Borrower, whether on or after the Honor Date, shall not be adequate on the date of that payment to purchase in accordance with normal banking procedures a sum denominated in such Alternative Currency equal to the drawing, the Borrower agrees, as a separate and independent obligation, to indemnify the applicable L/C Issuer for the loss resulting from its inability on that date to purchase such Alternative Currency in the full amount of the drawing. If the Borrower fails to timely reimburse any such L/C Issuer on the applicable Honor Date, the Administrative Agent shall promptly notify each Revolving Lender of such Honor Date, the amount of the unreimbursed drawing (expressed in Dollars in the amount of the Dollar Equivalent thereof in the case of a Letter of Credit denominated in an Alternative Currency) (the “Unreimbursed Amount”), and the amount of such Revolving Lender’s Applicable Percentage thereof. In such event, the Borrower shall be deemed to have timely requested a Revolving Credit Borrowing of Base Rate Loans to be disbursed on the applicable Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 4.03 (other than the delivery of a Loan Notice). Any notice given by an L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Revolving Lender shall upon receipt of any notice pursuant to Section 2.03(c)(i) make funds available (and the Administrative Agent may apply Cash Collateral provided for this purpose) for the account of the applicable L/C Issuer, in Dollars, at the Administrative Agent’s Office in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 12:00 Noon on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Revolving Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the applicable L/C Issuer in Dollars to reimburse such L/C Issuer for the amounts required pursuant to Section 2.03(c)(i).

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Credit Borrowing of Base Rate Loans because the conditions set forth in Section 4.03 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the applicable L/C Issuer an L/C Borrowing in the amount of the portion of such Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate until paid in full. In such event, each Revolving Lender’s payment to the Administrative Agent for the account of such L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Revolving Lender in satisfaction of its participation obligation under this Section 2.03.

(iv) Until each Revolving Lender funds its Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the applicable L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Revolving Lender’s Applicable Percentage of such amount shall be solely for the account of such L/C Issuer.

(v) Each Revolving Lender’s obligation to make Loans or L/C Advances to reimburse the applicable L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Revolving Lender may have against such L/C Issuer, the Borrower, any Subsidiary or any other Person for any reason whatsoever; (B) in the case of L/C Advances, the occurrence or continuance of a Default or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Lender’s obligation to make Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.03 (other than delivery by the Borrower of a Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the applicable L/C Issuer for the amount of any payment made by such L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi) If any Revolving Lender fails to make available to the Administrative Agent for the account of the applicable L/C Issuer any amount required to be paid by such Revolving Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), then, without limiting the other provisions of this Agreement, the applicable L/C Issuer shall be entitled to recover from such Revolving Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such L/C Issuer at a rate per annum equal to the applicable Overnight Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by such L/C Issuer in connection with the foregoing. If such Revolving Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Revolving Lender’s Loan included in the relevant Revolving Credit Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the applicable L/C Issuer submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d) Repayment of Participations.

(i) At any time after any L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Lender such Revolving Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of such L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Revolving Lender its Applicable Percentage thereof in Dollars and in the same funds as those received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent for the account of an L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by such L/C Issuer in its discretion), each Revolving Lender shall pay to the Administrative Agent for the account of such L/C Issuer its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Revolving Lender, at a rate per annum equal to the applicable Overnight Rate from time to time in effect. The obligations of the Revolving Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Obligations Absolute. The obligations of the Borrower under this Section 2.03 shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), any L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect, or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) waiver by any L/C Issuer of any requirement that exists for such L/C Issuer’s protection and not the protection of the Borrower or any waiver by any L/C Issuer which does not in fact materially prejudice the Borrower;

(v) honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft;

(vi) any payment made by any L/C Issuer in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under, such Letter of Credit if presentation after such date is authorized by the UCC, or, as applicable, the ISP or the UCP;

(vii) any payment by any L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by such L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(viii) any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to the Borrower or any Subsidiary or in the relevant currency markets generally; or

(ix) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will promptly notify each applicable L/C Issuer. The Borrower shall be conclusively deemed to have waived any such claim against such L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f) Role of L/C Issuers. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, no L/C Issuer shall have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. No L/C Issuer shall, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any of the Borrower or any of its Affiliates that is communicated to or obtained by such L/C Issuer or any of its Affiliates in any capacity. Each L/C Issuer shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to such L/C Issuer by the Borrower, a Lender or the Administrative Agent. None of the L/C Issuers, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of any L/C Issuer shall be liable to any Revolving Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Revolving Lenders or the Required Revolving Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and non-appealable judgment; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuers, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of any L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (ix) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the L/C Issuers, and each L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by such L/C Issuer’s willful misconduct, gross negligence, willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit, or material breach of such L/C Issuer’s obligations under this Agreement, in each case, by obtaining a final and nonappealable judgment in the Borrowers’ favor by a court of competent jurisdiction. In furtherance and not in limitation of the foregoing, the L/C Issuers may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuers shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason. An L/C Issuer may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary. In the event that any L/C Issuer performs its obligations hereunder through one or more of its Affiliates, the provisions of this Section 2.03(f) shall apply with respect to such Affiliate as if such Affiliate was an L/C Issuer.

(g) Applicability of ISP and UCP; Limitation of Liability. Unless otherwise expressly agreed by the applicable L/C Issuer and the Borrower when a Letter of Credit is issued, the rules of the ISP and, to the extent not inconsistent therewith, the laws of the State of New York, shall apply to each Letter of Credit. Notwithstanding the foregoing, no L/C Issuer shall be responsible to the Borrower for, and each L/C Issuer’s rights and remedies against the Borrower shall not be impaired by, any action or inaction of such L/C Issuer required or permitted under any Law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Law or any order of a jurisdiction where such L/C Issuer or the beneficiary is located, the practice stated in the ISP or the UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade—International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

(h) Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of each Revolving Lender in accordance, subject to adjustment as provided in Section 2.15, with such Revolving Lender’s Applicable Percentage with respect to the Revolving Facility, in Dollars, a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Rate with respect to Revolving Loans that are Eurocurrency Rate Loans (determined on a per annum basis) times the Dollar Equivalent of the daily amount available to be drawn under such Letter of Credit. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.09. Letter of Credit Fees shall be (i) due and payable on the fifteenth day of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand and (ii) computed on a quarterly basis in arrears. If there is any change in the Applicable Rate with respect to Revolving Loans that are Eurocurrency Rate Loans during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate with respect to Revolving Loans that are Eurocurrency Rate Loans separately for each period during such quarter that such Applicable Rate was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Required Revolving Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

(i) Fronting Fee and Documentary and Processing Charges Payable to the L/C Issuers. The Borrower shall pay directly to each applicable L/C Issuer for its own account, in Dollars, a fronting fee with respect to each Letter of Credit issued by such L/C Issuer, at the rate of 0.125% per annum, computed on the Dollar Equivalent of the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears. Such fronting fee shall be due and payable on the fifteenth day of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the

Letter of Credit Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.09. In addition, the Borrower shall pay directly to each applicable L/C Issuer for its own account, in Dollars, the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such L/C Issuer relating to letters of credit issued by it. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(j) Conflict with Issuer Documents. In the event of any inconsistency or conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(k) Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower shall be obligated to reimburse the applicable L/C Issuer hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

(l) Designation of Additional L/C Issuers. The Borrower may, at any time and from time to time, designate as additional L/C Issuers one or more Revolving Lenders that agree to serve in such capacity as provided below. The acceptance by a Revolving Lender of an appointment as an L/C Issuer hereunder shall be evidenced by an agreement, which shall be in form and substance reasonably satisfactory to the Administrative Agent and the Borrower, executed by the Borrower, the Administrative Agent and such designated Revolving Lender and, from and after the effective date of such agreement, (i) such Revolving Lender shall have all the rights and obligations of an L/C Issuer under this Agreement and (ii) references herein to the term “L/C Issuers” shall be deemed to include such Revolving Lender in its capacity as an issuer of Letters of Credit hereunder.

(m) Termination / Resignation of an L/C Issuer.

(i) The Borrower may terminate the appointment of any L/C Issuer as an “L/C Issuer” hereunder by providing a written notice thereof to such L/C Issuer, with a copy to the Administrative Agent. Any such termination shall become effective upon the earlier of (A) such L/C Issuer’s acknowledging receipt of such notice and (B) the fifth Business Day following the date of the delivery thereof; provided that no such termination shall become effective with respect to any Letter of Credit issued by such L/C Issuer (or its Affiliates) until and unless the L/C Obligations attributable to such Letter of Credit shall have been reduced to zero or Cash Collateralized in an amount equal to the Minimum Collateral Amount. At the time any such termination shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the terminated L/C Issuer pursuant to Section 2.03(i) with respect to any Letters of Credit to the extent the L/C Obligations attributable thereto have been reduced to zero or Cash Collateralized as described above. Notwithstanding the effectiveness of any such termination, the terminated L/C Issuer shall remain a party hereto and shall continue to have all the rights, obligations and duties of an L/C Issuer under this Agreement with respect to Letters of Credit issued by it (or its Affiliates) prior to and outstanding as of the effectiveness of such termination, but shall not issue any additional Letters of Credit.

(ii) Any L/C Issuer may resign as an L/C Issuer at any time upon 30 days’ prior written notice to the Administrative Agent, the Borrower and the Revolving Lenders; provided that (a) it shall have assigned all of its Commitments and Loans under the Revolving Facility pursuant to Section 10.06(b) hereof at or prior to the time of such resignation or (b) another Revolving Lender acceptable to the Borrower shall have assumed the commitments of such resigning L/C Issuer to issue Letters of Credit (and, to the extent such assuming Lender was not an L/C Issuer hereunder, such assuming Lender shall have become an L/C Issuer hereunder). Notwithstanding the effectiveness of any such resignation, any resigning L/C Issuer shall remain a party hereto and shall continue to have all the rights, obligations and duties of an L/C Issuer under this Agreement with respect to Letters of Credit issued by it prior to and outstanding as of the effectiveness of such resignation, but shall not issue any additional Letters of Credit. Upon the appointment of a successor L/C Issuer, (A) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the resigning L/C Issuer other than in respect of Letters of Credit issued by such resigning L/C Issuer prior to its resignation as set forth above, as the case may be, and (B) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding on behalf such resigning L/C Issuer at the time of such succession or make other arrangements satisfactory to the resigning L/C Issuer to effectively assume the obligations of such L/C Issuer with respect to such Letters of Credit.

(n) Reporting of Letter of Credit Information. Unless otherwise agreed to by the Administrative Agent, (i) on the last Business Day of each calendar month, (ii) on each date that a Letter of Credit is amended, terminated or otherwise expires, (iii) on each date that an L/C Credit Extension or drawing occurs with respect to any Letter of Credit, and (iv) upon the request of the Administrative Agent, each L/C Issuer (or, in the case of clause (ii), (iii) or (iv), each applicable L/C Issuer) shall deliver to the Administrative Agent a report setting forth in form and detail reasonably satisfactory to the Administrative Agent information (including, without limitation, any reimbursement, Cash Collateral, or termination in respect of Letters of Credit issued by such L/C Issuer) with respect to each Letter of Credit issued by such L/C Issuer that is outstanding hereunder. No failure on the part of any L/C Issuer to provide such information pursuant to this Section 2.03(n) shall limit the obligation of the Borrower or any applicable Revolving Lender hereunder with respect to its reimbursement and participation obligations, respectively, pursuant to this Section 2.03. In addition, the Borrower and the applicable L/C Issuer shall notify the Administrative Agent if at any time the Letter of Credit Commitment of such L/C Issuer is changed (whether pursuant to Section 2.03(m), by agreement between the Borrower and such L/C Issuer, or otherwise), and such change shall be reflected in a revised Schedule 1.01.

2.04 [Reserved].

2.05 Prepayments.

(a) The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Loans under any Facility in whole or in part without premium or penalty; provided that (a) such notice must be in a form reasonably acceptable to the Administrative Agent and be received by the Administrative Agent not later than 11:00 a.m. (i) three Business Days prior to any date of prepayment of Eurocurrency Rate Loans and (ii) on the date of prepayment of Base Rate Loans; (b) any prepayment of Eurocurrency Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof; and (c) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment, the Facility (or Facilities) to be prepaid and the Type(s) of Loans to be prepaid and, if Eurocurrency Rate Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender under the applicable Facility of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein; provided that, so long as the Administrative Agent is notified prior to the prepayment date, a notice of optional prepayment may state that such notice is conditional upon the effectiveness of other credit facilities or the receipt of the proceeds from the issuance of other Indebtedness or the occurrence of some other identifiable event or condition, in which case such notice of prepayment may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified date of prepayment) if such condition is not satisfied. Any prepayment of a Eurocurrency Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Subject to Section 2.15, each such prepayment shall be applied to the Loans of the Lenders under the applicable Facility in accordance with their respective Applicable Percentages. Any prepayment of Loans that are Term A-5 Loans pursuant to this Section 2.05(a) shall be applied to reduce the subsequent scheduled repayments of Term A-5 Loans to be made pursuant to Section 2.07(b) as directed in writing by the Borrower or, if no such direction has been provided, in direct order of maturity. Notwithstanding anything to contrary and for the avoidance of doubt, the provisions of this Section 2.05(a) shall permit any prepayment of Loans on a Facility by Facility basis and on a non-pro rata basis across Facilities (but not within a single Facility), in each case, as selected by the Borrower in its sole discretion.

(b) If the Administrative Agent notifies the Borrower in writing that the aggregate Revolving Credit Exposures of the Revolving Lenders at such time exceeds 101% of the aggregate Revolving Commitments then in effect, then, within three Business Days after receipt of such written notice from the Administrative Agent, the Borrower shall prepay Revolving Loans and/or the Borrower shall Cash Collateralize the L/C Obligations in an aggregate amount at least equal to such excess, or the Borrower shall take such other action to the extent necessary to eliminate any such excess; provided, however, that, subject to the provisions of Section 2.14(a), the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(b) unless after any such prepayment of Revolving Loans, the aggregate Revolving Credit Exposures of the Revolving Lenders exceeds the aggregate Revolving Commitments then in effect.

2.06 Termination or Reduction of Commitments.

(a) Prior to or upon the Closing Date, the Borrower may permanently reduce the Term A-3 Commitments, the Term A-5 Commitments and/or Revolving Commitments in whole, or in part ratably (except as provided in Section 10.13) among the Lenders of the applicable Facility, in the case of Term A-3 Commitments and Term A-5 Commitments, in integral multiples of $1,000,000 or any whole multiple of $500,000 in excess thereof and, in the case of the Revolving Commitments, in integral multiples of $10,000,000 or any whole multiple of $1,000,000 in excess thereof, in each case, by giving the Administrative Agent notice of such reduction not later than 11:00 a.m. on any Business Day, which notice shall specify the Commitments to be reduced and the amount of any such reduction; provided that a notice of termination of the Commitments may state that such notice is conditioned upon the effectiveness of other credit facilities or the receipt of the proceeds from the issuance of other Indebtedness or the occurrence of some other identifiable event or condition, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date of such termination) if such condition is not satisfied. If the Closing Date occurs, the Term A-3 Commitments and the Term A-5 Commitments shall be automatically and permanently reduced to zero upon the borrowing of the Term A-3 Loans and Term A-5 Loans on the Closing Date. In the event that the Closing Date shall not have occurred on or prior to the Termination Date, each Lender’s Commitment shall automatically terminate at 11:59:59 p.m. on the Termination Date and each Lender shall upon such termination have no further obligation to make any Loans hereunder. Unless terminated earlier pursuant to subsection (b) below, the Revolving Commitments shall be automatically and permanently reduced to zero on the Revolving Commitments Maturity Date applicable to such Revolving Commitments. Notwithstanding anything to contrary and for the avoidance of doubt, the provisions of this Section 2.06(a) shall permit any reduction of Commitments on a Facility by Facility basis and on a non-pro rata basis across Facilities (but not within a single Facility), in each case, as selected by the Borrower in its sole discretion.

(b) Following the Closing Date, the Borrower may, upon notice to the Administrative Agent, terminate the Revolving Commitments, or from time to time permanently reduce the Revolving Commitments; provided that (i) any such notice shall be received by the Administrative Agent not later than 10:00 a.m. three Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof, (iii) the Borrower shall not terminate or reduce the Revolving Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the aggregate amount of the Lenders’ Revolving Credit Exposures would exceed the Revolving Commitments, and (iv) if, after giving effect to any reduction of the Revolving Commitments, the Letter of Credit Sublimit exceeds the amount of the Revolving Commitments, the Letter of Credit Sublimit shall be automatically reduced by the amount of such excess; provided, further, that a notice of termination or reduction of the Revolving Commitments delivered may state that such notice is conditioned upon the effectiveness of other credit facilities or the receipt of the proceeds from the issuance of other Indebtedness or the occurrence of some other identifiable event or condition, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date of termination or reduction) if such condition is not satisfied. The Administrative Agent will promptly notify the Revolving Lenders of any such notice of termination or reduction of the Revolving Commitments. The amount of any such Revolving Commitment reduction shall not be applied to the Letter of Credit Sublimit unless otherwise specified by the Borrower or unless required by proviso (iv) of the preceding sentence. Any reduction of the Revolving Commitments shall be applied to the Revolving Commitment of each Lender according to its Applicable Percentage in respect of the Revolving Facility. All fees accrued until the effective date of any termination of the Revolving Commitments shall be paid on the effective date of such termination.

2.07 Amortization of Loans; Repayment of Loans.

(a) The Borrower shall repay to the Administrative Agent for the ratable account of the Term A-3 Lenders on the applicable Term A-3 Loans Maturity Date, the aggregate principal amount of the Term A-3 Loans that remains outstanding on such date, together with all accrued and unpaid interest in respect thereof.

(b) The Borrower shall repay to the Administrative Agent for the ratable account of the Term A-5 Lenders (which repayments shall be adjusted from time to time pursuant to Section 2.05(a)) (i) on each March 15, June 15, September 15, and December 15 occurring after the second anniversary of the Closing Date and prior to the Term A-5 Loans Maturity Date (or if such day is not a Business Day, the next preceding Business Day), an amount equal to 2.50% of the aggregate principal amount of Term A-5 Loans actually borrowed on the Closing Date and (ii) on the applicable Term A-5 Loans Maturity Date, the aggregate principal amount of Term A-5 Loans that remains outstanding on such date, together with, in each case in this clause (b), all accrued and unpaid interest on the principal amount so paid to but excluding the date of such repayment.

(c) The Borrower shall repay to the Administrative Agent for the ratable account of the Revolving Lenders on the applicable Revolving Commitments Maturity Date, the aggregate principal amount of Revolving Loans made to the Borrower outstanding on such date, together with all accrued and unpaid interest on such principal amount to but excluding the date of such repayment.

2.08 Interest.

(a) Subject to the provisions of subsection (b) below, (i) each Eurocurrency Rate Loan under a Facility shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurocurrency Rate for such Interest Period plus the Applicable Rate for such Facility; and (ii) each Base Rate Loan under a Facility shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for such Facility.

(b) If any amount (including principal of any Loan, interest, fees or any other amount) payable by the Borrower under any Loan Document is not paid when due (after giving effect to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(d) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09 Fees. In addition to certain fees described in subsections (h) and (i) of Section 2.03:

(a) Commitment Fee. The Borrower shall pay to the Administrative Agent, for the account of each Revolving Lender in accordance with its Applicable Percentage in respect of the Revolving Facility, a commitment fee (the “Commitment Fee”) equal to the then-applicable percentage (per annum) set forth under the column “Commitment Fee” in the definition of “Applicable Rate”, times the actual daily amount by which the aggregate Revolving Commitments of such Revolving Lender exceed the aggregate Revolving Credit Exposures of such Revolving Lender. The Commitment Fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the fifteenth day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and ending on the last day of the Availability Period. The Commitment Fee shall be calculated quarterly in arrears, and if there is any change in such “Commitment Fee” percentage pursuant to the definition of “Applicable Rate” during any quarter, the actual daily amount shall be computed and multiplied by such “Commitment Fee” percentage separately for each period during such quarter that such ”Commitment Fee” percentage was in effect.

(b) Other Fees. The Borrower shall pay to the Arrangers, the Lenders and the Administrative Agent, in Dollars, fees in the amounts and at the times specified in the Fee Letter and any separate letter agreements with respect to fees payable to the Administrative Agent. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10 Computation of Interest and Fees. All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the Eurocurrency Rate) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.11 Evidence of Debt.

(a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender to the Borrower made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans to the Borrower in addition to such accounts or records. Each Lender may attach schedules to a Note and endorse thereon the date, Facility, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b) In addition to the accounts and records referred to in subsection (a) above, each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.12 Payments Generally; Administrative Agent’s Clawback.

(a) General. All payments to be made by the Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 11:00 a.m. on the date specified herein. The Administrative Agent will promptly distribute to each such Lender its Applicable Percentage in respect of the relevant Facility (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after (i) 11:00 a.m., in the case of payments in Dollars, or (ii) after the Applicable Time in the case of payments in an Alternative Currency, shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue as if received at 11:00 a.m. or such Applicable Time, as applicable, on such succeeding Business Day. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be. Without limiting the generality of the foregoing, except in the case of payments to be made directly to any L/C Issuer in an Alternative Currency, the Administrative Agent may require that any payments due under this Agreement be made in the United States. If, for any reason, the Borrower is prohibited by any Law from making any required payment hereunder in an Alternative Currency, such Borrower shall make such payment in Dollars in the Dollar Equivalent of the Alternative Currency payment amount.

(b) (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurocurrency Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 11:00 a.m. on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the Overnight Rate, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii) Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuers hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the relevant Lenders or the relevant L/C Issuers, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of such Lenders or such L/C Issuers, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Borrowing set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d) Obligations of Lenders Several. The obligations of the Lenders hereunder are several and not joint, and no Lender shall be responsible for the failure of any other Lender to satisfy its obligations hereunder. The failure of any Lender to make any Loan, to fund any participation in any L/C Obligation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase such participation or to make its payment under Section 10.04(c).

(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f) Insufficient Funds. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

2.13 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (a) Obligations due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (b) Obligations owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing (but not due and payable) to such Lender at such time to (ii) the aggregate amount of the Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Parties at such time) of payment on account of the Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans, subparticipations in L/C Obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of Obligations then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be, provided that:

(i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section shall not be construed to apply to (A) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (B) the application of Cash Collateral provided for in Section 2.14, or (C) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations to any assignee or participant (including the Borrower or any Affiliate thereof).

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

2.14 Cash Collateral.

(a) Certain Credit Support Events. If (i) any L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, (ii) as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding (in each case other than with respect to any L/C Obligations arising in respect of Letters of Credit for which the expiry date extends after the Letter of Credit Expiration Date pursuant to Section 2.03(a)(ii)(B)(1) or (3), unless requested by the applicable L/C Issuer), (iii) the Borrower is required to provide Cash Collateral pursuant to Section 8.02(c), or (iv) there exists a Defaulting Lender, the Borrower shall within one Business Day following any request by the Administrative Agent or the applicable L/C Issuers (with a copy to the Administrative Agent) provide Cash Collateral in an amount not less than the applicable Minimum Collateral Amount (determined in the case of Cash Collateral provided pursuant to clause (iv) above, after giving effect to Section 2.15(a)(iv) and any Cash Collateral provided by the Defaulting Lender). Additionally, if the Administrative Agent notifies the Borrower at any time that the Outstanding Amount of all L/C Obligations (including, for the avoidance of doubt, any L/C Obligations in respect of outstanding Letters of Credit issued by L/C Issuers that have been terminated or have resigned pursuant to Section 2.03(m) or Section 2.16(c)) at such time exceeds 105% of the Letter of Credit Sublimit then in effect, then, within three Business Days after receipt of such notice, the Borrower shall provide Cash Collateral for the Outstanding Amount of the L/C Obligations in an amount not less than the amount by which the Outstanding Amount of all L/C Obligations exceeds the Letter of Credit Sublimit. The Administrative Agent or the applicable L/C Issuer (including, for the avoidance of doubt, L/C Issuers that have been terminated or have resigned pursuant to Section 2.03(m) or Section 2.16(c), but which still have outstanding Letters of Credit) may, at any time and from time to time after the initial deposit of such Cash Collateral, request that the Borrower provide additional Cash Collateral no later than three Business Days following receipt of such request in order to protect against the results of actual fluctuations in any Spot Rate; provided that the amount of any such Cash Collateral shall not be required to exceed at any time, after giving effect to such additional Cash Collateral, 101%, or, in the case of Letters of Credit denominated in an Alternative Currency, 103%, of the amount by which the Outstanding Amount of all L/C Obligations exceeds the Letter of Credit Sublimit at such time.

(b) Grant of Security Interest. The Borrower, and to the extent Cash Collateral is to be provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuers and the Revolving Lenders, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.14(c). If at any time the Administrative Agent reasonably determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent or the L/C Issuers as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower or, to the extent provided by any Defaulting Lender, such Defaulting Lender, will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at the Administrative Agent. The Borrower shall pay on demand therefor from time to time all customary account opening, activity and other administrative fees and charges in connection with the maintenance and disbursement of Cash Collateral.

(c) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.14 or Sections 2.03, 2.05, 2.15 or 8.02 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Obligations, obligation to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(d) Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or to secure other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 10.06(b)(vi))) or (ii) the Administrative Agent’s and the applicable L/C Issuer’s good faith determination that there exists excess Cash Collateral; provided, however, the Person providing Cash Collateral and the applicable L/C Issuers may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

2.15 Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 10.01.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the L/C Issuers hereunder; third, to Cash Collateralize the L/C Issuers’ Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.14; fourth, as the Borrower may request (so long as no Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the L/C Issuers’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.14; sixth, to the payment of any amounts owing to the Lenders or the L/C Issuers as a result of any judgment of a court of competent jurisdiction obtained by any Lender or any L/C Issuer against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings and such Lender is a Defaulting Lender under clause (a) of the definition thereof, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.03 (or, if such Borrowing is a Borrowing made on the Closing Date, Section 4.02) were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Obligations owed to, such Defaulting Lender until such time as all Loans are funded and unfunded participations in L/C Obligations are held by the Lenders pro rata in accordance with (x) in the case of the Revolving Facility, the Revolving Commitments hereunder without giving effect to Section 2.15(a)(iv) and (y) in the case of the Term A-3 Facility and Term A-5 Facility, the Commitments hereunder as in effect immediately prior to the Closing

Date (after giving effect to any assignments of Loans thereafter). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.15(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender and L/C Issuer irrevocably consents hereto.

(iii) Certain Fees.

(A) No Defaulting Lender shall be entitled to receive any fees payable under Section 2.09(a) for any period during which that Lender is a Defaulting Lender.

(B) Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.14.

(C) With respect to any fee payable under Section 2.09(a) or any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (1) pay to each Non-Defaulting Lender that portion of any Letter of Credit Fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (2) pay to each L/C Issuer the amount of any such Letter of Credit Fee otherwise payable to such Defaulting Lender to the extent allocable to such L/C Issuer’s Fronting Exposure to such Defaulting Lender, and (3) not be required to pay the remaining amount of any such fee.

(iv) Reallocation of Applicable Percentages to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages in respect of the Revolving Facility (calculated without regard to such Defaulting Lender’s Revolving Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v) Cash Collateral. If the reallocation described in clause (a)(iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under applicable Law, Cash Collateralize the L/C Issuers’ Fronting Exposure in accordance with the procedures set forth in Section 2.14.

(b) Defaulting Lender Cure. If the Borrower, the Administrative Agent and the L/C Issuers agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held on a pro rata basis by the Lenders in accordance with (x) in the case of the Revolving Facility, their Applicable Percentages in respect of the Revolving Facility (without giving effect to Section 2.15(a)(iv)) and (y) in the case of the Term A-3 Facility and Term A-5 Facility, the Commitments hereunder as in effect immediately prior to the Closing Date (after giving effect to any assignments of Loans thereafter), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

2.16 Loan Modification Offers.

(a) At any time after the Closing Date, the Borrower may on one or more occasions, by written notice to the Administrative Agent, make one or more offers (each, a “Loan Modification Offer”) to all the Lenders of one or more Facilities (each Facility subject to such a Loan Modification Offer, an “Affected Facility”) to effect one or more Permitted Amendments relating to such Affected Facility pursuant to procedures reasonably specified by the Administrative Agent and reasonably acceptable to the Borrower (including mechanics to permit conversions, cashless rollovers and exchanges by Lenders and other repayments and reborrowings of Loans of Accepting Lenders or Non-Accepting Lenders replaced in accordance with Section 10.13). Such notice shall set forth (i) the terms and conditions of the requested Permitted Amendment and (ii) the date on which such Permitted Amendment is requested to become effective. Permitted Amendments shall become effective only with respect to the Loans and Commitments of the Lenders of the Affected Facility that accept the applicable Loan Modification Offer (such Lenders, the “Accepting Lenders”) and, in the case of any Accepting Lender, only with respect to such Lender’s Loans and Commitments of such Affected Facility as to which such Lender’s acceptance has been made.

(b) A Permitted Amendment shall be effected pursuant to a Loan Modification Agreement executed and delivered by the Borrower, each applicable Accepting Lender and the Administrative Agent; provided that no Permitted Amendment shall become effective unless the Borrower shall have delivered to the Administrative Agent such legal opinions, authorizing resolutions, secretary’s certificates, officer’s certificates and other documents as shall be reasonably requested by the Administrative Agent in connection therewith. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Loan Modification

Agreement. Each Loan Modification Agreement may, without the consent of any Lender other than the applicable Accepting Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to give effect to the provisions of this Section 2.16, including any amendments necessary to treat the applicable Loans and/or Commitments of the Accepting Lenders as a new “Facility” of loans and/or commitments hereunder and in connection with a Permitted Amendment related to Revolving Loans and/or Revolving Commitments, to reallocate, if applicable, Revolving Credit Exposure on a pro rata basis among the relevant Revolving Lenders.

(c) If, in connection with any proposed Loan Modification Offer, any Lender does not consent to such Loan Modification Offer on the terms or by the deadline set forth in such Loan Modification Offer (each such Lender, a “Non-Accepting Lender”) then the Borrower may, on notice to the Administrative Agent and such Non-Accepting Lender, replace such Non-Accepting Lender in whole or in part by causing such Lender to (and such Lender shall be obligated to) assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.06) all or any part of its interests, rights and obligations under this Agreement in respect of the Loans and Commitments of the Affected Facility to one or more Eligible Assignees (which Eligible Assignee may be another Lender, if a Lender accepts such assignment); provided that neither the Administrative Agent nor any Lender shall have any obligation to the Borrower to find a replacement Lender; provided, further, that (i) the applicable assignee shall have agreed to provide Loans and/or Commitments on the terms set forth in the applicable Permitted Amendment, (ii) such Non-Accepting Lender shall have received payment of an amount equal to the outstanding principal of the Loans of the Affected Facility assigned by it pursuant to this Section 2.16, accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the Eligible Assignee (to the extent of such outstanding principal and accrued interest and fees) and (iii) unless waived, the Borrower or such Eligible Assignee shall have paid to the Administrative Agent the processing and recordation fee specified in Section 10.06(b)(v). If any Non-Accepting Lender replaced in accordance with this Section 2.16(c) is an L/C Issuer immediately prior to such replacement, then the interests, rights and obligations under this Agreement assigned to the relevant Eligible Assignee shall, for the avoidance of doubt but subject to the following proviso, include the Letter of Credit Commitment of such Non-Accepting Lender, and such Eligible Assignee shall become an L/C Issuer hereunder in accordance with Section 2.03(l); provided that (x) no such assignment of the applicable Letter of Credit Commitment shall become effective with respect to any Letter of Credit issued by such Non-Accepting Lender (or its Affiliates) until and unless the L/C Obligations attributable to any such Letter of Credit shall have been reduced to zero or Cash Collateralized in an amount equal to the Minimum Collateral Amount, (y) at the time any such assignment of the applicable Letter of Credit Commitment shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the assigning L/C Issuer pursuant to Section 2.03(i) with respect to any Letters of Credit to the extent the L/C Obligations attributable thereto have been reduced to zero or Cash Collateralized as described in clause (x) above, and (z) notwithstanding the effectiveness of any such assignment of the applicable Letter of Credit Commitment, the assigning L/C Issuer shall remain a party hereto and shall continue to have all the rights of an L/C Issuer under this Agreement with respect to Letters of Credit issued by it (or its Affiliates) prior to and outstanding as of the effectiveness of such assignment, but shall not issue any additional Letters of Credit.

(d) No rollover, conversion or exchange (or other repayment or termination) of Loans or Commitments pursuant to any Loan Modification Agreement in accordance with this Section 2.16 shall constitute a voluntary or mandatory payment or prepayment for purposes of this Agreement.

(e) Notwithstanding anything to the contrary, this Section 2.16 shall supersede any provisions in Section 2.13 or 10.01 to the contrary.

2.17 Incremental Term Loans; Increase in Commitments.

(a) Request for Increase. Upon notice to the Administrative Agent or the Incremental Arranger, the Borrower may, from time to time, request one or more additional Facilities of term loans or additional term loans of the same Facility as any existing Term Loans (“Incremental Term Loans”) and/or increases in the aggregate Revolving Commitments (“Revolving Commitment Increases”); provided that (i) the Consolidated Interest Coverage Ratio, calculated on a pro forma basis, after giving effect to the incurrence of such Incremental Term Loans and/or Revolving Commitment Increase (assuming that the full amount of such Revolving Commitment Increase is drawn) and the use of proceeds thereof, shall not be less than 3.00:1.00 for the most recently completed four consecutive fiscal quarters of the Borrower for which financial statements have been delivered pursuant to Section 6.01, (ii) any such request for an increase shall be in a minimum amount of $10,000,000, (iii) the interest rate, maturity and amortization schedule for any new Facility of Incremental Term Loans shall be determined by the Borrower and the applicable Lenders under such Facility, (iv) except with respect to items in clauses (iii) and (v) of this Section 2.17(a) and Section 2.17(e) below, Incremental Term Loans shall be on terms and subject to conditions and pursuant to documentation to be determined by the Borrower and the applicable lenders under such Facility; provided that, to the extent such terms and documentation are not consistent with the Term Loans (except to the extent permitted by clause (iii) above), they shall be reasonably satisfactory to the Administrative Agent (it being understood that, to the extent that any financial maintenance covenant or any other covenant is added for the benefit of any Incremental Term Loan, no consent shall be required from the Administrative Agent or any of the Lenders to the extent that such financial maintenance covenant or other covenant is (1) also added for the benefit of all existing Loans or (2) only applicable after the Latest Maturity Date), and (v) such Incremental Term Loans may be provided in any currency as mutually agreed among the Administrative Agent, the Borrower and the applicable lenders under such Facility.

(b) Lender Elections to Increase. If the Borrower elects to offer participation in such Incremental Term Loans or Revolving Commitment Increases to Lenders under a particular Facility, a notice shall be sent to each relevant Lender and, at the time of sending such notice, the Borrower (in consultation with the Administrative Agent or the arranger arranging such Incremental Term Loan and/or Revolving Commitment Increase (the “Incremental Arranger”)) shall specify the time period within which the requested Lenders are requested to respond. Each requested Lender, acting in its sole and individual discretion, shall notify the Incremental Arranger within such time period whether or not it agrees to provide an Incremental Term Loan or Revolving Commitment Increase, as the case may be, and, if so, whether by an amount equal to, greater than, or less than its relevant Applicable Percentage of such requested Incremental Term Loan or Revolving Commitment Increase, as the case may be. Any Lender not responding within such time period shall be deemed to have declined to provide a new Incremental Term Loan or a Revolving Commitment Increase, as the case may be. Notwithstanding anything herein to the contrary, no Lender shall have any obligation to agree to provide an Incremental Term Loan or Revolving Commitment Increase and any election to do so shall be in the sole discretion of such Lender.

(c) Notification by Administrative Agent or Incremental Arranger; Additional Lenders. The Administrative Agent or the Incremental Arranger shall notify the Borrower and each Lender under the applicable Facility of the Lenders’ responses to each request made hereunder. To achieve the full amount of a requested increase, the Borrower may also invite Eligible Assignees to become Lenders pursuant to a joinder agreement in form and substance reasonably satisfactory to the Incremental Arranger, the Administrative Agent and their respective counsels.

(d) Effective Date and Allocations. If the Loans or Commitments under any Facility are increased or a new Facility of term loans is implemented in accordance with this Section, the Incremental Arranger and the Borrower shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase or new Facility. The Incremental Arranger shall promptly notify the Borrower and the applicable Lenders of the final allocation of such increase or new Facility and the Increase Effective Date.

(e) Conditions to Effectiveness of Increase. As a condition precedent to any such increase, (i) each Loan Party shall deliver to the Administrative Agent a certificate dated as of the Increase Effective Date signed by a Responsible Officer of such Loan Party (A) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (B) in the case of the Borrower, certifying that, before and after giving effect to such increase, (1) the representations and warranties contained in Article V and the other Loan Documents are true and correct in all material respects (or, to the extent modified by any materiality or Material Adverse Effect standard, in all respects) on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects (or, to the extent modified by any materiality or Material Adverse Effect standard, in all respects) as of such earlier date, and except that for purposes of this Section 2.17, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.01, and (2) no Default exists and (ii) in the case of any Revolving Commitment Increase provided by any Person that is not an existing Revolving Lender immediately before giving effect to such Revolving Commitment Increase, the Borrower shall have obtained the prior written consent of the Administrative Agent to such new Revolving Lender (such consent not to be unreasonably withheld or delayed).

(f) Commitments in respect of Incremental Term Loans and Revolving Commitment Increases shall become Commitments under this Agreement pursuant to an amendment (an “Incremental Facility Amendment”) (including any technical amendments required to effectuate such increase) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, the Administrative Agent and the lenders providing such Incremental Term Loans or Revolving Commitment Increase, as the case may be. The

Administrative Agent shall promptly notify each Lender as to the effectiveness of each Incremental Facility Amendment. Each Incremental Facility Amendment may, without the consent of any Lender other than the lenders providing the Incremental Term Loans or Revolving Commitment Increase established thereby, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to give effect to the provisions of this Section 2.17, including any amendments necessary, at the election of the Borrower, (i) to treat the applicable Loans and/or Commitments of such Lenders as a new “Facility” of loans and/or commitments hereunder, (ii) make the Incremental Term Loans fungible with the applicable existing Term Loans (including changing the amortization schedule of the applicable existing Loans) or (iii) in connection with an Incremental Facility Amendment related to a Revolving Commitment Increase, to reallocate, if applicable, Revolving Credit Exposure on a pro rata basis among the relevant Revolving Lenders. In the case of any Revolving Commitment Increase, the outstanding Revolving Loans and L/C Obligations will be reallocated by the Administrative Agent on the effective date thereof among the Revolving Lenders (including the new and existing Revolving Lenders providing such Revolving Commitment Increase) in accordance with their revised Applicable Percentage in respect of the Revolving Facility (and the Revolving Lenders (including the new and existing Revolving Lenders providing such Revolving Commitment Increase) agree to make all payments and adjustments necessary to effect such reallocation).

(g) Conflicting Provisions. This Section shall supersede any provisions in Section 2.13 or 10.01 to the contrary.

ARTICLE III.

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 Taxes.

(a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes. (i) Any and all payments by or on account of any obligation of a Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Laws. If any applicable Laws (as determined in the good faith discretion of the applicable withholding agent) require the deduction or withholding of any Tax from any such payment by any applicable withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(ii) If any applicable withholding agent shall be required by any applicable Laws to withhold or deduct any Taxes from any such payment, then (A) such withholding agent, as required by such Laws, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) such withholding agent, to the extent required by such Laws, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the Loan Parties shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Lender (or, in the case of a payment received by the Administrative Agent for its own account, the Administrative Agent) receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b) Payment of Other Taxes by the Loan Parties. Without limiting the provisions of subsection (a) above, the Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c) Tax Indemnifications. (i) The Loan Parties shall on a joint and several basis, indemnify each Recipient, and shall make payment in respect thereof within 10 days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any penalties, interest and reasonable out-of-pocket expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided that the Loan Parties shall not be required to compensate any Recipient pursuant to this Section 3.01(c)(i) for any interest, additions to tax or penalties that accrue on and after the date that is 180 days after the date such Recipient first receives written notice from the applicable taxing authority of the specific tax assessment relating to the applicable Indemnified Taxes to the extent that the notification described in the next sentence is not provided within such time period. Any Recipient claiming indemnity pursuant to this Section 3.01(c)(i) shall notify the Borrower of the imposition of the relevant Indemnified Taxes as soon as practicable after the Recipient becomes aware of such imposition. A certificate as to the amount of such payment or liability (together with a reasonable explanation thereof) delivered to the Borrower by the Recipient (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Recipient, shall be conclusive absent demonstrable error. Each of the Loan Parties shall jointly and severally indemnify the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, for any amount which a Lender for any reason fails to pay indefeasibly to the Administrative Agent as required pursuant to Section 3.01(c)(ii) below; provided that, promptly following the written request of a Loan Party after the making of any such payment to the Administrative Agent, the Administrative Agent shall assign to such Loan Party the rights of the Administrative Agent pursuant to Section 3.01(c)(ii) below against such Lender with respect to the amount paid by such Loan Party (other than any setoff rights against such Lender).

(ii) Each Lender shall severally indemnify, and shall make payment in respect thereof within 10 days after written demand therefor, (A) the Administrative Agent against any Indemnified Taxes attributable to such Lender (but only to the extent that the Loan Parties have not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (B) the Administrative Agent and the Loan Parties, as applicable, against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.06(d) relating to the maintenance of a

Participant Register and (C) the Administrative Agent and the Loan Parties, as applicable, against any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent or the Loan Parties in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth in reasonable detail the basis and calculation of the amount of such payment or liability delivered to any Lender by the Administrative Agent or a Loan Party, as applicable, shall be conclusive absent demonstrable error. Each Lender hereby authorizes the Administrative Agent and the Loan Parties to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to the Administrative Agent or the Loan Parties under this clause (ii).

(d) Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority as provided in this Section 3.01, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Status of Lenders; Tax Documentation. (i) Any Recipient that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times and in the manner prescribed by applicable law or such other time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law or the taxing authorities of a jurisdiction pursuant to such applicable law or reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation shall only be required to the extent the relevant Recipient is legally eligible to do so.

(ii) Without limiting the generality of the foregoing,

(A) any Lender that is a U.S. Person (or, if such Lender is disregarded as an entity separate from its owner for U.S. federal income tax purposes, is owned by a U.S. Person) shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a party to this Agreement (and from time to time thereafter as required by applicable law or upon the reasonable request of the Borrower or the Administrative Agent), an executed IRS Form W-9 (or any successor form) certifying that such Lender (or such U.S. Person, as applicable) is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally eligible to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a party to this Agreement (and from time to time thereafter as required by applicable law or upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(I) in the case of a Foreign Lender (or, if such Foreign Lender is disregarded as an entity separate from its owner for U.S. federal income tax purposes, such owner) eligible for the benefits of an income tax treaty to which the United States is a party, an executed IRS Form W-8BEN-E (or W-8BEN, as applicable) (or any successor form) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the applicable portion(s) of such tax treaty;

(II) an executed IRS Form W-8ECI (or any successor form) with respect to such Foreign Lender (or, if such Foreign Lender is disregarded as an entity separate from its owner for U.S. federal income tax purposes, with respect to such owner);

(III) in the case of a Foreign Lender (or, if such Foreign Lender is disregarded as an entity separate from its owner for U.S. federal income tax purposes, such owner) entitled to the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit E-1 to the effect that such Foreign Lender (or such owner, as applicable) is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and that interest payments on the Loans are not effectively connected with the conduct of a U.S. trade or business by such Foreign Lender (or such owner, as applicable) (a “U.S. Tax Compliance Certificate”) and (y) an executed IRS Form W-8BEN-E (or W-8BEN, as applicable) (or successor form); or

(IV) to the extent a Foreign Lender (or, if such Foreign Lender is disregarded as an entity separate from its owner for U.S. federal tax purposes, such owner) is not the beneficial owner of such payments, an executed IRS Form W-8IMY (or successor form), accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E (or W-8BEN, as applicable) (or any successor form), a U.S. Tax

Compliance Certificate substantially in the form of Exhibit E-2 or Exhibit E-3, IRS Form W-9 (or successor form), and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally eligible to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed versions of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine whether such Recipient has complied with such Recipient’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(E) The Administrative Agent, and any successor or supplemental Administrative Agent, shall deliver to the Borrower on or prior to the date on which the Administrative Agent becomes the administrative agent hereunder or under any other Loan Document (and from time to time thereafter upon the reasonable request of the Borrower) executed originals of either (i) IRS Form W-9 (or any successor form) or (ii) a U.S. branch withholding certificate on IRS Form W-8IMY (or any successor form) evidencing its agreement with the Borrower to be treated as a U.S. person (with respect to amounts received on account of any Lender) and IRS Form W-8ECI (with respect to amounts received on its own account), with the effect that, in either case, the Borrower will be entitled to make payments hereunder to the Administrative Agent without withholding or deduction on account of U.S. federal withholding Tax.

(iii) Each Recipient agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall promptly (x) update such form or certification or (y) notify the Borrower and the Administrative Agent in writing that (A) such form or certification has expired or has become obsolete or inaccurate and (B) such Recipient is legally ineligible to update such form or certification.

(iv) Notwithstanding anything to the contrary in this Section 3.01(e), no Lender shall be required to deliver any documentation that it is not legally eligible to deliver.

(v) Each Lender hereby authorizes the Administrative Agent to deliver to the Loan Parties and to any successor Administrative Agent any documentation provided by such Lender to the Administrative Agent pursuant to this Section 3.01(e).

(f) Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender. If any Recipient determines, in its reasonable discretion, that it has received a refund of any Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 3.01, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all reasonable, documented out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Recipient, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the applicable Recipient be required to pay any amount to the Borrower pursuant to this subsection the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any Recipient to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrower or any other Person.

(g) Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

(h) For purposes of this Section 3.01, the term “Lender” includes each L/C Issuer.

3.02 Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to perform any of its obligations hereunder or make, maintain or fund or charge interest with respect to any Credit Extension or to determine or charge interest rates based upon the Eurocurrency Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars or any Alternative Currency in the applicable interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (a) any obligation of such Lender to issue, make, maintain, fund or charge interest with respect to any such Credit Extension, or to make or continue Eurocurrency Rate Loans, or to convert Base Rate Loans to Eurocurrency Rate Loans, shall be suspended, and (b) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurocurrency Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurocurrency Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (i) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable convert all Eurocurrency Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurocurrency Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurocurrency Rate Loans and (ii) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurocurrency Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurocurrency Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurocurrency Rate. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

3.03 Inability to Determine Rates. Except in connection with an occurrence described in Section 3.08, if in connection with any request for a Eurocurrency Rate Loan or a conversion to or continuation thereof, (a) the Administrative Agent determines that (i) Dollar deposits are not being offered to banks in the London eurodollar interbank market for the applicable amount and Interest Period of such Eurocurrency Rate Loan, or (ii) adequate and reasonable means do not exist for determining the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan or in connection with an existing or proposed Base Rate Loan (in each case with respect to clause (a) above, “Impacted Loans”), or (b) the Administrative Agent or the Required Lenders determine that for any reason the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Eurocurrency Rate Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, (A) the obligation of the Lenders to make or maintain Eurocurrency Rate Loans shall be suspended (to the extent of the affected Eurocurrency Rate Loans or Interest Periods), and (B) in the event of a determination described in the preceding sentence with respect to the Eurocurrency Rate component of the Base Rate, the utilization of the Eurocurrency Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Loans (to the extent of the affected Eurocurrency Rate Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

Notwithstanding the foregoing, if the Administrative Agent has made the determination described in clause (a) of the first sentence of this section, the Administrative Agent, the Borrower and the Required Lenders may agree upon an alternative interest rate for the Impacted Loans, in which case, such alternative rate of interest shall apply with respect to the Impacted Loans until (1) the Administrative Agent revokes the notice delivered with respect to the Impacted Loans under clause (a) of the first sentence of this section, (2) the Administrative Agent or the Required Lenders notify the Administrative Agent and the Borrower that such alternative interest rate does not adequately and fairly reflect the cost to such Lenders of funding the Impacted Loans, or (3) any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to such alternative rate of interest or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to do any of the foregoing and provides the Administrative Agent and the Borrower written notice thereof.

3.04 Increased Costs; Reserves on Eurocurrency Rate Loans.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e), other than as set forth below) or any L/C Issuer;

(ii) subject any Recipient to any Taxes (other than Indemnified Taxes and Excluded Taxes) on its loans, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or any L/C Issuer or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Eurocurrency Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to materially increase the cost to such Lender of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan), to materially increase the cost to such Lender or such L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit) or to materially reduce the amount of any sum received or receivable by such Lender or such L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or such L/C Issuer, the Borrower will pay to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or any L/C Issuer determines that any Change in Law affecting such Lender or such L/C Issuer or any Lending Office of such Lender or such Lender’s or such L/C Issuer’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such L/C Issuer’s capital or on the capital of such Lender’s or such L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such L/C Issuer, to a level below that which such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such L/C Issuer’s policies and the policies of such Lender’s or such L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender or an L/C Issuer setting forth in reasonable detail the basis and calculation of the amount or amounts necessary to compensate such Lender or such L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent demonstrable error. The Borrower shall pay such Lender or such L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 Business Days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or any L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of such Lender’s or such L/C Issuer’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or an L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender or such L/C Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e) Additional Reserve Requirements. The Borrower shall pay to each Lender, (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurocurrency Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Eurocurrency Rate Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which in each case shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional interest or costs from such Lender. If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest or costs shall be due and payable 10 days from receipt of such notice.

3.05 Compensation for Losses. Upon demand of any Lender or, with respect to clause (c) below, any L/C Issuer (in each case with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender or such L/C Issuer harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower;

(c) any failure by the Borrower to make payment in respect of any drawing under any Letter of Credit (or interest due thereon) denominated in an Alternative Currency on its scheduled due date; or

(d) any assignment of a Eurocurrency Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.13;

other than any loss of anticipated profits, but including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurocurrency Rate Loan made by it at the Eurocurrency Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurocurrency Rate Loan was in fact so funded.

3.06 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. Each Lender may make any Credit Extension to the Borrower through any Lending Office, provided that the exercise of this option shall not affect the obligation of the Borrower to repay the Credit Extension in accordance with the terms of this Agreement. If any Lender or any L/C Issuer requests compensation under Section 3.04, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender, any L/C Issuer, or any Governmental Authority for the account of any Lender or any L/C Issuer pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then at the request of the Borrower such Lender or such L/C Issuer shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender or such L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender or such L/C Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be materially disadvantageous to such Lender or such L/C Issuer, as the case may be. The Borrower hereby agrees to pay all reasonable, documented out-of-pocket costs and expenses incurred by any Lender or L/C Issuer in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender or L/C Issuer requests compensation under Section 3.04, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or L/C Issuer or any Governmental Authority for the account of any Lender or L/C Issuer pursuant to Section 3.01 and, in each case, such Lender or such L/C Issuer, as the case may be, has declined or is unable to designate a different Lending Office in accordance with Section 3.06(a), or if any Lender delivers a notice under Section 3.02 the effect of which would be to suspend such Lender’s obligation to make or continue Eurocurrency Rate Loans (or convert Base Rate Loans to Eurocurrency Rate Loans) in any currency, the Borrower may replace such Lender, in accordance with the procedures set forth in Section 10.13, or L/C Issuer, in accordance with the procedures set forth in Section 2.16(c).

3.07 Survival. All obligations of the Borrower under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder, and resignation of the Administrative Agent.

3.08 LIBOR Discontinuation. (a) (a) Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Administrative Agent determines (which determination shall be made by notice to the Borrower and shall be conclusive absent manifest error), or the Borrower or Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to Borrower) that the Borrower or Required Lenders (as applicable) have determined, that:

(i) adequate and reasonable means do not exist for ascertaining LIBOR for any requested Interest Period, including, without limitation, because the LIBOR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary;

(ii) the administrator of the LIBOR Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which LIBOR or the LIBOR Screen Rate shall no longer be made available, or used for determining the interest rate of loans (such specific date, the “Scheduled Unavailability Date”); or

(iii) syndicated loans being executed in the U.S. at the time, or that include language similar to that contained in this Section, are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace LIBOR;

then, reasonably promptly after such determination by the Administrative Agent or receipt by the Administrative Agent of such notice, as applicable, the Administrative Agent and the Borrower may amend this Agreement to replace LIBOR with an alternate benchmark rate (including any mathematical or other adjustments to the benchmark (if any) incorporated therein), giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated syndicated credit facilities for such alternative benchmarks (any such proposed rate, a “LIBOR Successor Rate”), together with any proposed LIBOR Successor Rate Conforming Changes and any such amendment shall become effective at 5:00 p.m. (New York time) on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrower unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders do not accept such amendment.

(b) If no LIBOR Successor Rate has been determined and the circumstances under clause (a)(i) above exist or the Scheduled Unavailability Date has occurred (as applicable), the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter (until a LIBOR Successor Rate has been determined in accordance with Section 3.08(a)), (x) the obligation of the Lenders to make or maintain Eurocurrency Rate Loans shall be suspended (to the extent of the affected Eurocurrency Rate Loans or Interest Periods), and (y) the Eurocurrency Rate component shall no longer be utilized in determining the Base Rate. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Loans (to the extent of the affected Eurocurrency Rate Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans (subject to the foregoing clause (y)) in the amount specified therein.

(c) Notwithstanding anything else herein, any definition of LIBOR Successor Rate shall provide that in no event shall such LIBOR Successor Rate be less than zero for purposes of this Agreement.

ARTICLE IV.

CONDITIONS PRECEDENT

4.01 Conditions to Effectiveness. The occurrence of the Effective Date is subject to satisfaction (or waiver) of the following conditions precedent:

(a) The Administrative Agent’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party (to the extent applicable), each dated the Effective Date (or, in the case of certificates of governmental officials, a recent date before the Effective Date):

(i) executed counterparts of this Agreement from the Borrower, each Closing Date Guarantor, each Lender and the Administrative Agent;

(ii) Notes executed by the Borrower in favor of each Lender requesting Notes at least three Business Days prior to the Effective Date;

(iii) a certificate of each Loan Party, in form and substance reasonably satisfactory to the Administrative Agent, executed by any Responsible Officer of such Loan Party, and including or attaching the documents referred to in subclause (iv) below;

(iv) a copy of (A) each Organization Document of each Loan Party certified, to the extent applicable, as of a recent date by the applicable Governmental Authority, (B) signature and incumbency certificates of the Responsible Officers of each Loan Party executing the Loan Documents to which it is a party, (C) resolutions of the Board of Directors and/or similar governing bodies of each Loan Party approving and authorizing the execution, delivery and performance of the Loan Documents to which it is a party, certified by its secretary, an assistant secretary or a Responsible Officer as being in full force and effect without modification or amendment, and (D) a good standing certificate (to the extent such concept exists) from the applicable Governmental Authority of each Loan Party’s jurisdiction of incorporation, organization or formation; and

(v) a customary written opinion (addressed to the Administrative Agent and the Lenders) of (i) Wachtell, Lipton, Rosen & Katz, special counsel for the Loan Parties, (ii) Cooley LLP, California counsel for the Loan Parties, (iii) Allen & Gledhill LLP, Singapore counsel for the Loan Parties, and (iv) Maples and Calder, Cayman Islands counsel for the Loan Parties. The Borrower hereby requests such counsels to deliver such opinions.

(b) The Administrative Agent shall have received all fees and other amounts previously agreed in writing by the parties to the Fee Letter to be due and payable on or prior to the Effective Date, including, to the extent invoiced at least three Business Days prior to the Effective Date (except as otherwise reasonably agreed by the Borrower), reimbursement or payment of all out-of-pocket expenses (including reasonable fees, charges and disbursements of counsel for the Administrative Agent) required to be reimbursed or paid by any Loan Party under any Loan Document.

(c) The Administrative Agent and the Arrangers shall have received all documentation at least three Business Days prior to the Effective Date and other information about the Loan Parties that shall have been reasonably requested by the Administrative Agent or an Arranger in writing at least 10 Business Days prior to the Effective Date and that the Administrative Agent or such Arranger reasonably determines is required by United States regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act.

The occurrence of the Effective Date shall be confirmed by a written notice from the Administrative Agent to the Borrower and the Lenders on the Effective Date, and shall be conclusive evidence of the occurrence thereof. Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Effective Date specifying its objection thereto.

4.02 Conditions of Initial Credit Extensions. The obligation of each Lender to make the Loans on the Closing Date is subject only to the occurrence of the Effective Date and to satisfaction (or waiver) of the following additional conditions precedent:

(a) The Acquisition shall have been, or shall substantially concurrently with the funding of the Loans on the Closing Date be, consummated in all material respects in accordance with the terms of the Acquisition Agreement as may be amended, modified or waived, but without giving effect to any (A) modifications or amendments thereof or (B) waivers by the Borrower or Merger Sub thereof to the extent such modifications, amendments or waivers are materially adverse to the Lenders in their capacities as such, without having first obtained the consent of each of the Signing Date Lenders (such consent not to be unreasonably withheld, delayed or conditioned), it being understood and agreed that (i) any increase in the aggregate purchase price consideration to be paid under the Acquisition Agreement will be deemed to not be materially adverse to the interests of the Lenders and will not require the prior written consent of the Signing Date Lenders to the extent that (x) any such increase is not in excess of 10% and/or (y) any such increase, to the extent in excess of 10%, is funded solely with either the cash proceeds of sales of, or other distributions of, the common equity of the Borrower and (ii) any reduction in the aggregate purchase price consideration to be paid under the Acquisition Agreement will be deemed to not be materially adverse to the interests of the Lenders and will not require the prior written consent of the Signing Date Lenders to the extent that (x) any such reduction is not in excess of 10% and/or (y) any such reduction, to the extent in excess of 10%, shall have been allocated to reduce the commitments under the Term A-3 Facility and the Term A-5 Facility, ratably among them.

(b) (I) Except as disclosed in (x) any Company SEC Documents filed or furnished by the Target with the SEC on or after April 1, 2017 and publicly available prior to the Acquisition Signing Date (including exhibits and other information incorporated by reference therein but excluding any predictive, cautionary or forward looking disclosures contained under the captions “risk factors,” “forward looking statements” or any similar precautionary sections and any other disclosures contained therein that are predictive, cautionary or forward looking in nature) or (y) Section 4.8 of the Company Disclosure Letter and any other section or subsection of the Company Disclosure Letter, whether or not an explicit reference or cross-reference to Section 4.8 is made, for which it is reasonably apparent on its face that such information is relevant to Section 4.8 of the Company Disclosure Letter, from March 31, 2018 through the Acquisition Signing Date, there has not occurred any Effect that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and (II) no Company Material Adverse Effect shall have occurred since the Acquisition Signing Date and be continuing (capitalized terms used in this Section 4.02(b) but not defined in this Agreement shall have the meaning assigned to such terms in the Acquisition Agreement as in effect on the Acquisition Signing Date).

(c) (i) The Specified Acquisition Agreement Representations shall be accurate in all material respects on and as of the Closing Date; and (ii) the Specified Representations shall be accurate in all material respects on and as of the Closing Date.

(d) The Arrangers shall have received (i) the Audited Financial Statements, and (ii) the Unaudited Financial Statements.

(e) The Administrative Agent shall have received a certificate from the chief financial officer of the Borrower in the form attached as Exhibit B hereto certifying that the Borrower and the Subsidiaries on a consolidated basis after giving effect to the Transactions are Solvent.

(f) The Administrative Agent shall have received a Loan Notice in accordance with the requirements hereof.

(g) All fees required to be paid on the Closing Date pursuant to the Fee Letter and reasonable out-of-pocket expenses required to be paid on the Closing Date pursuant to the Loan Documents, to the extent invoiced at least three Business Days prior to the Closing Date (except as otherwise reasonably agreed by the Borrower), shall, upon the initial borrowings under the Facilities, have been, or will be substantially simultaneously, paid (which amounts may be offset against the proceeds of the Facilities).

(h) The Refinancing shall have been consummated, or substantially simultaneously with the initial borrowings under the Facilities shall be consummated.

4.03 Conditions to all Credit Extensions after the Closing Date. After the Closing Date, the obligation of each Lender to honor any Request for Credit Extension (other than a Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurocurrency Rate Loans) is subject to the following conditions precedent:

(a) The representations and warranties of the Loan Parties contained in Article V (excluding the representations and warranties set forth in Section 5.05(c), Section 5.06 and Section 5.13) and, in the case of any L/C Credit Extension, in the applicable Issuer Documents, shall be true and correct in all material respects (or, with respect to any representation or warranty qualified by reference to materiality or Material Adverse Effect, in all respects) on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or, with respect to any representation or warranty qualified by reference to materiality or Material Adverse Effect, in all respects) as of such earlier date, and except that for purposes of this Section 4.03, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.01.

(b) No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c) The Administrative Agent and, if applicable, the applicable L/C Issuer shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension (other than a Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurocurrency Rate Loans) submitted by the Borrower shall be deemed to be a representation and warranty by the Borrower that the conditions specified in Sections 4.03(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

4.04 Certain Funds Provisions. During the period from and including the Effective Date to and including the earlier of (x) 11:59:59 p.m. on the Termination Date and (y) the funding of the Loans on the Closing Date (the “Certain Funds Period”), and notwithstanding (i) that any representation herein or in any other Loan Document made on the Effective Date was incorrect (other than any Specified Representations), (ii) any failure by the Borrower or any of its Subsidiaries to comply with the terms of the Loan Documents or the existence of a Default or Event of Default, (iii) any provision to the contrary in this Agreement or otherwise or (iv) that any condition to the occurrence of the Effective Date may subsequently be determined not to have been satisfied, neither the Administrative Agent nor any Lender shall be entitled to (1) cancel any of its Commitments, (2) rescind, terminate or cancel this Agreement or exercise any right or remedy or make or enforce any claim under this Agreement or the Notes or that it may otherwise have to the extent to do so would prevent, limit or delay the making of its Loans on the Closing Date, (3) refuse to participate in making its Loan on the Closing Date; provided that the conditions precedent in Section 4.02 have been satisfied or waived, or (4) exercise any right of set-off or counterclaim in respect of its Loan to the extent to do so would prevent, limit or delay the making of its Loan on the Closing Date. Notwithstanding anything to the contrary provided herein, (A) the rights, remedies and entitlements of the Lenders and the Administrative Agent shall not be limited in the event that any condition precedent in Section 4.02 is not satisfied or waived on the Closing Date and (B) immediately after the expiration of the Certain Funds Period, all of the rights, remedies and entitlements of the Administrative Agent and the Lenders shall be available notwithstanding that such rights were not available prior to such time as a result of the foregoing.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES

The Borrower hereby represents and warrants to the Administrative Agent and the Lenders as of the Effective Date (other than with respect to Sections 5.11(c) and 5.13) and as of the Closing Date (after giving effect to the Transactions) that:

5.01 Existence, Qualification and Power. The Borrower and each other Loan Party (a) is duly organized, incorporated or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization (to the extent such concept exists in the relevant jurisdiction), (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) (A) execute, deliver and perform its obligations under the Loan Documents (if any) to which it is a party, and (B) consummate the Transactions and (c) is duly qualified and, as applicable, is licensed and in good standing or similar status (in each case, to the extent such concept exists in the relevant jurisdiction) under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to result in a Material Adverse Effect.

5.02 Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which it is party have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or binding upon such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law, except in any case for clauses (b) and (c) where such violations would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.03 Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person that has not been obtained is necessary or required to be obtained by any Loan Party in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, or for the consummation of the Transactions, other than approvals, consents, exemptions, authorizations, actions and notices the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.04 Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against such Loan Party in accordance with its terms, except as may be limited by any applicable bankruptcy, administration, administrative receivership, winding-up, insolvency, reorganization (by way of voluntary arrangement, schemes of arrangement or otherwise), receivership, moratorium or other similar laws affecting creditors’ rights generally, the time barring of claims under applicable statutes of limitation (or equivalent Laws) and by general principles of equity.

5.05 Financial Statements; No Material Adverse Effect.

(a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein and (ii) fairly present the financial condition of the Borrower (or, if applicable, the Former Parent) and its consolidated Subsidiaries as of the date thereof and their consolidated results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.

(b) The Unaudited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein and (ii) fairly present the financial condition of the Borrower (or, if applicable, the Former Parent) and its consolidated Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c) Since the date of the Audited Financial Statements relating to the Borrower’s most recently ended fiscal year, there has been no event or circumstance, either individually or in the aggregate, that has had, or could reasonably be expected to have, a Material Adverse Effect.

5.06 Litigation. Except with respect to any matters disclosed by the Borrower or any Subsidiary in any filing made under the Exchange Act that is available to the Lenders before the Effective Date or the Closing Date, as applicable, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower after due and diligent investigation, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any Subsidiary or against any of their properties or revenues that (a) seeks to prevent, enjoin or delay the making of any Loan or otherwise calls into question the validity of any Loan Document and as to which there is a reasonable possibility of an adverse decision, or (b) either individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

5.07 Taxes. The Borrower and the Subsidiaries have filed all U.S. federal, state and local, non-U.S. and other Tax returns and reports required to be filed by them and have paid all U.S. federal, state and local, non-U.S. and other Taxes imposed upon them or their properties, income or assets except (a) those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP or (b) to the extent that the failure to do so would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.08 ERISA Compliance.

(a) Except for incidences which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, (i) each Plan is in compliance with the applicable provisions of ERISA, the Code and other applicable federal or state laws, and (ii) each Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the IRS to the effect that the form of such Plan is qualified under Section 401(a) of the Code, and the trust related thereto has been determined by the IRS to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the IRS and nothing has occurred that would reasonably be expected to prevent or cause the loss of such tax-qualified status.

(b) There are no pending or, to the knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction (within the meaning of Section 4975 of the Code, other than a transaction that is exempt under a statutory or administrative exemption) or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) Except for incidences which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, (i) no ERISA Event has occurred, and neither the Borrower nor any of its ERISA Affiliates have any knowledge of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event; (ii) the Borrower and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; and (iii) neither the Borrower nor any of its ERISA Affiliates has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA.

5.09 Margin Regulations; Investment Company Act.

(a) No Loan Party is engaged, nor will it engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

(b) No Loan Party is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.10 Compliance with Laws. Each Loan Party and each Subsidiary is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.11 Sanctions; Anti-Corruption Laws.

(a) (i) Neither the Borrower nor any Subsidiary is a Sanctioned Person; and (ii) to the knowledge of the Borrower, and except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, no director, officer, employee or agent of the Borrower or any Subsidiary is a Sanctioned Person.

(b) Except as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, to the knowledge of the Borrower, neither the Borrower nor any Subsidiary has, in the past three years, violated any applicable anti-corruption law, such as the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 or any other similar anti-corruption legislation in other jurisdictions (“Anti-Corruption Laws”), the PATRIOT Act or any applicable Sanctions.

(c) As of the Closing Date, no Default as a result of a breach of Section 7.04 shall exist, or would exist, from the use of proceeds of the Credit Extensions on the Closing Date.

5.12 Disclosure. (a) All written factual information (on or prior to the Closing Date, to the knowledge of the Borrower with respect to Target and its subsidiaries) (other than projections and other forward-looking materials and information of a general economic or industry specific nature) provided directly or indirectly by the Borrower to the Administrative Agent or the Lenders, in connection with the Transactions, when taken as a whole, was when furnished correct in all material respects and did not contain when furnished any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (in each case after giving effect to all supplements and updates provided thereto); and (b) the projections and other forward-looking information that have been made available to the Administrative Agent or the Lenders by or on behalf of the Borrower in connection with the Transactions were prepared in good faith based upon assumptions believed by the preparer thereof to be reasonable at the time such financial projections were furnished to the Administrative Agent or the Lenders, it being understood and agreed that projections and other forward-looking information are as to future events and are not to be viewed as facts, are subject to significant uncertainties and contingencies, many of which are out of the Borrower’s control, that no assurance can be given that any particular projections will be realized and that actual results during the period or periods covered by such projections may differ significantly from the projected results and such differences may be material.

5.13 Solvency. On the Closing Date, immediately after the consummation of the Transactions, the Borrower and the Subsidiaries are, on a consolidated basis after giving effect to such Transactions, Solvent.

ARTICLE VI.

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied (other than contingent amounts not yet due), or (except to the extent agreed by the applicable L/C Issuer that has issued such Letter of Credit or to the extent such Letter of Credit has been Cash Collateralized in an amount equal to the Minimum Collateral Amount) any Letter of Credit shall remain outstanding, the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02 and 6.03) cause each Subsidiary to:

6.01 Financial Statements. Deliver to the Administrative Agent:

(a) Within 90 days after the end of each fiscal year of the Borrower ending after the Closing Date, audited consolidated statements of financial position and audited consolidated statements of income, stockholders’ equity and cash flows of the Borrower as of the end of and for such year, and related notes thereto, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by PricewaterhouseCoopers LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit (other than any exception or explanatory paragraph, but not a qualification, that is expressly solely with respect to, or expressly resulting solely from, (A) an upcoming maturity date of any Indebtedness occurring within one year from the time such opinion is delivered or (B) any potential inability to satisfy a financial maintenance covenant (including the financial covenant described herein) on a future date or in a future period)) to the effect that such consolidated financial statements present fairly in all material respects the financial position and results of operations and cash flows of the Borrower and the Subsidiaries as of the end of and for such year on a consolidated basis in accordance with GAAP consistently applied; and

(b) Within 45 days after the end of each of fiscal quarter of the Borrower ending after the Closing Date, unaudited consolidated statements of financial position and unaudited consolidated statements of income and cash flows of the Borrower as of the end of and for such fiscal quarter (except in the case of cash flows) and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the statement of financial position, as of the end of) the previous fiscal year, all certified by a Financial Officer of the Borrower as presenting fairly in all material respects the financial position and results of operations and cash flows of the Borrower and the Subsidiaries as of the end of and for such fiscal quarter (except in the case of cash flows) and such portion of the fiscal year on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes.

As to any information contained in materials furnished pursuant to Section 6.02(b), the Borrower shall not be separately required to furnish such information under clause (a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in clauses (a) and (b) above at the times specified therein.

Notwithstanding the foregoing, the obligations in Section 6.01(a) or (b) may be satisfied with respect to financial information of the Borrower and its Subsidiaries by furnishing the applicable financial statements of any direct or indirect parent of the Borrower; provided that such financial statements contain consolidating information, which shall be presented in a footnote to the applicable financial statements of such direct or indirect parent of the Borrower, that explains in reasonable detail the differences between the information relating to such parent, on the one hand, and the information relating to the Borrower and the Subsidiaries on a stand-

alone basis, on the other hand, and to the extent such information is in lieu of information required to be provided under Section 6.01(a), such materials are accompanied by a report and opinion of PricewaterhouseCoopers LLP or other independent public accountants of recognized national standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to a “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit (other than any exception or explanatory paragraph, but not a qualification, that is expressly solely with respect to, or expressly resulting solely from, (A) an upcoming maturity date of any Indebtedness occurring within one year from the time such opinion is delivered or (B) any potential inability to satisfy a financial maintenance covenant (including the financial covenant described herein) on a future date or in a future period).

6.02 Certificates; Other Information. Deliver to the Administrative Agent:

(a) not later than five days after the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed certificate signed by the chief executive officer or a Financial Officer of the Borrower (i) certifying as to whether a Default exists and, if a Default exists, specifying the details thereof and any action taken or proposed to be taken with respect thereto and (ii) beginning with the first full fiscal quarter of the Borrower after the Closing Date, setting forth the Consolidated Interest Coverage Ratio as of the most recently ended fiscal quarter included in such financial statements and a reasonably detailed calculation thereof;

(b) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements (other than amendments to any registration statement to the extent such registration statement, in the form it became effective, is delivered to the Administrative Agent, exhibits to any registration statement and, if applicable, any registration statement filed on Form S-8) which the Borrower may file with the SEC under Section 13 or 15(d) of the Exchange Act, and not otherwise required to be delivered to the Administrative Agent pursuant hereto; and

(c) promptly, such additional information regarding the business, financial or corporate affairs of the Borrower or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent, on its own behalf or on behalf of any Lender, may from time to time reasonably request in writing.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or paragraph (b) of this Section shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s or the Borrower’s website, (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent) or (iii) on which the Borrower (or a parent company thereof) publicly files such documents with the SEC. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers may, but shall not be obligated to, make available to the Lenders and the L/C Issuers materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks, Syndtrak, ClearPar, or a substantially similar electronic transmission system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that (i) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (ii) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers, the L/C Issuers and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower, its Subsidiaries or their respective securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (iii) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (iv) the Administrative Agent and the Arrangers shall treat any Borrower Materials that are not marked “PUBLIC” as being suitable for posting, and shall post such Borrower Materials, only on a portion of the Platform not designated “Public Side Information.”

6.03 Notices. Promptly after a Responsible Officer of the Borrower obtains actual knowledge thereof, notify the Administrative Agent of the occurrence of any Default or Event of Default. Each notice pursuant to this Section shall (a) be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto and (b) describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04 Payment of Taxes. Pay and discharge as the same shall become due and payable, all Taxes imposed upon it, unless (a) the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary or (b) the failure to make payment would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

6.05 Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization or incorporation except in a transaction not prohibited by Section 7.02, except (other than with respect to the legal existence of the Borrower) to the extent that failure to do so could not reasonably be expected to result in a Material Adverse Effect, (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

6.06 Compliance with Laws.

(a) Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (i) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (ii) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

(b) Maintain policies and procedures designed to promote and achieve compliance with applicable Anti-Corruption Laws and with applicable Sanctions.

6.07 Books and Records. Maintain proper books of record and account, in which entries that are full, true and correct in all material respects and are in conformity with GAAP (or applicable local standards) consistently applied shall be made of all material financial transactions and matters involving the assets and business of the Borrower or any Subsidiary, as the case may be.

6.08 Use of Proceeds. Use the proceeds of the Facilities, potentially together with a portion of the cash on hand at the Borrower and its Subsidiaries and/or the Target and its subsidiaries, (i) to finance the Transactions (but limited, in the case of repayments and refinancings of indebtedness of the type described in clause (d) of the definition of “Transactions”, to the repayment or refinancing of indebtedness of the Target or its subsidiaries (other than the Target’s senior notes)), (ii) to repay or refinance any indebtedness of the Borrower or its Subsidiaries and/or the Target or its subsidiaries scheduled to become due or mature on or prior to the date that is twelve months after the Closing Date (including, in any event, the Target’s senior notes due December 1, 2019) and/or (iii) in the case of the Revolving Facility, for general corporate purposes; provided that the Borrower will not use the proceeds of the Credit Extensions to purchase or carry any margin stock (within the meaning of Regulation U issued by the FRB) or to extend credit to others for the purpose of purchasing or carrying any margin stock, in each case in violation of Regulation U issued by the FRB.

6.09 Inspection Rights. At any time after the occurrence and during the continuance of a Default, permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower.

ARTICLE VII.

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied (other than contingent amounts not yet due), or (except to the extent agreed by the applicable L/C Issuer that has issued such Letter of Credit or to the extent such Letter of Credit has been Cash Collateralized in an amount equal to the Minimum Collateral Amount) any Letter of Credit shall remain outstanding, the Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly:

7.01 Liens. Create, incur, assume or suffer to exist any Lien securing Indebtedness described under clause (a) of the definition thereof upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a) Liens created under any Loan Document;

(b) Liens existing on the Effective Date and listed on Schedule 7.01 and any renewals, modifications or extensions thereof, provided that (i) the property covered thereby is not changed other than improvements thereto and proceeds thereof and (ii) the amount secured or benefited thereby is not increased except in connection with any refinancings, refundings, renewals, replacements, modifications or extensions thereof by an amount equal to a premium or other reasonable amount paid, and fees and expenses incurred, in connection with the foregoing, and by an amount equal to any existing commitments unutilized thereunder;

(c) Liens existing on any property prior to the acquisition thereof by the Borrower or a Subsidiary or existing on property of a Person that becomes a Subsidiary prior to the time such Person becomes a Subsidiary, in each case after the date hereof and, in the case of Liens on any property of the Target and its Subsidiaries existing on the Closing Date, listed on a supplement to Schedule 7.01 delivered by the Borrower to the Administrative Agent at least one Business Day prior to the Closing Date; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as applicable, (ii) such Lien shall not apply to any other property of the Borrower or any Subsidiary (other than, with respect to such Person, any replacements of such property and additions and accessions thereto and proceeds and products thereof, after-acquired property of such Person subject to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require or include, pursuant to their terms at such time, a pledge of after-acquired property of such Person, and the proceeds and products thereof and customary security deposits in respect thereof and in the case of multiple financings of equipment provided by any lender, other equipment financed by such lender, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition) and (iii) such Lien shall secure only those obligations it secures on the date of acquisition or the date such Person becomes a Subsidiary, as applicable and any refinancings, refundings, renewals, replacements or extensions secured or benefitted thereby;

(d) Liens on cash, cash equivalents or other assets securing Indebtedness of any Subsidiary existing or arising under any Swap Contract, provided that such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view”;

(e) Liens on any property of any subsidiary of the Borrower in favor of a Loan Party or any subsidiary thereof;

(f) Liens on fixed or capital assets acquired, constructed, repaired, replaced or improved by the Borrower or any Subsidiary; provided that (i) such security interests and the Indebtedness secured thereby are incurred within 270 days after such acquisition or the completion of such construction, repair, replacement or improvement, (ii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets and (iii) such security interests shall not apply to any other property of the Borrower or any subsidiary thereof, except for accessions to fixed or capital assets covered by such Lien, property financed by such Indebtedness and the proceeds and products thereof; and provided, further, that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender;

(g) [Reserved]; and

(h) Liens securing Indebtedness not expressly permitted by clauses (a) through (g) above; provided that the aggregate principal amount of outstanding Indebtedness described under clause (a) of the definition thereof secured by such other Liens pursuant to this clause (h) does not, at the time of, and after giving effect to the incurrence of such Indebtedness, exceed the Maximum Secured Debt Limit, provided that the Maximum Secured Debt Limit may be exceeded at the time of any refinancing, refunding, renewal, replacement, modifications or extension of any such Indebtedness so long as the aggregate principal amount of such refinancing, refunding, renewal, replacement, modifications or extension does not exceed the amount then outstanding except by an amount equal to a premium or other reasonable amount paid, and accrued and unpaid interest, and fees and expenses incurred in connection with the foregoing.

7.02 Fundamental Changes. Merge, dissolve, liquidate, or consolidate with or into another Person, except that, so long as no Default exists or would result therefrom:

(a) the Borrower may merge or otherwise consolidate with any Person if (i) the Borrower is the surviving Person or (ii) the surviving Person (any such Person, the “Successor Borrower”) (A) shall be an entity incorporated or formed under the laws of the United States, any state thereof or the District of Columbia, Luxembourg or the Cayman Islands and (B) assumes in writing all of the Borrower’s Obligations pursuant to documentation reasonably satisfactory to the Administrative Agent and provides to the Administrative Agent all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act, reasonably requested by the Administrative Agent (or any Lender, through the Administrative Agent), with results reasonably satisfactory to the Administrative Agent; and

(b) any Subsidiary may dissolve, liquidate, merge or otherwise consolidate with or into any Person; provided that if such other Person is the Borrower, such transaction shall comply with clause (a) above.

Upon any consolidation by the Borrower with or merger by the Borrower into any other Person, the successor Person formed by such consolidation or into which the Borrower is merged shall succeed to, and be substituted for, and may exercise every right and power of, the Borrower under this Agreement with the same effect as if such successor Person had been named as the Borrower herein.

7.03 Consolidated Interest Coverage Ratio. Permit the Consolidated Interest Coverage Ratio as of the last day of any fiscal quarter (commencing with the first full fiscal quarter ending after the Closing Date) of the Borrower to be less than 3.00 to 1.00.

7.04 Use of Proceeds. Directly or, to the knowledge of the Borrower, indirectly, use the proceeds of the Borrowings, or lend, contribute or otherwise make available such proceeds (a) for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation in any material respect of applicable Anti-Corruption Laws, (b) for the purpose of funding any activities of or business with any Sanctioned Person, to the extent such activities or business would be prohibited by Sanctions if conducted by a corporation incorporated in the United States or in a European Union member state, (c) for the purpose of funding any activities of or business in any Designated Jurisdiction, to the extent such activities or business would be prohibited by Sanctions if conducted by a corporation incorporated in the United States or in a European Union member state, or (d) in any other transaction that will result in a violation by any Person (including any Person participating in the transaction, whether as underwriter, advisor, investor or otherwise) of applicable Sanctions or the PATRIOT Act.

ARTICLE VIII.

EVENTS OF DEFAULT AND REMEDIES

8.01 Events of Default. Any of the following shall constitute an Event of Default:

(a) Non-Payment. The Borrower fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or L/C Borrowing or any reimbursement obligation in respect of any L/C Obligation, or (ii) within five Business Days after the same becomes due, any interest on any Loan or any L/C Obligation, or any fee due hereunder, or any other amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants. (i) The Borrower fails to perform or observe any term, covenant or agreement contained in Section 6.03 or (ii) the Borrower or any Subsidiary fails to perform or observe any term, covenant or agreement contained in Section 6.05(a) (with respect to the Borrower) or Article VII; or

(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after notice thereof from the Administrative Agent to the Borrower; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect (or, in the case of any representation or warranty qualified by reference to materiality or Material Adverse Effect, in any respect) when made or deemed made and such incorrect representation or warranty (if curable, including by a restatement of any relevant financial statements) shall remain incorrect for a period of 30 days after notice thereof from the Administrative Agent to the Borrower; or

(e) Cross-Default. Any Loan Party or any subsidiary thereof (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise, after giving effect to any applicable grace period) in respect of any Indebtedness or guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement relating to any such Indebtedness or guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, the effect of which default is to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such guarantee to become payable or cash collateral in respect thereof to be demanded; provided that this paragraph (e) shall not apply to (i) secured Indebtedness that becomes due as a result of the sale, transfer or other disposition (including as a result of a casualty or condemnation event) of the property or assets securing such Indebtedness (to the extent such sale, transfer or other disposition is not prohibited under this Agreement, and it being understood that clause (A) above will apply to any failure to pay any such Indebtedness above the Threshold Amount after it becomes due and payable), (ii) termination events or similar events occurring under any Swap Contract above the Threshold Amount (it being understood that clause (A) above will apply to any failure to make any payment required as a result of any such termination or similar event), (iii) any breach or default that is (I) remedied by the Borrower or the applicable subsidiary or (II) waived (including in the form of amendment) by the required holders of the applicable item of Indebtedness, in either case, prior to the acceleration of Loans or Commitments pursuant to this Article VIII, (iv) customary debt, asset sale, casualty and equity proceeds prepayment requirements contained in any bridge or other interim credit facility, (v) Indebtedness or a guarantee of any Person assumed in connection with the acquisition of such Person to the extent that such Indebtedness or guarantee is repaid, repurchased, prepaid, redeemed or defeased substantially concurrently with such acquisition or as required by the terms thereof as a result of the acquisition of such Person or (vi) the redemption of any Indebtedness incurred to finance an acquisition pursuant to any special mandatory redemption or similar provision; or

(f) Insolvency Proceedings, Etc. Any Loan Party or any of its Material Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any judicial manager, receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any judicial manager, receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or any Loan Party or any of their Material Subsidiaries is declared by the Minister for Finance of Singapore to be a company to which Part IX of the Companies Act, Chapter 50 of Singapore applies; or

(g) Judgments. There is entered against any Loan Party or any Material Subsidiary one or more enforceable final judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), and there is a period of 60 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect, or any judgment creditor shall legally attach or levy upon assets of such Person that are material to the businesses and operations of the Borrower and the Subsidiaries, taken as a whole, to enforce any such judgment; or

(h) Invalidity of Loan Documents. Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations (other than contingent indemnification obligations that survive the termination of any Loan Document), ceases to be in full force and effect; or any Loan Party contests in any manner the validity or enforceability of any material provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any provision of any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document, except to the extent otherwise permitted hereunder or thereunder; or

(i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which, when taken together with all other ERISA Events, has resulted or could reasonably be expected to result in a Material Adverse Effect, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect; or

(j) Change of Control. There occurs any Change of Control.

Notwithstanding anything in this Agreement to the contrary, each Lender and the Administrative Agent hereby acknowledge and agree that a restatement of historical financial statements shall not result in a Default hereunder (whether pursuant to Section 5.05 as it relates to a representation made with respect to such financial statements (including any interim unaudited financial statements) or pursuant to Section 6.01 as it relates to delivery requirements for financial statements) to the extent that such restatement does not reveal any material adverse difference in the financial condition, results of operations or cash flows of the Borrower and its subsidiaries in the previously reported information from actual results reflected in such restatement for any relevant prior period.

8.02 Remedies Upon Event of Default. Subject to Section 4.04, if any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) declare the commitment of each Lender to make Loans and the obligation of each L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c) require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the Minimum Collateral Amount with respect thereto); and

(d) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents;

provided, however, that subject to Section 4.04, upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and the obligation of each L/C Issuer to make L/C Credit Extensions shall automatically terminate, and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations pursuant to clause (c) above shall automatically become effective, in each case, without further act of the Administrative Agent or any Lender.

8.03 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall, subject to the provisions of Sections 2.14 and 2.15, be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the L/C Issuers (including fees, charges and disbursements of counsel to the respective Lenders and L/C Issuers and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, L/C Borrowings and other Obligations, ratably among the Lenders and the L/C Issuers in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings, ratably among the Lenders and the L/C Issuers in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of the L/C Issuers, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by the Borrower pursuant to Sections 2.03 and 2.14, ratably among the L/C Issuers in proportion to the respective amounts described in this clause Fifth held by them; and

Last, the balance, if any, after all of the Obligations have been paid in full (other than contingent indemnification obligations not yet due or owing), to the Borrower or as otherwise required by Law.

Subject to Sections 2.03(c) and 2.14, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

ARTICLE IX.

ADMINISTRATIVE AGENT

9.01 Appointment and Authority. Each of the Lenders and each of the L/C Issuers hereby irrevocably appoints Bank of America, N.A. to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuers, and the Loan Parties shall not have rights as third party beneficiaries of any such provisions, other than Section 9.06. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

9.02 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any of the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to the Administrative Agent by the Borrower, a Lender or an L/C Issuer.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Any assignor of a Loan or seller of a participation hereunder shall be entitled to rely conclusively on a representation of the assignee Lender or Participant in the relevant Assignment and Assumption or participation agreement, as applicable, that such assignee or purchaser is an Eligible Assignee. The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Lenders or Competitors. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Lender or Competitor or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information to, any Disqualified Lender or Competitor.

9.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or such L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or such L/C Issuer prior to the making of such Loan or the issuance, extension, renewal or increase of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

9.06 Resignation of Administrative Agent(a) . (a) The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuers and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with (unless an Event of Default under Section 8.01(a) or (f) has occurred and is continuing) the written consent of the Borrower (not to be unreasonably withheld or delayed), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders and the L/C Issuers, appoint, with (unless an Event of Default under Section 8.01(a) or (f) has occurred and is continuing) the written consent of the Borrower (not to be unreasonably withheld or delayed), a successor Administrative Agent meeting the qualifications set forth above, provided that in no event shall any such successor Administrative Agent be a Defaulting Lender. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable Law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, with (unless an Event of Default under Section 8.01(a) or (f) has occurred and is continuing) the written consent of the Borrower (not to be unreasonably withheld or delayed), appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuers under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each L/C Issuer directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than as provided in Section 3.01(g) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them (i) while the retiring or removed Administrative Agent was acting as Administrative Agent and (ii) after such resignation or removal for as long as any of them continues to act in any capacity hereunder or under the other Loan Documents, including in respect of any actions taken in connection with transferring the agency to any successor Administrative Agent.

9.07 Non-Reliance on Administrative Agent, Arrangers, Bookrunners, and Other Lenders. Each Lender and each L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent, the Syndication Agent, any Co-Documentation Agent, any Arranger, any Bookrunner, any Senior Managing Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and each L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Syndication Agent, any Co-Documentation Agent, any Arranger, any Bookrunner, any Senior Managing Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Arrangers, Bookrunners, the Syndication Agent, the Co-Documentation Agents or the Senior Managing Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an L/C Issuer hereunder.

9.09 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, the L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuers and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuers and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuers and the Administrative Agent under Sections 2.03(h) and (i), 2.09 and 10.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and each L/C Issuer to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or any L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or any L/C Issuer in any such proceeding.

ARTICLE X.

MISCELLANEOUS

10.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders, the Borrower or the applicable Loan Party which is signatory to the Loan Document subject to amendment, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) [reserved];

(b) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(c) postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender or L/C Issuer directly affected thereby;

(d) reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iv) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest or Letter of Credit Fees at the Default Rate;

(e) change Section 8.03 without the written consent of each Lender adversely affected thereby;

(f) release all or substantially all of the Guarantors without written consent of each Lender (other than as otherwise permitted under the Loan Documents);

(g) change any provision of this Section or the definition of “Required Lenders”, “Required Revolving Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender or Revolving Lender, as applicable;

(h) change or waive Section 4.02 without the written consent of (i) the Required Lenders and (ii) to the extent not included in clause (i), each of the Signing Date Lenders;

(i) change or waive Section 4.03 as it relates to Credit Extensions under the Revolving Facility without the written consent of the Required Revolving Lenders; or

(j) amend Section 1.06 or the definition of “Alternative Currency” without the written consent of each L/C Issuer;

and provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by an L/C Issuer in addition to the Lenders required above, affect the rights or duties of such L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it, (ii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document, (iii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto and (iv) any provision of this Agreement or any other Loan Document may be amended by an agreement in writing entered into by the Borrower and the Administrative Agent to cure any ambiguity, omission, defect, technical error or inconsistency without the consent of any Lender or any L/C Issuer. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.

Notwithstanding any provision herein to the contrary, this Agreement may be amended with the written consent of the Required Lenders, the Administrative Agent, the Borrower (i) to add one or more additional revolving credit or term loan facilities to this Agreement and to permit the extensions of credit and all related obligations and liabilities arising in connection therewith from time to time outstanding to share ratably (or on a basis subordinated to the existing facilities hereunder) in the benefits of this Agreement and the other Loan Documents with the obligations and liabilities from time to time outstanding in respect of the existing facilities hereunder, and (ii) in connection with the foregoing, to permit, as deemed appropriate by the Administrative Agent and approved by the Required Lenders, the Lenders providing such additional credit facilities to participate in any required vote or action required to be approved by the Required Lenders or by any other number, percentage or class of Lenders hereunder.

For purposes of any amendment, waiver or modification of any Loan Document (including such modifications pursuant to this Section 10.01), or any plan of reorganization pursuant to the U.S. Bankruptcy Code, that in either case does not require the consent of each Lender or each affected Lender or does not adversely affect such Affiliated Lender in any material respect as compared to other Lenders, Affiliated Lenders will be deemed to have voted in the same proportion as the Lenders that are not Affiliated Lenders voting on such matter; and each Affiliated Lender hereby acknowledges, agrees and consents that if, for any reason, its vote to accept or reject any plan pursuant to the U.S. Bankruptcy Code is not deemed to have been so voted, then such vote will be (x) deemed not to be in good faith and (y) “designated” pursuant to Section 1126(e) of the U.S. Bankruptcy Code such that the vote is not counted in determining whether the applicable class has accepted or rejected such plan in accordance with Section 1126(c) of the U.S. Bankruptcy Code; provided that Affiliated Debt Funds will not be subject to such voting limitations and will be entitled to vote as any other Lender.

10.02 Notices; Effectiveness; Electronic Communication.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or internationally recognized overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrower, the Administrative Agent or an L/C Issuer, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower).

Notices and other communications sent by hand or internationally recognized overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders and the L/C Issuers hereunder may be delivered or furnished by electronic communication (including e-mail, FpML messaging and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or any L/C Issuer pursuant to Article II if such Lender or such L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent, each L/C Issuer and the Borrower may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, any L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s, any other Loan Party’s or the Administrative Agent’s transmission of Borrower Materials or notices through the Platform, any other electronic platform or electronic messaging service, or through the Internet except to the extent such losses, claims, damages, liabilities or expenses are found to have resulted from the gross negligence, bad faith or willful misconduct of such Agent Party by a final and nonappealable judgment of a court of competent jurisdiction; provided that in no event shall any Agent Party have any liability to the Borrower, any other Loan Party, any Lender, any L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct and actual damages).

(d) Change of Address, Etc. Each of the Borrower, the Administrative Agent and each L/C Issuer may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent and the L/C Issuers. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or their its securities for purposes of United States Federal or state securities laws.

(e) Reliance by Administrative Agent, L/C Issuers and Lenders. The Administrative Agent, the L/C Issuers and the Lenders shall be entitled to rely and act upon any notices (including telephonic notices, Loan Notices and Letter of Credit Applications) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify, on a joint and several basis, the Administrative Agent, each L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower, except to the extent resulting from the gross negligence, bad faith or willful misconduct of such Person as determined by a final and nonappealable judgment of a court of competent jurisdiction. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.03 No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders and the L/C Issuers; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any L/C Issuer from exercising the rights and remedies that inure to its benefit (solely in its capacity as an L/C Issuer) hereunder and under the other Loan Documents, (c) any

Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.13), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

10.04 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. To the extent the Acquisition is consummated or the Closing Date otherwise occurs, the Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements one firm of outside counsel for the Administrative Agent), in connection with the syndication of the Facilities, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions of this Agreement or any other Loan Document and (ii) all reasonable and documented out-of-pocket expenses incurred by the L/C Issuers in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, any Lender or any L/C Issuer (including the fees, charges and disbursements of one firm of outside counsel for the Administrative Agent, the L/C Issuers and the Lenders, taken as a whole (and, in the case of an actual or perceived conflict of interest where such of the Administrative Agent, the Lender and the L/C Issuer that is affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel, of another firm of outside counsel for the Administrative Agent, such Lender or such L/C Issuer, as the case may be), and, if necessary, of a single firm of outside local counsel in each appropriate jurisdiction (which may include a single firm of special counsel acting in multiple jurisdictions) and of such other outside counsel retained with the prior written consent of the Borrower (not to be unreasonably withheld or delayed)), (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such reasonable, documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), the Syndication Agent, the Co-Documentation Agents, the Bookrunners, the Arrangers, the L/C Issuers, the Senior Managing Agents and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and reasonable and documented out-of-pocket fees and expenses (including the fees, charges and disbursements of one firm of outside counsel for the Indemnitees, taken as a whole and, if necessary, of a single firm of outside local counsel in each appropriate jurisdiction (which may include a single firm of special counsel acting in multiple jurisdictions) material to the interests of all such Indemnitees, taken as a whole (and, in the case of an actual or perceived conflict of interest where the Indemnitee affected by such conflict notifies the Borrower of the existence of such conflict and thereafter retains its own counsel, of another firm of outside counsel for such Indemnitee)), joint or several, to which any such Indemnitee may become subject to the extent arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the syndication of Commitments hereunder, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the Transactions or any other transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by an L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit) and (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, in each case whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, or any director, shareholder or creditor of the foregoing, and regardless of whether any Indemnitee is a party thereto, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related fees or expenses (in the cases of clauses (A) and (B), as determined by a court of competent jurisdiction by final and nonappealable judgment) to have resulted from either (A) the bad faith, gross negligence or willful misconduct of such Indemnitee or any of its Related Indemnified Person, (B) the material breach of such Indemnitee’s or its Related Indemnified Person’s obligations hereunder or under any other Loan Document or (C) a dispute solely among Indemnitees (other than any claims against any Indemnitee in its capacity as the Administrative Agent, the Syndication Agent, a Co-Documentation Agent, or Bookrunner, Arranger or Senior Managing Agent or any similar role under the Loan Documents) not arising from any act or omission of the Borrower or any Subsidiary or Affiliate of the foregoing. Without limiting the provisions of Section 3.01(c), this Section 10.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), any L/C Issuer or any Related Party of any of the foregoing, and without limiting the obligations of the Borrower to do so, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such L/C Issuer, in each case in its capacity as such, or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Credit Exposure at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), provided further that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or such L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or such L/C Issuer in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, the Borrower shall not assert, and hereby waives, and acknowledges that no other Person shall have, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the bad faith, gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e) Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f) Survival. The agreements in this Section and the indemnity provisions of Section 10.02(e) shall survive the resignation of the Administrative Agent or any L/C Issuer, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.05 Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, any L/C Issuer or any Lender, or the Administrative Agent, any L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, such L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and each L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect, in the applicable currency of such recovery or payment. The obligations of the Lenders and the L/C Issuers under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its respective rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (e) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuers and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans under any Facility (including for purposes of this subsection (b), participations in L/C Obligations) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) [Reserved]

(ii) Minimum Amounts.

(A) in the case of (x) an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under a particular Facility, (y) contemporaneous assignments to related Approved Funds (determined after giving effect to such assignment) that equal at least the amount specified in paragraph (b)(ii)(B) of this Section in the aggregate, or (z) an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(ii)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the trade date, shall not be less than $25,000,000 or a whole multiple of $10,000,000 in excess thereof unless each of the Administrative Agent and, so long as no Event of Default under Section 8.01(a) or (f) has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(iii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned;

(iv) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(ii)(B) of this Section and, in addition:

(A) (x) Prior to (and including) the Closing Date, the prior written consent of the Borrower (such consent to be provided in the Borrower’s sole discretion) shall be required and (y) after the Closing Date, the prior written consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default under Section 8.01(a) or (f) has occurred and is continuing at the time of such assignment or (2) (i) in the case of an assignment of Term Loans, such assignment is to a Lender, or an Affiliate or Approved Fund thereof, and (ii) in the case of an assignment under the Revolving Facility, such assignment is to a Revolving Lender or an Affiliate thereof; provided that the Borrower shall (solely with respect to clause (y)) be deemed to have consented to any such assignment of a Term Loan unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and

(C) the consent of each L/C Issuer (not to be unreasonably withheld or delayed) shall be required for any assignment of Revolving Commitments.

(v) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that (i) the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment and (ii) neither a Non-Accepting Lender nor a Non-Consenting Lender shall be required to execute an Assignment and Assumption and such Assignment and Assumption shall become effective upon execution thereof by the other parties thereto, the payment of the processing and recordation fee (if applicable) and the satisfaction of the other conditions set forth in Section 10.13 and, if applicable, Section 2.16(c). The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(vi) No Assignment to Certain Persons. No such assignment shall be made (A) to those Persons separately identified as “disqualified lenders” in a posting to all Lenders (including Public Lenders) on the Platform or another similar electronic system as of the Closing Date (each, together with its Affiliates described in clause (C) below, a “Disqualified Lender”), (B) to those Persons who are competitors of the Borrower that are separately clearly identified by name in writing by the Borrower and posted to all Lenders (including Public Lenders) on the Platform or another similar electronic system from time to time (each, together with its Affiliates described in clause (C) below, a “Competitor”); provided that, notwithstanding anything herein to the contrary, (i) in no event shall being identified as a “Competitor” pursuant to this clause (B) or a Disqualified Lender retroactively disqualify any parties that have previously acquired an assignment hereunder that is otherwise permitted from becoming a Lender, (ii) if the Borrower provides written consent to assignment to an entity identified as a Disqualified Lender or Competitor, such entity will not be considered a Disqualified Lender or Competitor, as applicable, for the purpose of such assignment, (C) to any Affiliate (other than a bona fide debt fund primarily engaged in, or that advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds or similar extensions of credit or securities in the ordinary course) of a Person identified pursuant to clause (A) or (B) above that is either (x) identified in writing by the Borrower from time to time or (y) clearly identifiable as an Affiliate of such Person on the basis of such Affiliate’s name, (D) to any Defaulting Lender or any of its subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (D), or (E) to a natural Person (or to a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural Person). It being understood that the Administrative Agent and any Lender may share the list referenced in clauses (A), (B) and (C) above with any Lender or potential Lender at any time in their sole discretion.

(vii) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, any L/C Issuer or any Lender hereunder (and interest accrued thereon) and (B) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower (and such agency being solely for Tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and related interest amounts) of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the L/C Issuers and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower, the L/C Issuers (with respect to the Revolving Facility only) and, with respect to its interests only, any Lender, at any reasonable time and from time to time upon reasonable prior notice. This Section 10.06(c) and Section 2.11 shall be construed so that all Loans are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any related United States Treasury Regulations (or any other relevant or successor provisions of the Code or of such United States Treasury Regulations). No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this subsection.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower, the Administrative Agent or any L/C Issuer, sell participations to any Person (other than natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural Person, a Disqualified Lender, a Competitor or a Defaulting Lender) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the L/C Issuers and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 10.04(c) without regard to the existence of any participation.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 (subject to the requirements and limitations therein, including the requirements under Section 3.01(e)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section (it being understood that the documentation required under Section 3.01(e) shall be delivered to the Lender who sells the participation); provided that such Participant (A) agrees to be subject to the provisions of Sections 3.06 and 10.13 as if it were an assignee under subsection (b) of this Section and (B) shall not be entitled to receive any greater payment under Sections 3.01 or 3.04, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 3.06 with respect to any Participant. To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.13 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and related interest amounts) of each Participant’s interest in the Loans or other obligations under the Loan Documents, which register complies with the requirements of Sections 163(f), 871(h) and 881(c)(2) of the Code and the United States Treasury Regulations promulgated thereunder (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c)

of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central banking authority; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f) Assignments to Affiliated Lenders. Any Lender may, at any time, assign all or a portion of its rights and obligations under this Agreement to the Affiliated Lenders (and such Affiliated Lenders may contribute the same to the Borrower), subject to the following limitations:

(i) Affiliated Lenders will not receive information provided solely to Lenders by the Administrative Agent or any Lender and will not be permitted to attend or participate in meetings attended solely by the Lenders and the Administrative Agent, other than the right to receive notices of Borrowings, notices of prepayments and other administrative notices in respect of its Loans or Commitments required to be delivered to Lenders pursuant to Article II; provided, however, that the foregoing provisions of this clause will not apply to the Affiliated Debt Funds;

(ii) for purposes of any amendment, waiver or modification of any Loan Document (including such modifications pursuant to Section 10.01), or, subject to the last paragraph of Section 10.01, any plan of reorganization or similar dispositive restructuring plan pursuant to the U.S. Bankruptcy Code, that in either case does not require the consent of each Lender or each affected Lender or does not adversely affect such Affiliated Lender in any material respect as compared to other Lenders, Affiliated Lenders will be deemed to have voted in the same proportion as the Lenders that are not Affiliated Lenders voting on such matter; and each Affiliated Lender hereby acknowledges, agrees and consents that if, for any reason, its vote to accept or reject any plan pursuant to the U.S. Bankruptcy Code is not deemed to have been so voted, then such vote will be (A) deemed not to be in good faith and (B) “designated” pursuant to Section 1126(e) of the U.S. Bankruptcy Code such that the vote is not counted in determining whether the applicable class has accepted or rejected such plan in accordance with Section 1126(c) of the U.S. Bankruptcy Code; provided that Affiliated Debt Funds will not be subject to such voting limitations and will be entitled to vote as any other Lender;

(iii) the aggregate principal amount of Term Loans purchased by assignment pursuant to this Section 10.06 and held at any one time by Affiliated Lenders (other than Affiliated Debt Funds) may not exceed 25.0% of the outstanding principal amount of all Term Loans plus the outstanding principal amount of all term loans made pursuant to any Incremental Term Loan calculated at the time such Loans are purchased (such percentage, the “Affiliated Lender Cap”); provided that to the extent any assignment to an Affiliated Lender would result in the aggregate principal amount of all Loans held by Affiliated Lenders exceeding the Affiliated Lender Cap, the assignment of such excess amount will be void ab initio;

(iv) Affiliated Lenders may not purchase or otherwise be the assignee of Revolving Loans or Revolving Commitments; and

(v) the assigning Lender and the Affiliated Lender purchasing such Lender’s Loans shall execute and deliver to the Administrative Agent an assignment agreement substantially in the form of Exhibit D-2 hereto; provided that each Affiliated Lender agrees to notify the Administrative Agent and the Borrower promptly (and in any event within 10 Business Days) if it acquires any Person who is also a Lender, and each Lender agrees to notify the Administrative Agent and the Borrower promptly (and in any event within 10 Business Days) if it becomes an Affiliated Lender.

Notwithstanding anything in Section 10.01 or the definition of “Required Lenders” to the contrary, for purposes of determining whether the Required Lenders have (i) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom, (ii) otherwise acted on any matter related to any Loan Document, or (iii) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, the aggregate amount of Loans held by any Affiliated Debt Funds shall be deemed to be not outstanding to the extent in excess of 49.9% of the amount required for all purposes of calculating whether the Required Lenders have taken any actions.

Each Affiliated Lender by its acquisition of any Loans outstanding hereunder will be deemed to have waived any right it may otherwise have had to bring any action in connection with such Loans against the Administrative Agent, in its capacity as such, and will be deemed to have acknowledged and agreed that the Administrative Agent shall have no liability for any losses suffered by any Person as a result of any purported assignment to or from an Affiliated Lender.

(g) Assignments to the Borrower. Assignments of Term Loans under the Term A-3 Facility or the Term A-5 Facility to the Borrower or any Subsidiary shall be permitted through open market purchases and/or “Dutch auctions”, so long as any offer to purchase or take by assignment (other than through open market purchases which may be consummated with individual Lenders on a non-pro rata basis) by such Person shall have been made to all Lenders under the applicable Facility, so long as (i) no Event of Default has occurred and is continuing, (ii) the Term Loans purchased are immediately cancelled and (iii) no proceeds from any loan under the Revolving Facility shall be used to fund such assignments. The Borrower and the Subsidiaries may not purchase or otherwise be the assignee of Revolving Loans or Revolving Commitments.

(h) Cancellation / Retirement of Loans. Upon any contribution of Loans to the Borrower and upon any purchase of Loans by the Borrower or any Subsidiary, (i) the aggregate principal amount (calculated on the face amount thereof) of such Loans shall automatically be cancelled and retired by the Borrower on the date of such contribution or purchase (and, if requested by the Administrative Agent, with respect to a contribution of Loans, any applicable contributing Lender shall execute and deliver to the Administrative Agent an Assignment and Assumption, or such other form as may be reasonably requested by the Administrative Agent, in respect thereof pursuant to which the respective Lender assigns its interest in such Loans to the Borrower for immediate cancellation) and (ii) the Administrative Agent shall record such cancellation or retirement in the Register.

10.07 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Lenders and the L/C Issuers agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective officers, directors, employees, advisors (including legal counsel), independent auditors, professionals and other experts, agents or representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential, and any failure of such Persons to comply with this Section 10.07 shall constitute a breach of this Section 10.07 by the Administrative Agent, the relevant L/C Issuer or the relevant Lender, as applicable), (b) to the extent (i) requested or demanded by any regulatory authority having jurisdiction over such Person or its Related Parties, pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law, rule or regulation or compulsory legal process based on the reasonable advice of counsel, or otherwise required by applicable law or by any subpoena or similar legal process or (ii) reasonably necessary in connection with the exercise of remedies with respect to, or the enforcement of, such Person’s rights under any Loan Document; provided that, (A) in each case, unless prohibited by applicable law or court order, such Person shall, to the extent practicable, promptly notify the Borrower thereof prior to disclosure (other than any such request in connection with an audit or examination conducted by bank accountants or any governmental bank or other regulatory authority exercising examination or regulatory authority) and (B) in the case of clause (ii) only, and at the Borrower’s sole expense, such Person shall use its reasonable best efforts to ensure that such Information is kept confidential in connection with the exercise of such remedies, (c) to any other party hereto, (d) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement, or any Eligible Assignee invited to be a Lender pursuant to Sections 2.16(c) or 2.17(c) or (ii) any actual or prospective party (or its or its Affiliates’ partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder; provided that such information shall not be shared with any Competitors previously identified to the Administrative Agent and Lenders pursuant to Section 10.06(b)(vi), (e) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its subsidiaries or the credit facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, (f) with the consent of the Borrower, (g) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to or is independently developed by the Administrative Agent, any Lender, any L/C Issuer or any of their respective Affiliates from a source other than the Borrower that is not to such Lender’s knowledge subject to confidentiality obligations to the Borrower or (h) to any Person who is a Person, or who belongs to a class of Persons, specified in the second column of the Third Schedule to the Banking Act, Chapter 19 of Singapore (the “Banking Act”). In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration of this Agreement, the other Loan Documents and the Commitments. For purposes of this Section, “Information” means all information received from the Borrower or any subsidiary thereof relating to the Borrower or any subsidiary thereof or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or any L/C Issuer on a nonconfidential basis prior to disclosure by the Borrower or any subsidiary thereof; provided that, in the case of information received from the Borrower or any subsidiary thereof after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Lenders and the L/C Issuers acknowledges that (a) the Information may include material non-public information concerning the Borrower or its subsidiaries, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States federal and state securities Laws. Notwithstanding the foregoing, nothing in this Section 10.07 is to be construed as constituting an agreement between any Loan Party and any of the Administrative Agent, the Lenders or the L/C Issuers for a higher degree of confidentiality than that prescribed in Section 47 of, and in the Third Schedule to, the Banking Act.

10.08 Right of Setoff. If an Event of Default under Section 8.01(a) or (f) shall have occurred and be continuing, each Lender, each L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency, but excluding deposits in (a) payroll accounts, (b) health savings accounts, worker’s compensation accounts and other employee benefits accounts, (c) withholding tax accounts and (d) fiduciary or escrow accounts) at any time held and other obligations (in whatever currency) at any time owing by such Lender, such L/C Issuer or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party then due and owing under this Agreement or any other Loan Document to such Lender or such L/C Issuer or their respective Affiliates, irrespective of whether or not such Lender, such L/C Issuer or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party are owed to a branch, office or Affiliate of such Lender or such L/C Issuer different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that, in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.15 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the L/C Issuers and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, each L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such L/C Issuer or their respective Affiliates may have. Each Lender and each L/C Issuer agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.09 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents, the Fee Letter and any separate letter agreements with respect to fees payable to the Administrative Agent or any L/C Issuer constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.

10.11 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or (except as may be Cash Collateralized in an amount equal to the Minimum Collateral Amount or as otherwise agreed by the applicable L/C Issuer) any Letter of Credit shall remain outstanding.

10.12 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent or the L/C Issuers, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

10.13 Replacement of Lenders. If the Borrower is entitled to replace a Lender pursuant to the provisions of Section 3.06, or if any Lender is a Defaulting Lender, Non-Accepting Lender or a Non-Consenting Lender or if any other circumstance exists hereunder that gives the Borrower the right to replace a Lender as a party hereto, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights (other than its existing rights to payments pursuant to Sections 3.01 and 3.04) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a) the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 10.06(b);

(b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from (or on behalf of) the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(d) such assignment does not conflict with applicable Laws; and

(e) in the case of an assignment resulting from a Lender becoming a Non-Accepting Lender or a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

10.14 Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK; PROVIDED THAT, NOTWITHSTANDING THE FOREGOING, IT IS UNDERSTOOD AND AGREED THAT (A) THE DETERMINATION OF THE ACCURACY OF ANY SPECIFIED ACQUISITION AGREEMENT REPRESENTATION AND WHETHER AS A RESULT OF ANY INACCURACY THEREOF THE BORROWER (OR ITS AFFILIATE) HAS THE RIGHT (TAKING INTO ACCOUNT ANY APPLICABLE CURE PROVISIONS) TO TERMINATE THE BORROWER’S (AND/OR ITS) OBLIGATIONS UNDER THE ACQUISITION AGREEMENT OR THE RIGHT TO DECLINE TO CONSUMMATE THE ACQUISITION, (B) THE DETERMINATION OF WHETHER THE ACQUISITION HAS BEEN CONSUMMATED IN ACCORDANCE WITH THE TERMS OF THE ACQUISITION AGREEMENT, AND (C) THE INTERPRETATION OF THE DEFINITION OF COMPANY MATERIAL ADVERSE EFFECT (AS DEFINED IN THE ACQUISITION AGREEMENT (AS IN EFFECT ON THE ACQUISITION SIGNING DATE)) AND WHETHER A COMPANY MATERIAL ADVERSE EFFECT (AS DEFINED IN THE ACQUISITION AGREEMENT (AS IN EFFECT ON THE ACQUISITION SIGNING DATE)) HAS OCCURRED, IN EACH CASE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS (AS DEFINED IN THE ACQUISITION AGREEMENT) OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO CONFLICTS OF LAWS PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF THE LAW (AS DEFINED IN THE ACQUISITION AGREEMENT) OF ANY OTHER STATE.

(b) SUBMISSION TO JURISDICTION. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR

OTHERWISE, AGAINST ANY OTHER PARTY HERETO, OR ANY RELATED PARTY OF THE FOREGOING, IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK SITTING IN NEW YORK COUNTY, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

(c) WAIVER OF VENUE. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

10.15 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.16 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower and each other Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the

Syndication Agent, the Arrangers, the Co-Documentation Agents, the Senior Managing Agents, the L/C Issuers and the Lenders are arm’s-length commercial transactions between the Borrower, each other Loan Party and their respective Affiliates, on the one hand, and the Administrative Agent, the Syndication Agent, the Arrangers, the Co-Documentation Agents, the Senior Managing Agents, the L/C Issuers and the Lenders, on the other hand, (B) the Borrower and the other Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower and each other Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, the Syndication Agent, each Arranger, each Co-Documentation Agent, each Senior Managing Agent, each L/C Issuer and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, any other Loan Party or any of their respective Affiliates, or any other Person and (B) none of the Administrative Agent, the Syndication Agent, the Arrangers, the Co-Documentation Agents, the Senior Managing Agents, any L/C Issuer or any Lender has any obligation to the Borrower, any other Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Syndication Agent, the Arrangers, the Co-Documentation Agents, the Senior Managing Agents, the L/C Issuers and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, any other Loan Party and their respective Affiliates, and none of the Administrative Agent, the Syndication Agent, the Arrangers, the Co-Documentation Agents, the Senior Managing Agents, any L/C Issuer or any Lender has any obligation to disclose any of such interests to the Borrower, any other Loan Party or any of their respective Affiliates. To the fullest extent permitted by Law, each of the Borrower and each other Loan Party hereby agrees not to assert any claims that it may have against the Administrative Agent, the Syndication Agent, the Arrangers, the Co-Documentation Agents, the Senior Managing Agents, any L/C Issuer or any Lender with respect to any alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.17 Electronic Execution of Assignments and Certain Other Documents. The words “execute,” “execution,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Assumptions, amendments or other modifications, Loan Notices, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state Laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.

10.18 USA PATRIOT Act. Each Lender and each L/C Issuer that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender or any L/C Issuer) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender, such L/C Issuer or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the Act. The Borrower shall, promptly following a request by the Administrative Agent, any Lender or any L/C Issuer, provide all documentation and other information that the Administrative Agent, such Lender or such L/C Issuer requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

10.19 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower and the other Loan Parties in respect of any such sum due from it to the Administrative Agent, any Lender or any L/C Issuer hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent, such Lender or such L/C Issuer, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent, such Lender or such L/C Issuer, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent, any Lender or any L/C Issuer from the Borrower or any other Loan Party in the Agreement Currency, the Borrower agree, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent, such Lender or such L/C Issuer, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent, any Lender or any L/C Issuer in such currency, the Administrative Agent, such Lender or such L/C Issuer, as the case may be, agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable Law).

10.20 ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

10.21 Lender ERISA Representation.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

(c) For purposes of this Section 10.21, the following definitions apply to each of the capitalized terms below:

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

10.22 Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Solely to the extent any Lender or any L/C Issuer that is an EEA Financial Institution is a party to this Agreement and notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an EEA Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

10.23 California Judicial Reference. If any action or proceeding is filed in a court of the State of California by or against any party hereto in connection with any of the transactions contemplated by this Agreement or any other Loan Document, (a) the court shall, and is hereby directed to, make a general reference pursuant to California Code of Civil Procedure Section 638 to a referee (who shall be a single active or retired judge) to hear and determine all of the issues in such action or proceeding (whether of fact or of law) and to report a statement of decision, provided that at the option of any party to such proceeding, any such issues pertaining to a “provisional remedy” as defined in California Code of Civil Procedure Section 1281.8 shall be heard and determined by the court, and (b) without limiting the generality of Section 10.04, the Borrower shall be solely responsible to pay all fees and expenses of any referee appointed in such action or proceeding.

ARTICLE XI.

GUARANTEE

11.01 Guarantors. Any time after the Effective Date, the Borrower, in consultation with the Administrative Agent, may cause any Domestic Subsidiary of the Borrower and, to the extent reasonably acceptable to the Administrative Agent, any Foreign Subsidiary of the Borrower to guarantee the Obligations of the Borrower under the Loan Documents by delivering to the Administrative Agent customary joinder documentation reasonably acceptable to the Administrative Agent, and pursuant to which such Person shall become a “Guarantor” for all purposes under this Agreement and each other Loan Document and shall be bound by all of the obligations and shall have all of the rights of a “Guarantor” under this Agreement and each other Loan Document including, without limitation, providing the guarantee of the Guaranteed Obligations as set forth in this Article XI.

11.02 Guarantee. Each Closing Date Guarantor hereby, and upon becoming a Guarantor pursuant to Section 11.01, each other Guarantor, on a joint and several basis, unconditionally guarantees (the undertaking of each Guarantor contained in this Article XI being a “Guarantee”) the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all Obligations of the Borrower now or hereafter existing under the Loan Documents, whether for principal, interest, fees, expenses or otherwise (such obligations, collectively, being the “Guaranteed Obligations”). Each Guarantee is a guaranty of payment and not of collection. Each Closing Date Guarantor hereby, and upon becoming a Guarantor pursuant to Section 11.01 each other Guarantor, agrees that, as between each Guarantor and the Administrative Agent, the Guaranteed Obligations may be declared to be due and payable for purposes of its Guarantee notwithstanding any stay (including any stay imposed by the commencement by or against the Borrower of any proceeding under any Debtor Relief Laws naming the Borrower as the debtor in such proceeding), injunction or other prohibition which may prevent, delay or vitiate any declaration as regards the Borrower and that in the event of a declaration or attempted declaration, the Guaranteed Obligations shall immediately become due and payable by the Guarantors for purposes of its Guarantee. Anything contained herein to the contrary notwithstanding, the obligations of each Guarantor hereunder at any time shall, without further action by any Guarantor or any other Person, be automatically limited and reduced to an aggregate amount equal to the largest amount that would not render such Guarantor’s obligations hereunder invalid and unenforceable or otherwise subject to avoidance as a fraudulent transfer or conveyance under Section 548 of the U.S. Bankruptcy Code or any comparable provisions of any similar federal or state law (including the Uniform Fraudulent Conveyance Act and the Uniform Fraudulent Transfer Act) or subordinated to the claims of other creditors as determined in such proceeding.

11.03 Guaranty Absolute. Each Closing Date Guarantor hereby, and upon becoming a Guarantor pursuant to Section 11.01 each other Guarantor, guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of this Agreement, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Administrative Agent, the L/C Issuers or the Lenders with respect thereto. The liability of each Guarantor under its Guarantee shall be absolute and unconditional irrespective of:

(a) any lack of validity, enforceability or genuineness of any provision of any Loan Document, any Guaranteed Obligations or any other agreement or instrument relating thereto;

(b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations, or any other amendment or waiver of or any consent to departure from this Agreement;

(c) any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Guaranteed Obligations;

(d) any law or regulation of any jurisdiction or any other event affecting any term of a Guaranteed Obligation; or

(e) any other circumstance which might otherwise constitute a defense available to, or a discharge of, any Guarantor or the Borrower.

Each Guarantee shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by the Administrative Agent, any L/C Issuer or any Lender upon the insolvency, bankruptcy or reorganization of the Borrower or otherwise, all as though such payment had not been made.

11.04 Waivers.

(a) Each Closing Date Guarantor hereby, and upon becoming a Guarantor pursuant to Section 11.01 each other Guarantor, waives promptness, diligence, notice of acceptance and any other notice with respect to any of the Guaranteed Obligations and its Guarantee and any requirement that the Administrative Agent, any L/C Issuer or any Lender protect, secure, perfect or insure any security interest or lien or any property subject thereto or exhaust any right or take any action against the Borrower or any other Person or any collateral.

(b) Each Closing Date Guarantor hereby, and upon becoming a Guarantor pursuant to Section 11.01 each other Guarantor, irrevocably waives any claims or other rights that it may now or hereafter acquire against the Borrower that arise from the existence, payment, performance or enforcement of the obligations of any Guarantor under its Guarantee, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Administrative Agent, any L/C Issuer or any Lender against the Borrower or any collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from the Borrower, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right. If any amount shall be paid to any Guarantor in violation of the preceding sentence at any time prior to the later of the payment in full of the Guaranteed Obligations and all other amounts payable under such Guarantor’ Guarantee and the applicable Maturity Date, such amount shall be held in trust for the benefit of the Administrative Agent, any L/C Issuer and the Lenders and shall forthwith be paid to the Administrative Agent to be credited and applied to the Guaranteed Obligations and all other amounts payable under such Guarantor’s Guarantee, whether matured or unmatured, in accordance with the terms of this Agreement and such Guarantor’s Guarantee, or to be held as collateral for any Guaranteed Obligations or other amounts payable under the Guarantee thereafter arising. Each Closing Date Guarantor hereby, and upon becoming a Guarantor pursuant to Section 11.01 each other Guarantor, acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Agreement and its Guarantee and that the waiver set forth in this Section 11.04(b) is knowingly made in contemplation of such benefits.

11.05 Continuing Guaranty. Each Guarantee is a continuing guaranty and shall (i) remain in full force and effect until payment in full of the Guaranteed Obligations (including any and all Guaranteed Obligations which remain outstanding after the applicable Maturity Date) and all other amounts payable under its Guarantee, (ii) be binding upon each Guarantor and its successors and assigns, and (iii) inure to the benefit of and be enforceable by the Lenders, the L/C Issuers, the Administrative Agent and their respective successors, transferees and assigns.

11.06 Release of Guarantors. If in compliance with the terms and provisions of this Agreement, any Guarantor ceases to constitute a Subsidiary, then such Guarantor shall, in the discretion of the Borrower upon notice in writing to the Administrative Agent, automatically be released from its obligations under this Agreement or any other Loan Document, including its Guarantee set forth in this Article XI, and thereafter such Person shall no longer constitute a Guarantor under this Agreement or any other Loan Documents. In the event that (A) a Ratings Event has occurred (or shall, substantially concurrently with the release of any Guarantee hereunder, occur) and (B) any Guarantor ceases to (or shall, substantially concurrently with the release of its Guarantee hereunder, cease to) guarantee any Indebtedness described under clause (a) of the definition thereof of the Borrower in aggregate outstanding principal amount equal to or greater than the Threshold Amount, then such Guarantor shall, in the discretion of the Borrower upon notice in writing to the Administrative Agent, be automatically released from its obligations under this Agreement and each other Loan Document, including its Guarantee set forth in this Article XI, and thereafter such Person shall no longer constitute a Guarantor under this Agreement or any other Loan Document.

At the request of the Borrower, the Administrative Agent shall, at the Borrower’s expense, execute such documents as are reasonably necessary to acknowledge any such release in accordance with this Section 11.06, so long as the Borrower shall have provided the Administrative Agent a certificate, signed by a Responsible Officer of the Borrower, certifying as to satisfaction of the requirements set forth above and the release of such Guarantor’s Guarantee in compliance with this Agreement.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BROADCOM INC.,
as Borrower

By:	/s/ Thomas H. Krause, Jr.
	Name:	Thomas H. Krause, Jr.
	Title:	Chief Financial Officer and Vice
President

BROADCOM PTE. LTD.,
as Guarantor

By:	/s/ Thomas H. Krause, Jr.
	Name:	Thomas H. Krause, Jr.
	Title:	Chief Financial Officer, Vice
President and Secretary

BROADCOM CORPORATION,
as Guarantor

By:	/s/ Thomas H. Krause, Jr.
	Name:	Thomas H. Krause, Jr.
	Title:	Director

BROADCOM CAYMAN FINANCE LIMITED,
as Guarantor

By:	/s/ Thomas H. Krause, Jr.
	Name:	Thomas H. Krause, Jr.
	Title:	Chief Financial Officer

[Signature Page to Credit Agreement]

BANK OF AMERICA, N.A.,
as Administrative Agent

By:	/s/ Anthea Del Bianco
	Name:	Anthea Del Bianco
	Title:	Vice President

[Signature Page to Credit Agreement]

BANK OF AMERICA, N.A.,
as a Lender and L/C Issuer

By:	/s/ Jeannette Lu
	Name:	Jeannette Lu
	Title:	Director

[Signature Page to Credit Agreement]

DEUTSCHE BANK AG NEW YORK BRANCH,
as a Lender and L/C Issuer

By:	/s/ Ming K. Chu
	Name:	Ming K. Chu
	Title:	Director

By:	/s/ Virginia Cosenza
	Name:	Virginia Cosenza
	Title:	Vice President

[Signature Page to Credit Agreement]

BANK OF MONTREAL,
as a Lender and L/C Issuer

By:	/s/ Michael Kus
	Name:	Michael Kus
	Title:	Managing Director

[Signature Page to Credit Agreement]

BARCLAYS BANK PLC,
as a Lender and L/C Issuer

By:	/s/ Ming K. Chu
	Name:	Ming K. Chu
	Title:	Director

[Signature Page to Credit Agreement]

BNP PARIBAS,
as a Lender and L/C Issuer

By:	/s/ Nicole Rodriguez
	Name:	Nicole Rodriguez
	Title:	Director

By:	/s/ Ade Adedeji
	Name:	Ade Adedeji
	Title:	Vice President

[Signature Page to Credit Agreement]

Citibank, N.A., as a Lender and L/C Issuer

By:	/s/ Susan M. Olsen
	Name:	Susan M. Olsen
	Title:	Vice President

[Signature Page to Credit Agreement]

Citicorp North America, Inc., as a Lender

By:	/s/ Susan M. Olsen
	Name:	Susan M. Olsen
	Title:	Vice President

[Signature Page to Credit Agreement]

HSBC BANK USA, N.A.,
as a Lender and L/C Issuer

By:	/s/ Aleem Shamji
	Name:	Aleem Shamji
	Title:	Director

[Signature Page to Credit Agreement]

JPMORGAN CHASE BANK, N.A.,
as a Lender and L/C Issuer

By:	/s/ Inderjeet Singh Aheja
	Name:	Inderjeet Singh Aheja
	Title:	Vice President

[Signature Page to Credit Agreement]

MIZUHO BANK, LTD.,
as a Lender and L/C Issuer

By:	/s/ Donna DeMagistris
	Name:	Donna DeMagistris
	Title:	Authorized Signatory

[Signature Page to Credit Agreement]

MUFG BANK, LTD.,
as a Lender and L/C Issuer

By:	/s/ Matthew Antioco
	Name:	Matthew Antioco
	Title:	Director

[Signature Page to Credit Agreement]

ROYAL BANK OF CANADA,
as a Lender and L/C Issuer

By:	/s/ Kamran Khan
	Name:	Kamran Khan
	Title:	Authorized Signatory

[Signature Page to Credit Agreement]

THE BANK OF NOVA SCOTIA,
as a Lender and L/C Issuer

By:	/s/ Jason Rinne
	Name:	Jason Rinne
	Title:	Director

[Signature Page to Credit Agreement]

SOCIÉTÉ GÉNÉRALE,
as a Lender and L/C Issuer

By:	/s/ Jonathan Logan
	Name:	Jonathan Logan
	Title:	Director

SOCIÉTÉ GÉNÉRALE,
as a Lender and L/C Issuer

By:	/s/ Richard Bernal
	Name:	Richard Bernal
	Title:	Managing Director

[Signature Page to Credit Agreement]

SUMITOMO MITSUI BANKING CORPORATION,
as a Lender and L/C Issuer

By:	/s/ Katsuyuki Kubo
	Name:	Katsuyuki Kubo
	Title:	Managing Director

[Signature Page to Credit Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as a Lender and L/C Issuer

By:	/s/ Dhiren Desai
	Name:	Dhiren Desai
	Title:	Director

[Signature Page to Credit Agreement]

AUSTRALIA AND NEW ZEALAND BANKING GROUP LIMITED,
as a Lender and L/C Issuer

By:	/s/ Robert Grillo
	Name:	Robert Grillo
	Title:	Director

[Signature Page to Credit Agreement]

COMMERZBANK AG, NEW YORK BRANCH,
as a Lender

By:	/s/ Paolo de Alessandrini
	Name:	Paolo de Alessandrini
	Title:	Managing Director

By:	/s/ Jenny Shum
	Name:	Jenny Shum
	Title:	Vice President

[Signature Page to Credit Agreement]

DBS BANK LTD.,
as a Lender

By:	/s/ Santanu Mitra
	Name:	Santanu Mitra
	Title:	Executive Director

[Signature Page to Credit Agreement]

SUNTRUST BANK,
as a Lender

By:	/s/ Christian Sumulong
	Name:	Christian Sumulong
	Title:	Vice President

[Signature Page to Credit Agreement]

TD BANK, N.A.,
as a Lender

By:	/s/ Jason Siewert
	Name:	Jason Siewert
	Title:	Senior Vice President

[Signature Page to Credit Agreement]

THE TORONTO-DOMINION BANK, NEW YORK BRANCH,
as a Lender

By:	/s/ Annie Dorval
	Name:	Annie Dorval
	Title:	Authorized Signatory

[Signature Page to Credit Agreement]

COMPASS BANK D/B/A BBVA COMPASS,
as a Lender

By:	/s/ Matias Cruces
	Name:	Matias Cruces
	Title:	Managing Director

[Signature Page to Credit Agreement]

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,
as a Lender

By:	/s/ Judith Smith
	Name:	Judith Smith
	Title:	Authorized Signatory

By:	/s/ D. Andrew Maletta
	Name:	D. Andrew Maletta
	Title:	Authorized Signatory

[Signature Page to Credit Agreement]

GOLDMAN SACHS BANK USA,
as a Lender

By:	/s/ Ryan Durkin
	Name:	Ryan Durkin
	Title:	Authorized Signatory

[Signature Page to Credit Agreement]

MORGAN STANLEY BANK, N.A.,
as a Lender

By:	/s/ Michael King
	Name:	Michael King
	Title:	Authorized Signatory

[Signature Page to Credit Agreement]

OVERSEA-CHINESE BANKING CORPORATION LIMITED, LOS ANGELES AGENCY,
as a Lender

By:	/s/ Charles Ong
	Name:	Charles Ong
	Title:	General Manager

[Signature Page to Credit Agreement]

STANDARD CHARTERED BANK,
as a Lender

By:	/s/ Rodrigo Vega
	Name:	Rodrigo Vega
	Title:	MD, LSS Americas

[Signature Page to Credit Agreement]